Exhibit (b)

AGREED FORM

To:	Atlas Luxco S.à r.l., a private limited company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 53, Boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B274990 (the "Company" or "you")

Attn:	The Directors

Dated: ________ 2024

Project Meria – Commitment Letter: Interim Facilities

1.	Introduction

1.1	We are pleased to set out in this deed (this "letter") (which shall be executed and delivered by each of us as a deed) and the other Commitment Documents the terms and conditions on which we are willing to arrange and underwrite 100% of $8,000 million (in the amounts specified opposite our name in paragraph 3.2 below) of senior secured facilities comprising:

(a)	a $2,600 million senior secured term loan facility ("Interim Facility B1");

(b)	a $900 million senior secured term loan facility ("Interim Facility B2");

(c)	a $3,800 million senior secured term loan facility ("Interim Facility B3");

(d)	a $100 million senior secured revolving credit facility ("Interim Revolving Facility 1"); and

(e)	a $600 million senior secured revolving credit facility ("Interim Revolving Facility 2", together with Interim Facility B1, Interim Facility B2, Interim Facility B3 and Interim Revolving Facility 1, the "Interim Facilities").

1.2	The Interim Facilities are to be provided in connection, inter alia, with the Acquisitions, refinancing existing indebtedness of the Group (including the Margin Loan and any indebtedness of the Target Group) and paying any fees, costs and expenses payable in connection with such Acquisitions or refinancing (together with such refinancing, payment of such fees, costs and expenses and all related steps, the "Transaction") by the Company or certain other members of the Group in each case in accordance with the purposes set out in the Agreed Form Interim Facilities Agreement (as defined below).

1.3	The Company will be indirectly owned and controlled by:

(a)	the Initial Investor; and

(b)	any other investors within the definition of Permitted Holders (as defined in the Agreed Form Interim Facilities Agreement) (together with the Initial Investor, the "Investors").

1.4	Our commitments are provided on the terms and conditions set out in:

(a)	this letter;

(b)	the agreed form of interim facilities agreement attached to this letter as Appendix A (Agreed Form Interim Facilities Agreement) (the "Agreed Form Interim Facilities Agreement"); and

(c)	the fee letter dated on or around the date of this letter between the parties to this letter in respect of the Interim Facilities (the "Fee Letter"),

the documents described in this paragraph 1.4 (other than paragraph (b) above) together with the Interim Facilities Agreement (as defined in paragraph 2.1 below), as such documents may be amended, amended and restated, supplemented, modified, varied or replaced from time to time in accordance with the amendment provisions contained within the relevant document, being the "Commitment Documents".

1.5	In the Commitment Documents, unless otherwise specified, references to:

"Additional Commitment Party" means each Additional Arranger and each Additional Underwriter.

"Affiliate" means, in relation to any person:

(a)	a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	any other person (including any limited partnership) which owns or controls or is owned or controlled by that person or is under common ownership or control with that person; and

(c)	in respect of any Commitment Party, any of its Related Funds.

"Arranger" means each Initial Arranger and each Additional Arranger (as applicable).

"Business Day" has the meaning given to it in the Agreed Form Interim Facilities Agreement.

"Commitment Party" means each Initial Commitment Party and each Additional Commitment Party.

"Group" has the meaning given to that term in the Agreed Form Interim Facilities Agreement.

"Holding Company" means in relation to any person, any other body corporate or other entity of which it is a Subsidiary.

"including" means including without limitation, and "includes" and "included" shall be construed accordingly.

"Initial Commitment Party" means the Initial Arranger and the Initial Underwriter.

"Initial Investor" means Mr. Xavier NIEL, of French nationality, born on 25 August 1967, in Maisons-Alfort (France).

"Interim Closing Date" means the first date on which Interim Facility B1, Interim Facility B2 and/or Interim Facility B3 is drawn in order to complete any Acquisition.

"Interim Lender" has the meaning given to it in the Agreed Form Interim Facilities Agreement.

"Investor Affiliate" means (i) an Investor and each of its Affiliates, (ii) any sponsor, limited partnerships or entities managed or advised by an Investor or any of its Affiliates, (iii) any trust of an Investor or any of its Affiliates or in respect of which any such persons are a trustee, (iv) any partnership of an Investor or any of its Affiliates or in respect of which any such persons are a partner and (v) any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates, but excluding (in each case) (A) any fund or entity that is affiliated with or managed and/or advised by any Investor where the principal business of such affiliated fund or entity is investing in debt, (B) any unrestricted Subsidiary and (C) any member of the Group.

"Margin Loan" has the meaning given to it in the Agreed Form Interim Facilities Agreement.

"Offer Termination Date" has the meaning given to it in the Agreed Form Interim Facilities Agreement.

"Related Fund" means, in relation to a fund (the "first fund"), any other fund which is managed or advised by (i) the same investment manager or investment adviser as the first fund or (ii) an Affiliate of the investment manager or investment adviser of the first fund.

"Subsidiary" means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting share capital or similar or equivalent ownership interests, provided that "control" for this purpose means the power to direct the management and policies of the entity whether through the ownership of share capital or similar or equivalent ownership interests, contract or otherwise.

"Target" means Millicom International Cellular S.A.

"Target Group" means the Target and its Subsidiaries.

"Underwriter" means each Initial Underwriter and each Additional Underwriter (as applicable).

1.6	Words and expressions defined in a Commitment Document (or, prior to the execution of the Interim Facilities Agreement, the Agreed Form Interim Facilities Agreement) have the same meaning in this letter and each other Commitment Document unless otherwise provided or the context otherwise requires.

1.7	In addition, in this letter and the other Commitment Documents, unless otherwise provided or if the context requires, a reference to "we", "us", "our" or the like shall be construed as a reference to the Commitment Parties each acting individually or together as the context requires.

2.	Financing and Commitment

2.1	We are pleased to confirm our unconditional and irrevocable undertaking to enter into and execute (and/or to procure that any relevant Affiliate of ours enters into and executes) by no later than twenty-four (24) hours following written request by the Company (or such shorter time as we agree to), an interim facilities agreement (the "Interim Facilities Agreement") in respect of the Interim Facilities in substantially the form of the Agreed Form Interim Facilities Agreement and including:

(a)	such conforming amendments as shall be required to give effect to the appointment of any person which is to act as Interim Facility Agent and/or Interim Security Agent (each as defined in the Agreed Form Interim Facilities Agreement); and

(b)	such other amendments which the parties hereto have agreed.

2.2	The obligations under the Interim Facilities Agreement shall be separately enforceable in accordance with its terms and subject only to the conditions set out in the Interim Facilities Agreement. The provisions of this letter will also remain in full force and effect notwithstanding the entry into the Interim Facilities Agreement and the advance of funds thereunder, unless this letter has been terminated in accordance with its terms.

2.3	We further refer to the letter from us dated on or around the date of this letter relating to the conditions precedent set out in Schedule 3 (Conditions Precedent) to the Agreed Form Interim Facilities Agreement, as such letter may be amended, amended and restated, supplemented, modified, varied or replaced from time to time (the "Interim CP Satisfaction Letter").

2.4	The terms and conditions of this letter shall continue to apply for the purposes of paragraph (b) of clause 3.1 (Conditions Precedent) of the Interim Facilities Agreement (once executed) and accordingly, we confirm, in our various capacities under the Interim Facilities Agreement, that:

(a)	all documents, evidence and other conditions to first utilisation of the Interim Facilities referred to in paragraph 2.2(a) of the Interim CP Satisfaction Letter have been received by us, are in form and substance satisfactory to us and as such the corresponding conditions precedent have been satisfied; and

(b)	all documents, evidence and other conditions to first utilisation of the Interim Facilities referred to in paragraph 2.2(b) of the Interim CP Satisfaction Letter:

(i)	are in an agreed form and each Commitment Party will enter into (and/or instruct the Interim Facility Agent and/or the Interim Security Agent (each as defined in the Agreed Form Interim Facilities Agreement) to enter into) any such documents in such agreed form (where applicable); and

(ii)	once executed and/or delivered in such agreed form (together with such amendments as are not materially adverse to the interests of the Original Interim Lenders (taken as a whole) under the Interim Finance Documents (as defined in the Agreed Form Interim Facilities Agreement) or any other changes or additions approved by the Arrangers (acting reasonably and in good faith)), as the case may be, by the Company (or such other relevant party):

(A)	will be in form and substance satisfactory to us; and

(B)	will be accepted by us in satisfaction of the corresponding conditions precedent in the Interim Facilities Agreement, which will be treated as having been satisfied on the date of such execution and/or delivery and following which the Interim Facilities shall be unconditionally available for utilisation.

2.5	In addition, each Commitment Party agrees that to the extent it or any of its Affiliates (each a "Relevant Affiliate") is the provider of or party to any Existing Facilities (as defined in the Agreed Form Interim Facilities Agreement) or any bank guarantee, letter of credit, hedging arrangement, ancillary facility arrangement, credit support arrangement, working capital facility or similar arrangement under or in connection with any existing indebtedness of the Group and/or the Target Group or any other local, working capital, liquidity arrangement or financial accommodation provided to the Group and/or the Target Group, without prejudice to any requirement or obligation that the Margin Loan is repaid on or about the Settlement Date (each an "Existing Arrangement") it will (and will cause its Relevant Affiliates to), if so requested by the Company and/or the Target, grant any consent which may be necessary and/or desirable in connection with the Transaction to extend, continue and rollover any such Existing Arrangement to which it or any of its Relevant Affiliates is a party and/or (as applicable) make such Existing Arrangement available in full under (or pursuant to the ‘bank guarantee’ provisions of) the Interim Facilities, provided that no additional fees, compensation or other economics shall be due in connection with such consent.

3.	Appointment

3.1	Upon acceptance of the offer set out in this letter and subject to the terms of this letter (including paragraphs 3.3 and 15.4 below), and except as otherwise provided in the Commitment Documents, the Company:

(a)	appoints each Arranger as an arranger, mandated lead arranger, global coordinator and bookrunner of the Interim Facilities and the Arranger hereby agrees to act in such capacity (each an "Initial Arranger");

(b)	appoints each Underwriter as an underwriter and original lender of the Interim Facilities and the Underwriter hereby agrees to act in such capacities (each an "Initial Underwriter"); and

(c)	subject to paragraph 3.3 below, agrees that no additional arrangers, bookrunners, underwriters or original lenders of the Interim Facilities will be appointed other than in accordance with this letter or the other Commitment Documents.

3.2	Each Initial Arranger shall arrange and each Initial Underwriter shall underwrite and make available the Interim Facilities as follows:

Arranger / Underwriter	Interim Facility B1 ($)	Interim Facility B2 ($)	Interim Facility B3 ($)	Interim Revolving Facility 1 ($)	Interim Revolving Facility 2 ($)
BNP Paribas	650,000,000	225,000,000	950,000,000	25,000,000	150,000,000
Crédit Agricole Corporate and Investment Bank	650,000,000	225,000,000	950,000,000	25,000,000	150,000,000
J.P. Morgan SE / JPMorgan Chase Bank, N.A., London Branch	390,000,000	135,000,000	570,000,000	15,000,000	90,000,000
Natixis	260,000,000	90,000,000	380,000,000	10,000,000	60,000,000
Société Générale	650,000,000	225,000,000	950,000,000	25,000,000	150,000,000
Total	2,600,000,000	900,000,000	3,800,000,000	100,000,000	600,000,000

3.3	Notwithstanding any other provision in the Commitment Documents, the Agreed Form Interim Facilities Agreement and/or the Interim Finance Documents, the Commitment Parties acknowledge and agree that the Company may, by no later than the date falling twenty (20) Business Days from (and excluding) the Countersignature Date (as such date may be extended from time to time with the consent of the Commitment Parties (each acting reasonably)), mandate and appoint one or more other banks, financial institutions or other persons as Additional Commitment Parties under each of the Interim Facilities , provided that:

(a)	any reduction in the commitments of the Original Commitment Parties and any Additional Commitment Party previously appointed in accordance with this paragraph 3.3 (the "Existing Commitment Parties") in the Interim Facilities in order to accommodate an Additional Commitment Party's participation shall be made pro rata across the commitments of the Existing Commitment Parties in the Interim Facilities, unless otherwise agreed with the Existing Commitment Parties;

(b)	such Additional Commitment Parties are awarded no better titles than the Original Commitment Parties (as determined by the Company, in good faith);

(c)	the aggregate amount of commitments allocated to Additional Commitment Parties shall not exceed an amount equal to twenty-five per cent. (25%) across all of the Interim Facilities;

(d)	no Additional Commitment Party shall be allocated any greater percentage of commitments in either Interim Facility B3 or Interim Revolving Facility 2 than the percentage of commitments allocated to such Additional Commitment Party in the Interim Facility B1, Interim Facility B2 and Interim Revolving Facility 1;

(e)	we and any Additional Commitment Party participate in the Facilities on the same terms contained within this letter (or terms more favourable to the Commitment Parties) (other than with respect to the amount of our and any Additional Commitment Party's commitments in the Interim Facilities which may be different) and the other Commitment Documents with the same pro rata economics in relation to their commitments under the relevant Interim Facility with all such fees in respect of a Facility being split pro rata to our and any Additional Commitment Party's respective commitments under that Facility (other than (i) any agency or similar fees payable to us or (ii) an Additional Commitment Party pursuant to any agency fee letters); and

(f)	an Additional Commitment Party is not an Investor Affiliate.

3.4	The Company agrees to use commercially reasonable efforts including using its existing lending relationships to mandate and appoint such Additional Commitment Parties pursuant to paragraph 3.3.

3.5	We hereby undertake, upon the request of the Company, to enter into new Commitment Documents and any other documents reasonably requested by the Company to amend or replace the Commitment Documents, the Agreed Form Interim Facilities Agreement and/or the Interim Finance Documents to reflect any changes necessary to facilitate the appointment of any Additional Commitment Party and (where applicable) to join such Additional Commitment Party as a party to the relevant document, provided that no such changes shall be materially adverse to us.

3.6	We acknowledge that the Interim Facility Agent and the Interim Security Agent shall be appointed by the Company in accordance with this letter and the Interim Facilities Agreement as agreed between the parties at the relevant time.

3.7	The obligations of the Commitment Parties are several. No Commitment Party is responsible for the obligations of any other Commitment Party.

4.	Conditions

4.1	The commitment of (i) each Arranger to arrange and manage the Interim Facilities and (ii) each Underwriter to underwrite, provide and act as original lender in respect of the relevant proportion of the Interim Facilities, on the terms and subject to the conditions set out in the Interim Facilities Agreement (including our undertaking in paragraph 2.1 above), is not subject to any conditions, express or implied other than the absence of any illegality in respect of the Arrangers or Underwriters arranging or underwriting the Interim Facilities after the date of this letter and provided that where applicable, such illegality alone will not excuse any other Arranger or Underwriter from participating in the relevant Interim Utilisation and will not in any way affect the obligations of any other Arranger or Underwriter.

4.2	For the avoidance of doubt and notwithstanding any provision to the contrary in the Commitment Documents, we hereby acknowledge and agree that, upon signing the Interim Facilities Agreement, our obligation to provide the Interim Facilities is subject only to the terms and conditions set out in the Interim Facilities Agreement and nothing in the Commitment Documents (including, without limitation, any breach or termination of this letter or any failure to agree any documents pursuant to paragraph 2 (Financing and Commitment)) above shall prevent us from funding, participating or making available the Interim Facilities in accordance with the provisions of the Interim Facilities Agreement.

4.3	Each Commitment Party confirms that:

(a)	it has completed and is satisfied with the results of:

(i)	all client identification procedures in respect of the Topco (as defined in the Agreed Form Interim Facilities Agreement) and the Company (as defined in the Agreed Form Interim Facilities Agreement) that it is required to carry out in connection with making the Interim Facilities available in connection with the Transaction and assuming its other liabilities and assuming and performing its obligations under the Commitment Documents and otherwise in respect of the Transaction, in each case in compliance with all applicable laws, regulations and internal requirements (including all applicable anti-corruption, anti-money laundering, anti-terrorist financing and other "know your customer" laws, regulations, rules and/or requirements); and

(ii)	all due diligence which has been carried out by it, or on its behalf, in connection with the Transaction (and assuming its liabilities and assuming and performing its obligations under the Commitment Documents), the Group and the Target Group and other agreed purposes and that it has no further due diligence requirements;

(b)	it has obtained all necessary approvals (including credit committee approvals and all other relevant internal approvals) to allow it, and it is not illegal in any applicable jurisdiction for it, to (and there are no further internal impediments to) arrange, manage, underwrite and/or make available the Interim Facilities in the amounts specified in this letter and does not require any further internal credit sanctions or other approvals in order to do so; and

(c)	it has received, reviewed and is satisfied with the form of:

(i)	each of the legal opinions set out in paragraph 3 of Part I (Conditions Precedent to Signing) of Schedule 3 (Conditions Precedent) to the Agreed Form Interim Facilities Agreement;

(ii)	the Offer Announcement; and

(iii)	the Tax Structure Memorandum;

in each case, in such form provided to the Commitment Parties on or prior to the date of this letter; and

(d)	it will accept in satisfaction of any condition precedent to the availability of the Interim Facilities requiring delivery of any document described in paragraph (c) above, a final version of that document which is not different in respects which are materially adverse to interests of the Underwriter in its capacity as original lender of the Interim Facilities compared to the version of that document accepted pursuant paragraph (c) above.

(e)	For the avoidance of doubt, no reliance will be given on the Tax Structure Memorandum as a condition to utilisation of any Interim Facility.

5.	Fees, Costs and Expenses

5.1	All fees, costs and expenses of the Commitment Parties shall be paid in accordance with the provisions of the Fee Letter.

5.2	Subject to paragraph 5.3 below, no fees or other closing payments (including arrangement, underwriting, market participation, ticking and commitment fees), costs or expenses will be payable unless the Settlement Date has occurred.

5.3	Reasonable, properly incurred and pre-agreed legal costs, expenses and disbursements in connection with the drafting and the negotiating of the Commitment Documents and any other pre-agreed costs or expenses, in each case, up to an amount agreed between the Commitment Parties and the Company (or on its behalf) and subject to a broken deal discount will be payable by the Company (or on its behalf) even if the Interim Closing Date or the Settlement Date do not occur.

6.	Payments

6.1	All payments to be made under the Commitment Documents:

(a)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account with such bank as the relevant Commitment Party shall notify to the Company with at least five (5) Business Days' prior written notice;

(b)	shall be paid without set off or counterclaim and free and clear from any deduction or withholding for or on account of any tax (a "Tax Deduction") unless a Tax Deduction is required by law; and

(c)	are exclusive of any value added tax or similar charge ("VAT"), except where a Commitment Party (or any of its Affiliates) has exercised an option to treat any of the supplies as subject to VAT, in which case all amounts payable hereunder shall be inclusive of VAT to the extent such VAT arises from the exercising of such option.

6.2	Subject to paragraph 6.3 below:

(a)	if a Tax Deduction is required to be made by law on a payment under any Commitment Document, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required, except to the extent that:

(i)	(in the case of a Tax Deduction imposed by a jurisdiction other than France) such Tax Deduction would not have arisen but for: (i) the beneficiary of such payment (or any of its Affiliates) being resident in or having any present or former connection with the jurisdiction imposing the relevant tax, other than any connection arising solely as a result of receiving payments hereunder; or (ii) the failure of the beneficiary of such payment (or any of its Affiliates) to provide any form, certificate, document or other information that would have reduced or eliminated such Tax Deduction where such form, certificate, document or other information was reasonably requested in writing by the Company except where the beneficiary of such payment (or any of its Affiliates) is not legally permitted to provide the requested form, certificate, document or other information; or

(ii)	(in the case of a Tax Deduction imposed by France) such Tax Deduction is imposed because: (1) the recipient: (x) is not a resident of a jurisdiction that has entered into a tax treaty with France containing a "Business Profits" clause similar to the "Business Profits" clause contained in the OECD Model Tax Convention on Income and on Capital and/or is not fully entitled to the benefits of such tax treaty in respect of such payment; or (y) is either domiciled or established in a non-cooperative state or territory as set out in the list referred to in Article 238-0 A of the French Code général des impôts, as such list may be amended from time to time (a "Non-Cooperative Jurisdiction"); or (2) such payment is made to an account held by the recipient with a financial institution established in a Non-Cooperative Jurisdiction; or such Tax Deduction would not have arisen but for the failure of the recipient of such payment to comply with the immediate following sentence. Upon reasonable request from the Company, (A) each recipient not acting from France shall, no later than five (5) Business Days prior to the date on which a relevant payment is due to be made: (x) provide the Company with a valid and current tax residency certificate from such recipient's jurisdiction of residence confirming that it is resident of that jurisdiction within the meaning of the relevant tax treaty entered into between that jurisdiction and France; and (y) confirm that it is fully entitled to the benefits of such tax treaty; and (B) each recipient shall confirm that it is not incorporated, organised or acting from a Non-Cooperative Jurisdiction;

(b)	subject to sub-paragraph (c) of paragraph 6.1 above, if VAT is or becomes chargeable in respect of an amount payable by the Company to a Commitment Party under the Commitment Documents which constitutes consideration for any supply for VAT purposes and such Commitment Party (or a member of a group which it is part of for VAT purposes) is required to account to the relevant tax authority for the VAT, the Company shall pay (or procure the payment of) (in addition to any other consideration for the relevant supply) an amount equal to the VAT chargeable on that supply to the relevant Commitment Party (subject to such Commitment Party promptly providing an appropriate VAT invoice to the recipient of the supply to which such VAT relates) in accordance with applicable laws; and

(c)	for the avoidance of doubt, where a Commitment Document requires that a Commitment Party or Indemnified Person is to be reimbursed or indemnified for any cost or expenses, such reimbursement or indemnification (as the case may be) shall include any VAT incurred on such cost or expense, save to the extent that the relevant Commitment Party or Indemnified Person reasonably determines (acting reasonably and in good faith) that it (or a member of a group for VAT purposes of which it is part) is entitled to credit or repayment in respect of such VAT from a tax authority.

6.3	Paragraphs 6.1 and 6.2 above shall not apply in respect of any amounts paid or payable under the Interim Facilities Agreement, which shall be made in accordance with the terms of the Interim Facilities Agreement.

7.	Information

7.1	At the times set out in paragraph 7.2 below, the Company represents and warrants to the Commitment Parties that, to its knowledge:

(a)	the material written factual information (taken as a whole) provided to the Commitment Parties by, or on behalf of, any other member of the Group (excluding the Target Group) in connection with the Transaction (the "Information") is true and accurate in all material respects on:

(i)	where such Information is dated, the date of such Information;

(ii)	where such Information is stated to be accurate as at a particular date or stated to be given by reference to the facts and circumstances existing on a particular date, the date such Information is stated to be accurate or the date of the facts and circumstances by reference to which such Information is stated to be given; or

(iii)	otherwise, the date on which such Information is provided; and

(b)	nothing has occurred or been omitted and no information has been given or withheld that results in the Information being untrue or misleading in any material respect (taken as a whole) in light of the circumstances under which such statements were or are made.

7.2	The representations and warranties set out in paragraph 7.1 above are deemed to be made by the Company on the date of this letter and by reference to the facts and circumstances then existing on the date hereof (or otherwise in respect of the period to which the relevant Information or projections are expressed to relate or the representations in respect thereof are expressed to be given).

7.3	The Company acknowledges that the Commitment Parties will be relying on the Information without carrying out independent verification.

8.	Indemnity

8.1	Subject to paragraphs 8.2 to 8.6 below, the Company shall within ten (10) Business Days of written demand (together with reasonably detailed back up documentation supporting such demand) indemnify and hold harmless the Commitment Parties and any of their respective Affiliates and any of their (or their respective Affiliates') directors, officers, agents, advisers and employees (as applicable) in each case in their capacity as an arranger, underwriter and/or original lender (each an "Indemnified Person") against any cost, expense, loss, liability incurred by or awarded against such Indemnified Person as a result of any action, claim, investigation or proceeding (including any action, claim, investigation or proceeding to preserve or enforce rights), commenced or threatened, in relation to the Commitment Documents (including the arranging or underwriting of the Interim Facilities), except to the extent such cost, expense, loss or liability resulted:

(a)	directly from the fraud, gross negligence or wilful misconduct of an Indemnified Person;

(b)	from an Indemnified Person breaching a term of or not complying with any of its obligations under any Commitment Document, Interim Finance Document or Confidentiality Undertaking (as defined in paragraph 10.3 below); or

(c)	from or relates to any disputes solely among Indemnified Persons and not arising out of any act or omission of the Company or any of its Affiliates.

This paragraph 8.1 shall not apply to the extent that the relevant cost, expense, loss or liability incurred by or awarded against the Indemnified Person falls within any of the categories set out in clause 10.2 (Exceptions from gross-up), paragraph (b) of clause 10.3 (Tax Indemnity) or paragraph (b) of clause 11.1 (Increased Costs) of the Agreed Form Interim Facilities Agreement.

8.2	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Person shall only be indemnified if (where legally permissible to do so, and where possible for the relevant Indemnified Person to do so without breaching any confidentiality obligations it owes to any person) it:

(a)	notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event and this provision;

(b)	consults with the Company fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(c)	conducts such claim, action or proceeding properly and diligently; and

(d)	does not settle any such claim, action or proceeding without the Company's prior written consent (such consent not to be unreasonably withheld or delayed).

8.3	The indemnity in paragraph 8.1 above shall, in the case of legal fees, costs and expenses, be limited to legal fees, costs and expenses of:

(a)	one lead legal counsel of appropriate experience and expertise to the Indemnified Persons (taken as a whole);

(b)	where reasonably necessary, one local legal counsel of appropriate experience and expertise in any applicable jurisdiction outside the jurisdiction in which the lead legal counsel described in paragraph (a) above is instructed; and

(c)	in the case of a conflict of interest:

(i)	one additional lead counsel of appropriate experience and expertise to the affected Indemnified Persons similarly situated (taken as a whole); and

(ii)	where reasonably necessary, one additional local legal counsel of appropriate experience and expertise to the affected Indemnified Persons similarly situated (taken as a whole), in any applicable jurisdiction outside the jurisdiction in which the lead legal counsel described in paragraph (c)(i) above is instructed.

8.4	The indemnity in paragraph 8.1 above:

(a)	shall not apply to any cost, expense, loss or liability falling within any of the categories set out in clause 10.2 (Exceptions from gross up) or paragraph (b) of clause 11.1 (Increased Costs) of the Agreed Form Interim Facilities Agreement; or

(b)	shall not extend to any indirect, special, punitive or consequential losses or damages.

8.5	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 8 so that each Indemnified Person may rely on it, subject always to the terms of paragraphs 9 (Third Party Rights) and 23 (Contractual Recognition of Bail-In) below.

8.6	No Commitment Party shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 8.1 above.

8.7	Neither (x) any Indemnified Person, nor (y) the Investors (or any of their respective subsidiaries or Affiliates), the Company (or any of its Subsidiaries or Affiliates), any member of the Group or Target Group or any other Borrower (or any of their respective Subsidiaries or Affiliates) shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Interim Facilities or the Commitment Documents.

9.	Third Party Rights

9.1	Except as otherwise expressly provided in the Commitment Documents, the terms of the Commitment Documents may be enforced only by a party to such Commitment Documents and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

9.2	Notwithstanding any term of the Commitment Documents, no consent of a third party is required for any termination or amendment of the relevant Commitment Documents.

10.	Confidentiality

10.1	Each of the parties to this letter acknowledges that the Commitment Documents and all Confidential Information (as defined in paragraph 10.3 below) are confidential and may include price-sensitive and/or material non-public information.

10.2	No party to this letter shall (and each party shall ensure that none of its Affiliates (or any of their respective directors, officers, employees and agents) shall), without the prior written consent of each of the other parties to this letter, disclose the Commitment Documents or their contents or any Confidential Information to any other person except:

(a)	as required by applicable law or as requested by any applicable governmental, tax or other regulatory authority (including any Applicable Securities Law or Relevant Regulator) or by any applicable stock exchange or if required in connection with any legal, administrative or arbitration proceedings, provided that the person to whom Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that disclosing party (acting reasonably and in good faith), it is not practicable so to do in the circumstances;

(b)	to its Affiliates and each of their (or their respective Affiliates') respective directors, officers, partners, auditors, insurance brokers, employees, agents and professional advisers (and employees of each of the foregoing) on a confidential and need-to-know basis for the purposes of the Interim Facilities, provided that the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking (unless such person is an employee of a party or such party's Affiliate) and has been made aware of and agreed to be bound by the obligations under this paragraph 10 or is in any event subject to confidentiality obligations as a matter of law or professional practice;

(c)	to any bank, financial institution or other person and any of their respective Affiliates and professional advisers with whom it is discussing the transfer, assignment or participation of any commitment or obligation under any Commitment Document in compliance with the terms of the Commitment Documents, provided that:

(i)	the disclosing party must obtain the prior written consent of the Company prior to providing Confidential Information to such person; and

(ii)	the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, unless the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(d)	to any rating agencies or reputable actual or potential providers of credit risk insurance in relation to the Interim Facilities, who, in each case, have been made aware of, and agree to be bound by, the obligations under this paragraph 10 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(e)	as part of any "due diligence" defence where the recipients have been made aware of, and agree to be bound by, the obligations under this paragraph 10 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(f)	by the Company (or any of its Affiliates or any of their respective directors, officers, employees and agents) (provided that fee amounts and other economics within the Commitment Documents (as relevant) are redacted or otherwise withheld, but only to the extent permitted by Applicable Securities Laws, any Relevant Regulator, other applicable laws and/or directors’ duties), to:

(i)	any actual or potential direct or indirect investor in the Company, any Investor or any of their respective Affiliates and/or advisers;

(ii)	management or shareholders of the Group (including the Target Group) and/or any of their professional advisers in connection with the Acquisitions; and/or

(iii)	any person who may join as an Additional Commitment Party or otherwise as an arranger, underwriter, manager, bookrunner or lender of the Interim Facilities,

in each case, provided that the person to whom the Confidential Information is to be given has been made aware of and agreed to be bound by the obligations under this paragraph 10, has entered into a Confidentiality Undertaking or is in any event subject to confidentiality obligations as a matter of law or professional practice or by virtue of the provisions of the governing documents of the Investors; and/or

(g)	with the prior written consent of the Company.

10.3	In this letter:

"Confidential Information" means:

(a)	the Commitment Documents and all of their terms; and

(b)	all information relating to the Company, the Group, the Investors, the Target Group, the Transaction, the Interim Finance Documents, the Interim Facilities which is provided to a Commitment Party or any of their Affiliates or advisers (the "Receiving Party") in relation to the Transaction, the Interim Finance Documents, the Interim Facilities by the Company, the Group, the Investors, the Target Group or any of their Affiliates or advisers (the "Providing Party"), in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by the Receiving Party of a confidentiality agreement to which that Receiving Party is party;

(ii)	is identified in writing at the time of delivery as non-confidential by the Providing Party; or

(iii)	is known by the Receiving Party before the date the information is disclosed to the Receiving Party by the Providing Party or is lawfully obtained by the Receiving Party after that date, from a source which is, as far as the Receiving Party is aware, unconnected with the Providing Party, the Company, the Investors, the Group or the Target Group and which, in either case, as far as the Receiving Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the form of the latest version of such undertaking recommended by the Loan Market Association or in any other form reasonably agreed by the Company and in each case capable of being relied upon by, and not capable of being materially amended without the consent of, the Company.

11.	Publicity and Announcements

11.1	All publicity in connection with the Interim Facilities shall be managed jointly by the Commitment Parties and the Company.

11.2	Subject to paragraph 3 (Appointment) above, no public announcements regarding the Interim Facilities or any appointment of any Commitment Party shall be made without the prior written consent of the Commitment Parties and the Company.

12.	Conflicts

12.1	The provisions of this paragraph 12 are without prejudice to and subject to the obligations of the parties under paragraph 10 (Confidentiality).

12.2	Each Commitment Party agrees that it will use the information supplied by the Company (or any other person on the Company's behalf) in connection with the Transaction for the sole purpose of providing advice and/or financing to the Company (and its Affiliates) in its capacity as a Commitment Party.

12.3	No Commitment Party shall (and each Commitment Party shall procure that any of its Affiliates to which Confidential Information is disclosed will not) use any Confidential Information in connection with providing services to other persons or furnish such information to such other persons.

12.4	The Company acknowledges that the Commitment Parties have no obligation to use any information obtained from another source for the purposes of the Interim Facilities or to furnish such information to the Company or its Affiliates.

12.5	Neither the relationship described in this letter nor the services provided by the Commitment Parties or any of our respective Affiliates to the Company or its Affiliates or any other matter will give rise to any fiduciary, equitable or contractual duties (including any duty of confidence) which could prevent or hinder the Commitment Parties or their respective Affiliates providing similar services to other customers, or otherwise acting on behalf of other customers or for their own account, subject at all times to the provisions of paragraphs 12.2 and 12.3 being complied with. However, the Commitment Parties shall not use any Confidential Information in connection with providing services to other persons or furnish such information to such other persons. No Commitment Party or any of their respective Affiliates shall be required to account to the Company for any payment, remuneration, profit or benefit obtained by it as a result of providing services to or otherwise acting on behalf of other customers or for its own account in accordance with this paragraph 12.5.

12.6	The Commitment Parties reserve the right to employ the services of certain of their respective Affiliates (the "Arranger Affiliates") in providing services incidental to performance of their obligations under the Commitment Documents, provided that to the extent that a Commitment Party employs the services of any of its Arranger Affiliates, it will procure that such Arranger Affiliate performs its obligations as if such Arranger Affiliate were a party to this letter in the relevant capacity.

12.7	Each Commitment Party and the Company acknowledges that any of the Commitment Parties and their Affiliates may act in more than one capacity in relation to this transaction and may, unless otherwise agreed with the Company, provide debt financing, equity capital or other services to other persons with whom the Company or its Affiliates) may have conflicting interests in respect of the Transaction and the Facilities.

13.	Assignments

13.1	Subject to the other provisions of this paragraph 13:

(a)	a Commitment Party may assign any of its rights or transfer any of its rights or obligations under the Commitment Documents to an Affiliate, provided that the Commitment Party remains responsible for the performance by such Affiliate of all of that Commitment Party's obligations under the Commitment Documents and for any loss or liability suffered by the Company or its Affiliates as a result of such Affiliate's failure to perform such obligations (an Affiliate to whom rights are assigned or rights and obligations are transferred being a "Permitted Lender Transferee") without the prior written consent of the Company (in its sole and absolute discretion) and provided further that:

(i)	each Permitted Lender Transferee shall assume and acquire the same rights and obligations against the other parties to the Commitment Documents as if it was an original party to this letter (including in relation to the status of all documentary conditions precedent under the Interim Facilities Agreement); and

(ii)	the Commitment Party shall remain responsible for the performance by each such Permitted Lender Transferee of that Commitment Party's obligations under the Commitment Documents and for any loss or liability suffered by the Company or its Affiliates as a result of such Permitted Lender Transferee's failure to perform such obligations, and any purported assignment or transfer to a person other than a Permitted Lender Transferee without the prior written consent of the Company (in its sole and absolute discretion) or not otherwise in accordance with this paragraph 13, shall be null and void; and

(b)	the Company may not assign any of its rights or transfer any of its rights or obligations under the Commitment Documents.

13.2	Each Commitment Party may delegate any or all of its rights and obligations under the Commitment Documents to any of its Affiliates or between any of its offices or branches (each a "Delegate") and may designate any Delegate as responsible for the performance of its appointed functions under the Commitment Documents, provided that such Commitment Party shall remain responsible for the performance by each Delegate of any such functions under the Commitment Documents and for any loss or liability suffered by the Company or its Affiliates as a result of such Delegate's failure to perform such obligations. Each Delegate may rely on the terms of this letter.

14.	Acceptance

14.1	The offer set out in this letter shall remain open for acceptance until 11:59 p.m. (in London) on the date falling three (3) Business Days after (and excluding) the date of this letter (the "Countersignature Date").

14.2	Our commitments and other obligations set out in this letter are irrevocable and may not (and we hereby undertake shall not) be revoked or rescinded prior to the Countersignature Date.

14.3	The Company may accept the offer set out in this letter by delivering (including by way of PDF email attachment) countersigned copies of:

(a)	this letter; and

(b)	the Fee Letter,

to the applicable contact details identified on the Commitment Parties' signature pages below or to the Commitment Parties' legal counsel on their behalf. Such acceptance shall be effective only when the applicable contacts at each of the Commitment Parties have received countersigned and dated copies of this letter and the Fee Letter.

14.4	Our commitments and other obligations set out in this letter (other than our obligation not to revoke or rescind the offer set out in this letter pursuant to paragraph 14.2 above) shall become effective only if the offer contained in this letter is accepted by the Company in accordance with this paragraph 14.

15.	Termination

15.1	Subject to paragraphs 15.2 and 16 (Survival) below and provided that the Commitment Parties have received, in readable form, complete, dated and countersigned copies of this letter and the Fee Letter, our commitment and other obligations set out in this letter (but not the commitment to provide the Interim Facilities or the rights and obligations of the parties under the Interim Facilities Agreement, which shall terminate only in accordance with its terms) shall terminate at 11:59 p.m. (in London) on the earliest to occur of:

(a)	the date falling fifteen (15) Business Days after (and excluding) the Countersignature Date if the Offer Announcement has not been made on or prior to such date;

(b)	the Offer Termination Date;

(c)	the date falling twelve (12) months after (and excluding) the date of the Offer Announcement (or, if such date is not a Business Day, the next succeeding Business Day); and

(d)	the date on which each of the Interim Facilities has been funded in an aggregate principal amount of not less than the total commitments for that Interim Facility set out in the Commitment Documents (free of any escrow arrangements) to the Company and/or any of its Affiliates, or, in each case, such later date as agreed by the Arrangers (acting reasonably and in good faith).

15.2	Notwithstanding paragraph 15.1 above or anything to the contrary in this letter or the other Commitment Documents, in the event that any of the Interim Facilities are utilised, our commitments and other obligations set out in this letter shall not terminate prior to the Final Repayment Date (as defined in the Agreed Form Interim Facilities Agreement).

15.3	Notwithstanding paragraph 15.1 above, the Company and the Commitment Parties agree that in the event that the first Settlement Date occurs and the Target Share Ownership Percentage on the Settlement Date is fifty per cent. (50%) or less, the commitments of the Commitment Parties to arrange, underwrite and provide Interim Facility B3 and the Interim Revolving Facility 2 will be automatically and irrevocably cancelled, provided that, for the avoidance of doubt, the operation of this paragraph 15.3 shall not otherwise limit or affect the obligations of any Commitment Party to arrange, underwrite and provide any other Interim Facility and to comply with all other terms of the Commitment Documents, the Interim Facilities Agreement and/or the Interim Finance Documents.

15.4	In addition, and subject to paragraph 15.5 below, the Company shall have the right to terminate its obligations under this letter and the other Commitment Documents in respect of any individual Commitment Party upon at least two (2) Business Days prior written notice if:

(a)	such Commitment Party is in breach of any material provision of the Commitment Documents; or

(b)	the Company, acting reasonably and in good faith, has requested amendments (including, for the avoidance of doubt, any amendment required to give effect to the provisions of paragraph 3.3 above) to any Commitment Document, Debt Financing Document, Finance Document or Interim Finance Document or (in each case) any other documents delivered or to be delivered thereunder that, in the reasonable opinion of the Company, are necessary to implement or complete the Offer or any Acquisition or have arisen as a part of the negotiations with the shareholders of the Target, board of directors or senior management of the Target Group (as a whole) or any anti-trust or competition authority, the Securities and Exchange Commission, the Swedish Financial Supervisory Authority (Sw. Finansinspektionen), any regulatory authority (including any Relevant Regulator), pensions trustee, pensions insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction) and such Commitment Party has not consented to such amendments.

15.5	If the Company exercises its termination rights pursuant to paragraph 15.4 above in respect of any Commitment Party (a "Defaulting Commitment Party"):

(a)	the Company's rights against and obligations to the other Commitment Parties (other than that Defaulting Commitment Party) under the Commitment Documents shall remain in full force and effect;

(b)	the Company shall have the right to appoint one or more banks, financial institutions or other persons as additional Commitment Parties in respect of the Commitments of that Defaulting Commitment Party, with the same pro rata economics as the Defaulting Commitment Party as set out in the Fee Letter (or economics more favourable to the other Commitment Parties); and

(c)	each Commitment Party hereby undertakes, upon the request of the Company, to enter into new Commitment Documents and any other appropriate documentation to amend or replace any Commitment Document, the Interim Facilities Agreement and any Interim Finance Document to reflect any changes required to reflect the appointment of any additional Commitment Party pursuant to this paragraph 15.5 and (where applicable) to join such additional Commitment Party as a party to the relevant document.

16.	Survival

The rights and obligation of the parties hereto under this paragraph 16, paragraphs 5 (Fees, Costs and Expenses) to 13 (Assignments) (inclusive) above and paragraphs 17 (Service of Process) to 23 (Contractual Recognition of Bail-In) (inclusive) below shall survive and continue after any expiry or termination of the Commitment Parties' obligations (and those of their permitted successors and/or assigns) under the Commitment Documents but shall:

(a)	in the case of paragraphs 7 (Information), 8 (Indemnity) and 10 (Confidentiality), terminate on the execution of the Interim Facilities Agreement to the extent that substantially equivalent provisions are contained therein (but without prejudice to the accrued rights and obligations at the time of termination); and

(b)	to the extent the Interim Facilities Agreement is not signed, in the case of paragraph 10 (Confidentiality), terminate on the second anniversary of the date of this letter.

17.	Service of Process

17.1	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)	irrevocably appoints Kirkland & Ellis International LLP of 30 St Mary Axe, London EC3A 8AF, United Kingdom (Attention: Cedric van den Borren, Evgeny Zborovsky, Antoine Lebienvenu, James Collins) as its agent for service of process in relation to any proceedings before the English courts in connection with the Commitment Documents; and

(b)	agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.

17.2	If any person appointed as process agent is unable for any reason to act as an agent for service of process, the Company must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another process agent on terms acceptable to the Commitment Parties (acting reasonably).

18.	Remedies and Waivers

18.1	The failure to exercise or delay in exercising a right or remedy under the Commitment Documents will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy.

18.2	Except as expressly provided in the Commitment Documents, the rights and remedies contained in the Commitment Documents are cumulative and not exclusive of any rights or remedies provided by law.

18.3	The Commitment Parties acknowledge that the Company may seek specific performance by the Commitment Parties and any other finance parties (howsoever described) in respect of each Commitment Party's commitments and of its agreement to enter into and to make advances under the Interim Finance Documents for the funding of the Acquisition in addition to any other available remedies and that damages are not an adequate remedy with respect to these matters.

19.	Partial Invalidity

If, at any time, any provision of the Commitment Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20.	Entire Agreement

20.1	The Commitment Documents set out the entire agreement between the Commitment Parties and the Company with regards to the arranging, managing, underwriting and/or making available (as relevant) of the Interim Facilities and supersede any prior oral and/or written understandings or arrangements relating to the Interim Facilities.

21.	Amendments and Waivers

21.1	Any provision of the Commitment Documents (other than the Interim Facilities Agreement) may only be amended or waived by way of a written amendment or waiver signed by the Commitment Parties and the Company, or otherwise in accordance with the terms of such Commitment Document.

21.2	Any provision of the Interim Facilities Agreement may only be amended or waived in accordance with its terms.

22.	Counterparts

The Commitment Documents may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Commitment Document. Delivery of a counterpart of a Commitment Document by email attachment shall be an effective mode of delivery.

23.	Contractual Recognition of Bail-In

23.1	Notwithstanding any other term of the Commitment Documents or any other agreement, arrangement or understanding between the parties to the Commitment Documents, each of the parties to this letter and the other Commitment Documents acknowledges and accepts that any liability of any party to the Commitment Documents to any other party under or in connection with the Commitment Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of the Commitment Documents to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

23.2	For the purposes of this paragraph 23:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)	in relation to the United Kingdom, the UK Bail-in Legislation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

24.	PATRIOT Act

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be amended and in effect from time to time, the "PATRIOT Act"), each Commitment Party is required to obtain, verify and record information that identifies the Obligors (as defined in the Agreed Form Interim Facilities Agreement), which information includes the name, address, tax identification number, certification regarding beneficial ownership required by 31 C.F.R. § 1010.230 and other information regarding the Obligors (as defined in the Agreed Form Interim Facilities Agreement) that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Interim Lenders.

25.	Governing Law and Jurisdiction

25.1	Each Commitment Document and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law unless otherwise specified in the Commitment Documents.

25.2	Each of the parties to this letter agrees:

(a)	that the courts of England have exclusive jurisdiction to settle any disputes in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it and each of the parties to this letter accordingly submits to the jurisdiction of the English courts;

(b)	to waive any objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with the Commitment Documents; and

(c)	that a judgment or order of an English court in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

This letter has been executed and delivered as a deed on the date stated at the beginning of this Commitment Letter and shall take effect as a deed notwithstanding the fact that the Company may countersign underhand.

Yours faithfully,

INITIAL ARRANGER

EXECUTED as a DEED by	)
)
acting by	)
)
being persons who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is	)
acting under the authority of the company	)

INITIAL UNDERWRITER

EXECUTED as a DEED by	)
)
acting by	)
)
being persons who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is	)
acting under the authority of the company	)

Accepted and agreed

For and on behalf of

Atlas Luxco S.à r.l.

By:

Manager A

Manager B

Date:

Appendix A

Agreed Form Interim Facilities Agreement

AGREED FORM

Date: [●]

INTERIM FACILITIES AGREEMENT

Atlas Investissement

(as Topco)

Atlas Luxco S.à r.l.

(as Company)

arranged by

[●]

(as Arranger)

with

[●]

(as Interim Facility Agent)

and

[●]

(as Interim Security Agent)

KIRKLAND & ELLIS INTERNATIONAL LLP

30 St. Mary Axe

London EC3A 8AF

Tel: +44 (0)20 7469 2000

Fax: +44 (0)20 7469 2001

www.kirkland.com

Table of Contents

Page

1.	Interpretation	1
2.	The Interim Facilities - Availability	1
3.	The Making of the Interim Utilisations	2
4.	Obligors' Agent	5
5.	Nature of an Interim Finance Party's Rights and Obligations	6
6.	Utilisation	7
7.	Repayment and Prepayment	9
8.	Interest	12
9.	Market Disruption	14
10.	Taxes	15
11.	Increased Costs	21
12.	Payments	24
13.	Fees and Expenses	26
14.	Indemnities	28
15.	Subordination	31
16.	Security and Guarantee	32
17.	Agents and Arrangers	35
18.	Pro Rata Payments	41
19.	Set-Off	42
20.	Notices	42
21.	Confidentiality	44
22.	Know Your Customer Requirements	45
23.	Representations, Undertakings and Events of Default	46
24.	Changes to Parties	47
25.	French law provisions	52
26.	Impairment and Replacement of Interim Finance Parties	53
27.	Conduct of Business by the Interim Finance Parties	53
28.	Amendments and Waivers	53
29.	Miscellaneous	55
30.	Governing Law	56
31.	Jurisdiction	56
32.	Acknowledgment regarding any supported QFCs	58
Schedule 1 Definitions and Interpretation		60
Schedule 2 Requests		87
Schedule 3 Conditions Precedent and Subsequent		89
Schedule 4 Guarantee and Indemnity		94
Schedule 5 Major Representations, Undertakings and Events of Default		98
Schedule 6 Impairment and Replacement of Interim Finance Parties		105
Schedule 7 Form of Transfer Certificate		117
Schedule 8 Form of Assignment Agreement		120
Schedule 9 Bank Guarantees		123
Schedule 10 Form of Bank Guarantee		130
Schedule 11 The Original Interim Lenders		133

i

THIS AGREEMENT is made on [●] 2024 between:

(1)	Atlas Investissement, a private limited liability company (société par actions simplifiée à associé unique) organised under the laws of France, with registered office at 16 rue de la Ville L'Evêque - 75008 Paris, France, registered with the trade and companies register (Registre de commerce et des sociétés) of Paris under number 908 070 188 (Topco);

(2)	Atlas Luxco S.à r.l., a private limited company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg, having its registered office at 53, Boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés, Luxembourg) under number B274990 (the Company, Borrower and the Guarantor);

(3)	[●], [●] as arrangers (the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 11 (The Original Interim Lenders) as lenders (the Original Interim Lenders);

(5)	[●] as agent of the other Interim Finance Parties (the Interim Facility Agent); and

(6)	[●] as security agent for the Interim Finance Parties (the Interim Security Agent).

1.	Interpretation

Terms defined in Schedule 1 (Definitions and Interpretation) to this Agreement have the same meanings when used in this Agreement. Each Schedule to this Agreement forms part of the terms of this Agreement.

2.	The Interim Facilities - Availability

2.1	The Interim Facilities

Subject to the terms of this Agreement, the Interim Lenders make available to the Borrower:

(a)	an interim term loan facility in an aggregate amount equal to the Total Interim Facility B1 Commitments (Interim Facility B1) available to be utilised in US Dollars;

(b)	an interim term loan facility in an aggregate amount equal to the Total Interim Facility B2 Commitments (Interim Facility B2) available to be utilised in US Dollars;

(c)	an interim term loan facility in an aggregate amount equal to the Total Interim Facility B3 Commitments (Interim Facility B3) available to be utilised in US Dollars;

(d)	an interim revolving facility in an aggregate amount equal to the Total Interim Revolving Facility 1 Commitments (the Interim Revolving Facility 1) available to be utilised in US Dollars and any other currency agreed between the Obligors' Agent and the Interim Facility Agent (acting on the instructions of the Interim Revolving Facility Lenders) and

(e)	an interim revolving facility in an aggregate amount equal to the Total Interim Revolving Facility 2 Commitments (the Interim Revolving Facility 2) available to be utilised in US Dollars and any other currency agreed between the Obligors' Agent and the Interim Facility Agent (acting on the instructions of the Interim Revolving Facility Lenders).

2.2	Availability Periods

(a)	The undrawn Interim Commitments of each Interim Lender under Interim Facility B will be automatically cancelled at 11:59 p.m. in London on the last day of the applicable Certain Funds Period.

(b)	The undrawn Interim Commitments of each Interim Revolving Facility Lender will be automatically cancelled at 11:59 p.m. in London on the earlier of:

(i)	the last day of the applicable Interim Revolving Facility Availability Period; and

(ii)	if the Interim Closing Date has not occurred on or prior to the last day of the Certain Funds Period, the last day of the Certain Funds Period.

2.3	Voluntary Cancellation

The Borrower (or the Obligors' Agent on its behalf) may, by two (2) Business Days' prior written notice to the Interim Facility Agent, at any time cancel any undrawn amount of any Interim Facility.

3.	The Making of the Interim Utilisations

3.1	Conditions Precedent

(a)	It is expressly acknowledged and agreed that as at the date of this Agreement, the Interim Facility Agent has received all of the documents and evidence referred to in Part I (Conditions Precedent to Signing) of Schedule 3 (Conditions Precedent) and that these conditions precedent to the making of any Interim Utilisation are irrevocably and unconditionally satisfied.

(b)	The obligations of each Interim Lender to participate in each Interim Utilisation are subject only to the conditions precedent that on the date on which that Interim Utilisation is to be made:

(i)	the Interim Facility Agent has received or waived the requirement to receive all of the documents and evidence referred to in Part II (Conditions Precedent to Interim Closing Date) Schedule 3 (Conditions Precedent);

(ii)	no Major Event of Default is continuing or would result from the making of any Interim Utilisation;

(iii)	it has not, since the date on which such Interim Lender first became a Party, become illegal for such Interim Lender to make, or to allow to remain outstanding, that Interim Utilisation provided that such illegality alone will not excuse any other Interim Lender from participating in the relevant Interim Utilisation and will not in any way affect the obligations of any other Interim Lender;

(iv)	in relation to an Interim Utilisation under Interim Facility B2 only, the Borrower has confirmed in the Drawdown Request for such Interim Utilisation that pro forma for such Interim Utilisation and completion of all Acquisitions in connection with which the LTV Ratio is calculated, the LTV Ratio is not greater than 45%; and

(v)	in relation to an Interim Utilisation under Interim Facility B3 or Interim Revolving Facility 2 only, the Settlement Date has occurred.

(c)	The Interim Facility Agent shall notify the Obligors' Agent and the Interim Lenders promptly upon being satisfied that the conditions described in paragraph (b)(i) above have been received by it or waived. The Interim Lenders authorise (but do not require) the Interim Facility Agent to give that notification.

3.2	Certain Funds Period

Notwithstanding any other provision of any Interim Finance Document, during the Certain Funds Period none of the Interim Finance Parties shall:

(a)	refuse to participate in or make available any Interim Utilisation, provided that the condition in paragraph (b)(i) of Clause 3.1 (Conditions Precedent) above has been satisfied or waived in accordance with Clause 3.1 (Conditions Precedent);

(b)	be entitled to take any action to rescind, terminate or cancel this Agreement (or any provision hereof or obligation hereunder) or any Interim Utilisation or any Interim Commitment;

(c)	exercise any right of set-off or counterclaim in respect of any Interim Utilisation or Interim Commitment;

(d)	accelerate any Interim Utilisation or otherwise demand or require repayment or prepayment of any sum from any Obligor;

(e)	enforce (or instruct the Interim Security Agent to enforce) any Security Interest under any Interim Finance Document;

(f)	declare that cash cover in relation to a Bank Guarantee is immediately due and payable on demand; or

(g)	take any other action or make or enforce any claim (in its capacity as an Interim Lender) which would directly or indirectly prevent any Interim Utilisation from being made,

unless at any time any of the conditions in paragraphs (b)(i) to (b)(iv) (to the extent applicable to such Interim Utilisation) of Clause 3.1 (Conditions Precedent) above are not satisfied (which, in respect of paragraph (b)(iii) of Clause 3.1 (Conditions Precedent) above, shall allow the relevant Interim Lender to take such action in respect of itself only), provided that, immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Interim Finance Parties, notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

3.3	Purpose

(a)	The proceeds of each Interim Facility B1 Loan and each Interim Facility B2 Loan are to be applied in or towards the financing or refinancing (directly or indirectly):

(i)	any amounts paid or payable in connection with any Acquisition (including (x) replenishing any balance sheet cash utilised to finance any Acquisitions and/or (y) any Permitted Payment to refinance amounts paid from the proceeds of any Equity Contribution in connection with any Acquisition);

(ii)	the repayment, redemption, purchase or other discharge of indebtedness of the Group (but excluding the Target Group), including under the Margin Loan (the Group Existing Facilities) (together with any accrued interest, broken funding costs, redemption premia, prepayment fees, fees, costs and/or expenses and other amounts payable in connection with that repayment, redemption, purchase or discharge) (the Group Refinancing);

(iii)	financing or refinancing other related amounts, including fees, costs, expenses and taxes (including stamp duties) incurred in connection with any Acquisition, the Group Refinancing and/or other transactions contemplated under the Transaction Documents (including any financing fees); and/or

(iv)	the payment of other amounts identified in the Tax Structure Memorandum,

including, in each case, drawing cash onto balance sheet and/or pre-funding any amounts (including Interim Pre-Funding Loans) pending its application towards any of the purposes described in this paragraph (a), provided that an Interim Facility B1 Loan shall not be utilised for any Target Share Post-Settlement Open Market Acquisition.

(b)	The proceeds of each Interim Facility B3 Loan are to be applied in or towards:

(i)	the repayment, redemption, purchase or other discharge of indebtedness of the Target Group (the Target Existing Facilities) (together with any accrued interest, broken funding costs, redemption premia, prepayment fees, fees, costs and/or expenses and other amounts payable in connection with that repayment, redemption, purchase or discharge) (the Target Refinancing); and

(ii)	financing or refinancing other related amounts, including fees, costs, expenses and taxes (including stamp duties) incurred in connection with the Target Refinancing and/or other transactions contemplated under the Transaction Documents (including any financing fees).

(c)	The proceeds of the Interim Revolving Facility 1 Loans are to be applied in or towards financing or refinancing (directly or indirectly) the payment of interest and any other fees, costs and expenses in relation to Interim Facility B2 and the Interim Revolving Facility 1 and any taxes payable by the Company and/or Topco.

(d)	The proceeds of the Interim Revolving Facility 2 Loans are to be applied in or towards financing or refinancing (directly or indirectly) the working capital and/or general corporate purposes of the Target Group and for the avoidance of doubt, excluding the financing of any Acquisition or the payment of interest due and payable under any Interim Facility.

3.4	Bank Guarantees

The Interim Revolving Facility 2 shall also be available for utilisation by way of Bank Guarantees. The provisions of Schedule 9 (Bank Guarantees) shall form part of this Agreement and bind each Party.

3.5	Override

Notwithstanding any other term of this Agreement or any other Interim Finance Document,

(a)	none of:

(i)	any steps, circumstances, actions, merger, payments, transactions or events contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Tax Structure Memorandum (other than any exit steps described therein) or the Long-term Financing Agreements (or other refinancing of the Interim Facilities) (and related documentation) (or, in each case, the actions or intermediate steps necessary to implement or arising in connection with any of those steps, circumstances, actions, transactions or events);

(ii)	any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any regulatory, anti-trust or competition approval, licence, consent or authorisation necessary or desirable to be obtained in connection with the Transaction (including any local and/or operational carve-out or hold separate structures or mechanisms) and/or any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any request or other action or step by any regulatory, anti-trust or competition authority, the US Securities and Exchange Commission, the Swedish Financial Supervisory Authority or any other Relevant Regulator (or any similar or equivalent person to any of the foregoing in any jurisdiction) (or, in each case, the actions or intermediate steps necessary to implement any of those steps, circumstances, actions, payments, transactions or events);

(iii)	any steps, circumstances, actions, payments, transactions or events arising under, contemplated by or relating to any Delisting and/or Squeeze-Out (or, in each case, any intermediate steps or actions necessary to implement such steps, circumstances, actions, payments, transactions or events);

(iv)	any steps, circumstances, actions, payments, transactions or events not prohibited by or permitted under the Existing Facilities; and/or

(v)	any other Permitted Transaction,

in any case, shall constitute, or result in, a breach of any representation, warranty, undertaking or other term of the Interim Finance Documents or a Default or a Major Event of Default, actual or potential, and each such event shall be expressly permitted under the terms of the Interim Finance Documents, including the use of the proceeds of any Interim Utilisation for any purpose set out in the Tax Structure Memorandum or the Funds Flow Statement; and

(b)	notwithstanding anything in any Interim Finance Document, prior to the Control Date:

(i)	to the extent that the Company undertakes under the Interim Finance Documents to procure compliance by members of the Target Group to any term of the Interim Finance Documents or where any term, representation, warranty, undertaking or requirement (including any Event of Default) of the Interim Finance Documents is expressed directly or indirectly to apply to a member of the Target Group, such term, representation, warranty, undertaking or requirement (including any Events of Default) will be subject to all limitations and restrictions on the influence the Company may exercise merely as a shareholder of the Target by voting its shares (or the access it has to the relevant information in such capacity, as applicable) in accordance with Applicable Securities Law, Luxembourg corporate law but without any obligation to compensate or to offer any compensation to any Minority Shareholders of the Target and without any obligation to exercise its rights as a shareholder to influence the composition of any board (and, for the avoidance of doubt, no breach of any such term, representation, warranty, undertaking or requirement and no Default or Event of Default shall occur if, having exercised all such influence, the relevant term, undertaking or requirement is nevertheless breached); and

(ii)	no representations, warranties or undertakings shall be, in each case, given or deemed to be given directly or indirectly by a member of the Target Group.

4.	Obligors' Agent

(a)	Each Obligor (other than the Company) and Topco, by its execution of this Agreement, irrevocably (to the extent permitted by law) appoints the Obligors' Agent to act severally on its behalf as its agent in relation to the Interim Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Obligors' Agent on its behalf to supply all information concerning itself contemplated by the Interim Finance Documents to the Interim Finance Parties and to give and receive all notices, instructions and other communications under the Interim Finance Documents (including, where relevant, Drawdown Requests) and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor or Topco (as applicable) notwithstanding that they may affect the Obligor or Topco (as applicable), without further reference to or the consent of that Obligor or Topco (as applicable) (including, by increasing the obligations of such Obligor howsoever fundamentally, whether by increasing the liabilities, guaranteed or otherwise); and

(ii)	each Interim Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Interim Finance Documents to the Obligors' Agent,

and in each case the Obligor or Topco (as applicable) shall be bound as though the Obligor or Topco itself (as applicable) had given the notices and instructions (including any Drawdown Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Interim Finance Party may rely on any action taken by the Obligors' Agent on behalf of that Obligor or Topco (as applicable).

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Interim Finance Document on behalf of another Obligor or Topco (as applicable) or in connection with any Interim Finance Document (whether or not known to any other Obligor or Topco (as applicable) and whether occurring before or after such other Obligor or Topco (as applicable) became an Obligor or Topco (as applicable) under any Interim Finance Document shall be binding for all purposes on that Obligor or Topco (as applicable) as if that Obligor or Topco (as applicable) had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor or Topco (as applicable), those of the Obligors' Agent shall prevail.

(c)	If (notwithstanding the fact that the guarantees granted under Schedule 4 (Guarantee and Indemnity) are and the Interim Security is, intended to guarantee and secure, respectively, all obligations arising under the Interim Finance Documents), any guarantee or Interim Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Finance Documents and/or any facility or amount made available under any of the Interim Finance Documents, each Obligor expressly confirms that the Obligors' Agent is authorised to confirm such guarantee and/or Interim Security on behalf of such Obligor.

(d)	For the purpose of this Clause 4, each Obligor or Topco (as applicable) other than the Obligors' Agent (to the extent necessary under applicable law) shall grant a specific power of attorney (notarised and apostilled to the extent necessary under applicable law) to the Obligors' Agent and comply with any necessary formalities in connection therewith.

(e)	The Obligors' Agent shall be released from the restrictions of self-dealing (howsoever described) to the extent legally possible and from any restrictions under any applicable laws of any jurisdiction.

5.	Nature of an Interim Finance Party's Rights and Obligations

(a)	No Interim Finance Party is bound to monitor or verify any Interim Utilisation nor be responsible for the consequences of such Interim Utilisation.

(b)	The obligations of each Interim Finance Party under the Interim Finance Documents are several.

(c)	Failure by an Interim Finance Party to perform its obligations does not affect the obligations of any other Party under the Interim Finance Documents.

(d)	No Interim Finance Party is responsible for the obligations of any other Interim Finance Party under the Interim Finance Documents.

(e)	The rights of each Interim Finance Party under the Interim Finance Documents are separate and independent rights.

(f)	An Interim Finance Party may, except as otherwise stated in the Interim Finance Documents, separately enforce its rights under the Interim Finance Documents.

(g)	A debt arising under the Interim Finance Documents to an Interim Finance Party is a separate and independent debt.

(h)	Each Interim Lender will promptly notify the Obligors' Agent if it becomes aware of any matter or circumstance which would entitle it not to advance or participate in any Interim Utilisation.

6.	Utilisation

6.1	Giving of Drawdown Requests

(a)	The Borrower may borrow an Interim Loan or an Interim Pre-Funding Loan by giving to the Interim Facility Agent a duly completed Drawdown Request. A Drawdown Request is, once given, irrevocable.

(b)	Unless the Interim Facility Agent otherwise agrees, the latest time for receipt by the Interim Facility Agent of a duly completed Drawdown Request is 9.00 a.m. (in London) on the date falling one (1) Business Day before the proposed Drawdown Date or such later time and/or date as agreed by the Interim Facility Agent.

(c)	The Interim Revolving Facility may not be utilised unless Interim Facility B1 has been utilised (but, for the avoidance of doubt, the Interim Revolving Facility may be utilised contemporaneously with the Interim Facility B1, including on the Interim Closing Date).

(d)	The Borrower may only draw ten (10) Interim Facility B Loans.

(e)	The Interim Revolving Facility may be drawn during the Interim Revolving Facility Availability Period.

(f)	No more than twenty (20) Interim Revolving Facility 1 Loans and twenty (20) Interim Revolving Facility 2 Loans may be outstanding at any time. Any separate Interim Revolving Facility Loans with Interest Periods ending on the same date shall be deemed one loan for these purposes.

6.2	Completion of Drawdown Requests

A Drawdown Request for an Interim Loan will not be regarded as having been duly completed unless:

(a)	in the case of an Interim Facility B Loan:

(i)	the Drawdown Date is a Business Day within the Certain Funds Period and

(ii)	the amount of such Interim Facility B Loan does not exceed the Total Interim Commitments in respect of Interim Facility B1, Interim Facility B2 or Interim Facility B3 (as applicable);

(b)	in the case of an Interim Revolving Facility Loan:

(i)	the Drawdown Date is a Business Day within the Interim Revolving Facility Availability Period; and

(ii)	the Base Currency Amount of the Interim Revolving Facility Loan requested (when aggregated with the Base Currency Amount of any other Interim Revolving Facility Utilisations made or due to be made on or before the proposed Drawdown Date but excluding any part of any Interim Revolving Facility Utilisation prepaid or due to be prepaid on or before the proposed Drawdown Date) does not exceed the Total Interim Revolving Facility Commitments; and

(c)	the currency of the Interim Loan complies with paragraph (f) of Clause 6.3 (Advance of Interim Loans) and the proposed Interest Period complies with paragraph (b) of Clause 8.2 (Payment of interest).

6.3	Advance of Interim Loans

(a)	The Interim Facility Agent must promptly notify each Interim Lender of the details of the requested Interim Loan and the amount of its share in that Interim Loan.

(b)	Each Interim Lender will participate in each Interim Facility B Loan in the proportion which its Interim Commitment under the applicable Interim Facility bears to the Total Interim Commitments under that Interim Facility, immediately before the making of that Interim Facility B Loan.

(c)	Each Interim Lender will participate in each Interim Revolving Facility Utilisation in the proportion which its Interim Revolving Facility Commitment bears to the Total Interim Revolving Facility Commitments immediately before the making of that Interim Revolving Facility Utilisation.

(d)	No Interim Lender is obliged to participate in any Interim Facility B Loan if as a result the Base Currency Amount of its share in the Interim Facility B Loan would exceed its Interim Commitments under the Interim Facility B.

(e)	No Interim Lender is obliged to participate in any Interim Revolving Facility Loan if as a result the Base Currency Amount of its share in the outstanding Interim Revolving Facility Utilisations (other than to the extent due to be repaid or prepaid on or before the proposed Drawdown Date) would exceed its applicable Interim Revolving Facility Commitments.

(f)	Each Interim Loan may only be denominated in the currency or currencies in which the applicable Interim Facility is stated to be available under Clause 2.1 (The Interim Facilities) above, unless otherwise agreed in writing by all the Interim Lenders under the applicable Interim Facility.

(g)	If the applicable conditions set out in this Agreement have been met, each applicable Interim Lender shall make its participation in each relevant Interim Loan available to the Interim Facility Agent for the account of the Borrower by 2.00 p.m. (in London) on the Drawdown Date through its Facility Office.

(h)	If an Interim Pre-Funding Loan has been made:

(i)	the Company shall notify the Interim Facility Agent promptly upon the occurrence of the Settlement Date (and, upon receipt of such notification, the Interim Facility Agent shall promptly notify the Interim Lenders of the same); and

(ii)	if the Settlement Date has not occurred by 11:59 p.m. on the Proposed Settlement Date, then the relevant Borrower shall (unless the Settlement Date occurs on or prior to the Pre-Funding Repayment Date) repay or procure the repayment of the Pre-Funding Repayment Amount on or prior to the Pre-Funding Repayment Date (and, for the avoidance of doubt, no prior notice shall be required to be given in respect of such repayment).

(i)	If an Interim Pre-Funding Loan has been made:

(i)	this shall not constitute the occurrence of the "Interim Closing Date" and instead the "Interim Closing Date" shall be deemed to occur on the Settlement Date;

(ii)	no original issue discount, arrangement fees, upfront fees, ticking fees, closing payments or other fees, costs or expenses shall be payable relating to any Interim Pre-Funding Loans during any period prior to the Settlement Date;

(iii)	if any such fees or other amounts referred to in paragraph (ii) above have been paid, retained or deducted from the proceeds of any such pre-funding loans by or on behalf of the Interim Facility Agent or any Interim Lender or their Affiliates and the Settlement Date has not occurred on or prior to the Pre-Funding Repayment Date, then such fees or other amounts shall be immediately deemed to be refunded to the Interim Facility Agent for the account of the Borrower and applied towards repayment of such Interim Pre-Funding Loan; and

(iv)	interest shall be payable on any Interim Pre-Funding Loan from the Pre-Funding Date for that Interim Pre-Funding Loan and shall be payable whether or not the Settlement Date occurs.

(j)	Notwithstanding anything to the contrary in this Agreement (including Clause 7.1 (Repayment), if any part of Interim Facility B is repaid prior to the Settlement Date:

(i)	no Interim Lender's Interim Facility B Commitment shall be reduced or cancelled by the amount repaid; and

(ii)	each Interim Lender's Interim Facility B Commitment shall remain available for borrowing and/or reborrowing, as applicable, on one or more occasions in accordance with the terms of this Agreement subject to Clause 3.1 (Conditions Precedent).

7.	Repayment and Prepayment

7.1	Repayment

(a)	Subject to paragraph (b) of Clause 8 of Part II (Bank Guarantees) of Schedule 9 (Bank Guarantees) with respect to Bank Guarantees, each Borrower must repay all outstanding Interim Utilisations (together with all interest and all other unpaid amounts accrued or outstanding under or in connection with the Interim Finance Documents) on the earliest to occur of:

(i)	the date which falls ninety (90) days after the Interim Closing Date (the Final Repayment Date);

(ii)	the date of receipt by the Borrower of a written demand (an Acceleration Notice) from the Interim Facility Agent following the occurrence of a Major Event of Default which is continuing in accordance with paragraph (b) below; or

(iii)	the date of receipt by the Borrower or any Group Company of the proceeds from the first utilisation made under the equivalent Long-term Financing Agreement (free of any escrow or similar arrangements), to the extent of such proceeds.

(b)	Subject to Clause 3 (The Making of the Interim Utilisations), if a Major Event of Default has occurred and is continuing the Interim Facility Agent may, but only if so directed by the Majority Interim Lenders, by service of an Acceleration Notice to the Obligors' Agent:

(i)	cancel all or any of the commitments hereunder;

(ii)	declare that all or part of any outstanding Interim Loans together with accrued interest and any other amounts accrued or outstanding be immediately due and payable, whereupon such amounts shall become immediately due and payable;

(iii)	declare that all or any part of the outstanding Interim Loans be payable on demand, whereupon the same shall become payable on demand; and/or

(iv)	require the provision of cash cover whereupon the Borrower shall immediately provide cash cover in an amount equal to the total contingent liability of the Interim Lenders under all Bank Guarantees issued under this Agreement for its account, and any such Acceleration Notice shall take effect in accordance with its terms.

(c)	In addition and subject to paragraph (j) below, the Borrower must repay each outstanding Interim Revolving Facility Loan made to it on the last day of its Interest Period.

(d)	If an Interim Utilisation is, or is declared to be, due and payable, all interest and all other amounts accrued or outstanding in respect of that Interim Utilisation shall be immediately due and payable.

(e)	If an Interim Utilisation is, or is declared to be, due and payable on demand, all interest and all other amounts accrued or outstanding in respect of that Interim Utilisation shall be immediately due and payable on demand by the Interim Facility Agent on the instructions of the Majority Interim Lenders.

(f)	If an Interim Utilisation is, or is declared to be, due and payable, the Interim Facility Agent may, and shall if so directed by the Majority Interim Lenders, by notice to the Obligors' Agent, exercise or direct the Interim Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Interim Finance Documents.

(g)	For the avoidance of doubt, break costs shall be payable for any prepayment or repayment of an Interim Loan.

(h)	Any part of the Interim Revolving Facility which is repaid may be redrawn in accordance with the terms of this Agreement.

(i)	Amounts repaid under the Interim Facility B may not be redrawn.

(j)	Without prejudice to the Borrower's obligation under paragraph (c) above, if one or more Interim Revolving Facility Loans are to be made available to the Borrower:

(i)	on the same day that a maturing Interim Revolving Facility Loan is due to be repaid by the Borrower;

(ii)	in the same currency as the maturing Interim Revolving Facility Loan; and

(iii)	in whole or in part for the purpose of refinancing the maturing Interim Revolving Facility Loan,

the aggregate amount of new Interim Revolving Facility Loans shall be treated as if applied in or towards repayment of the maturing Interim Revolving Facility Loan so that:

(A)	if the amount of the maturing Interim Revolving Facility Loan exceeds the aggregate amount of the new Interim Revolving Facility Loans:

(1)	the Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Interim Lender's participation (if any) in the new Interim Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Interim Lender's participation (if any) in the maturing Interim Revolving Facility Loan and that Interim Lender will not be required to make its participation in the new Interim Revolving Facility Loans available in cash; and

(B)	if the amount of the maturing Interim Revolving Facility Loan is equal to or less than the aggregate amount of the new Interim Revolving Facility Loans:

(1)	the Borrower will not be required to make any payment in cash; and

(2)	each Interim Lender will be required to make its participation in the new Interim Revolving Facility Loans available in cash only to the extent that its participation (if any) in the new Interim Revolving Facility Loans exceeds that Interim Lender's participation (if any) in the maturing Interim Revolving Facility Loan and the remainder of that Interim Lender's participation in the new Interim Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Interim Lender's participation in the maturing Interim Revolving Facility Loan.

(k)	The Borrower consents, to the extent reasonably practicable, to any refinancing of an Interim Utilisation with the proceeds of the first utilisation made under the equivalent Long-term Financing Agreement (free of any escrow or similar arrangements) in which the Interim Lenders participate being effected by means of a "cashless roll" or "cashless exchange".

7.2	Prepayment

(a)	The Borrower may prepay the whole or any part of any outstanding Interim Utilisation (including, for the avoidance of doubt, the whole or any part of any outstanding Interim Utilisation owed to a particular Interim Lender to the extent provided for by the terms of this Agreement), together with accrued but unpaid interest, at any time, on giving one (1) Business Days' prior notice in writing to the Interim Facility Agent.

(b)	Any part of the Interim Revolving Facility which is prepaid pursuant to paragraph (a) above may be redrawn in accordance with the terms of this Agreement.

(c)	Amounts prepaid under the Interim Facility B may not be redrawn.

8.	Interest

8.1	Calculation of interest

The rate of interest on each Interim Loan for its Interest Period is the percentage rate per annum equal to the aggregate of:

(a)	the Margin; and

(b)	the Funding Cost for that Interest Period.

8.2	Payment of interest

(a)	The period for which each Interim Loan is outstanding shall be divided into successive interest periods (each, an Interest Period) (save that for each Interim Revolving Facility Loan there shall only be one Interest Period), each of which will start on the expiry of the previous Interest Period or, in the case of the first Interest Period for an Interim Facility B Loan (or the Interest Period for each Interim Revolving Facility Loan), on the relevant Drawdown Date.

(b)	The Borrower shall select an Interest Period of (x) one (1) week in respect of an Interim Pre-Funding Loan and (y) one (1) or three (3) months in respect of an Interim Loan in each Drawdown Request and (in relation to subsequent Interest Periods for the Interim Facility B Loans) thereafter no later than 11.00 a.m. one (1) Business Day prior to applicable Rate Fixing Day.

(c)	If the Borrower does not select an Interest Period for an Interim Loan, the default Interest Period shall (subject to paragraph (e) below) be four (4) weeks (or, if earlier, a period ending on the Final Repayment Date).

(d)	The Borrower must pay accrued interest on each Interim Loan made to it on the last day of each Interest Period in respect of that Interim Loan and on any date on which that Interim Loan is repaid or prepaid.

(e)	Notwithstanding paragraphs (a), (b) and (c) above, no Interest Period will extend beyond the Final Repayment Date.

(f)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not), provided that no Interest Period will extend beyond the Final Repayment Date.

8.3	Interest on overdue amounts

(a)	If the Borrower fails to pay when due any amount payable by it under the Interim Finance Documents, it must immediately on demand by the Interim Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Interim Facility Agent to be one (1) per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of that Interim Loan.

(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount on the last day of each Interest Period (or such duration as selected by the Interim Facility Agent acting reasonably) to the extent permitted under any applicable law and regulation.

8.4	Interest calculation

(a)	Interest shall be paid in the currency of the relevant Interim Loan and shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year (or, where practice in the relevant interbank market differs, in accordance with that market practice).

(b)	The Interim Facility Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.5	Replacement of Screen Rate

(a)	Subject to paragraph (c) below, any amendment, replacement or waiver proposed by the Company and delivered in writing to the Interim Facility Agent which relates to a change to (i) the benchmark rate, base rate or reference rate (the "Benchmark Rate") to apply in relation to a currency in place of the existing Benchmark Rate for such currency under an applicable Interim Facility, or (ii) the method of calculation of any Benchmark Rate, (in each case including any amendment, replacement or waiver to the definition of "Term SOFR" including an alternative or additional page, service or method for the determination thereof, or which relates to aligning any provision of an Interim Finance Document to the use of that Benchmark Rate, including making appropriate adjustments to this Agreement for basis, duration, time and periodicity for determination of that Benchmark Rate for any Interest Period and making other consequential and/or incidental changes) (a Benchmark Rate Change), as agreed by the Company and the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders), may and shall be made provided.

(b)	If no Benchmark Rate Change for such currency has been made or implemented pursuant to paragraph (a) above and the Company or the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders) requests the making of a Benchmark Rate Change and notifies the Interim Facility Agent or the Company (as applicable) thereof, then the Company and the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders) shall enter into consultations in respect of a Benchmark Rate Change; provided that if such Benchmark Rate Change cannot be agreed upon by the earlier of (x) the end of a consecutive period of thirty (30) days and (y) the date which is five (5) Business Days before the end of the current Interest Period, (or in the case of a new Interim Utilisation, the date which is five (5) Business Days before the date upon which the Drawdown Request will be served, as notified by the Company to the Interim Facility Agent), the Benchmark Rate applicable to any Interim Lender's share of an Interim Loan for each Interest Period which commences after the Trigger Date (as defined below) for the currency of such Interim Loan and prior to (or during) the date on which a Benchmark Rate Change for that currency has been agreed shall (unless otherwise agreed by the Company and the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders participating in the applicable Interim Facility)) be replaced by the rate certified to the Interim Facility Agent by that Interim Lender as soon as practicable (and in any event by the date falling two (2) Business Days before the date on which interest is due to be paid in respect of the relevant Interest Period) to be that which expresses as a percentage rate per annum the cost to the relevant Interim Lender of funding its participation in that Interim Loan in the Relevant Market. Notwithstanding the foregoing, the Interim Facility Agent shall consult with any affected Interim Lenders with any Benchmark Rate Change.

(c)	Notwithstanding the other provisions of this Clause 8.5, no Benchmark Rate Change or other amendments or waivers in connection therewith shall be made without the prior written consent of the Company (which may be given, withheld, conditioned or delayed in its sole and absolute discretion and shall not, under any circumstances, be deemed given) which:

(i)	would result in an increase in the weighted average cost of the applicable Interim Facility (whether by an increase in the Margin, fees or otherwise but taking into account, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of any Benchmark Rate Change to such applicable Interim Facility (including any spread adjustment to reflect the differential between the weighted average Benchmark Rate before and after such Benchmark Rate Change)) to the Obligors;

(ii)	are a change to the date of an interest payment date;

(iii)	would result in any Obligor being subject to more onerous obligations under the Interim Finance Documents;

(iv)	would result in any rights or benefits of any Obligor under the Interim Finance Documents being lost or reduced; or

(v)	would include a credit spread adjustment (or similar) or a fallback cost of funds for market disruption.

(d)	For the purposes of this Clause 8.5:

"Trigger Date" in respect of Term SOFR or other rate used to calculate any Benchmark Rate means the earliest of:

(i)	the date upon which the administrator of Term SOFR or other rate publicly announces that it has ceased to provide Term SOFR or other rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Term SOFR or other rate; or

(ii)	the date upon which the supervisor of the administrator of that Term SOFR or other rate publicly announces that Term SOFR or other rate has been permanently or indefinitely discontinued.

9.	Market Disruption

9.1	Absence of quotations

If the Funding Cost (other than in respect of a USD Term Rate Loan) is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 12.00 noon on the Rate Fixing Day the applicable Funding Cost shall be determined on the basis of the quotations of the remaining Reference Banks, subject to Clause 9.2 (Market Disruption Notice). For the avoidance of doubt, this clause 9.1 shall not apply to USD Term Rate Loans.

9.2	Market Disruption Notice

If, in relation to any actual or proposed Interim Loan (a Disrupted Loan):

(a)	the Funding Cost is to be determined by reference to rates supplied by Reference Banks and none or only one of the Reference Banks supplies a rate by 12.00 noon on the Rate Fixing Day; or

(b)	before close of business in London on the Rate Fixing Day for the relevant Interest Period, one or more Interim Lenders whose participations in that Disrupted Loan equal or exceed in aggregate fifty (50) per cent. of the amount of that Disrupted Loan notify the Interim Facility Agent that by reason of circumstances affecting the relevant interbank market generally the cost to those Interim Lenders of obtaining matching deposits in the relevant interbank market would be in excess of the Funding Cost, the Interim Facility Agent will promptly give notice of that event to the Obligors' Agent and the Interim Lenders (a Market Disruption Notice).

9.3	Proposed Disrupted Loans

If a Market Disruption Notice is given in respect of a proposed Disrupted Loan, the interest rate applicable on each Interim Lender's participation in that Disrupted Loan will be the rate certified by that Interim Lender to the Interim Facility Agent no later than five (5) Business Days after the Rate Fixing Day to be its cost of funds (from any source which it may reasonably select) plus the Margin.

10.	Taxes

10.1	Gross-up

(a)	Each Obligor must make all payments under the Interim Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If the Obligors' Agent or an Interim Lender becomes aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), it shall promptly notify the Interim Facility Agent. If the Interim Facility Agent receives such notification from an Interim Lender it shall promptly notify the Obligors' Agent and (if different) the relevant Obligor. If the Interim Facility Agent receives such notification from the Obligors' Agent it shall promptly notify the relevant Interim Lender.

(c)	Each Interim Lender shall promptly provide to the Interim Facility Agent (if requested by the Interim Facility Agent):

(i)	a written confirmation that it is or, as the case may be, is not, a Qualifying Interim Lender; and

(ii)	such documents and other evidence as the Interim Facility Agent may reasonably require to support any confirmation given pursuant to sub-paragraph (i) above,

and until such time as an Interim Lender has complied with any request pursuant to this paragraph (c), the Interim Facility Agent and each Obligor shall be entitled to treat such Interim Lender as not being a Qualifying Interim Lender for all purposes under the Interim Finance Documents.

(d)	If any Tax Deduction is required by law to be made by an Obligor from any payment under an Interim Finance Document:

(i)	except as provided in Clause 10.2 (Exceptions from gross-up), the amount of the payment due from that Obligor under an Interim Finance Document will be increased to an amount which (after taking into account any Tax Deduction) leaves an amount equal to the amount which would have been due if no Tax Deduction had been required; and

(ii)	the relevant Obligor will:

(A)	ensure that the Tax Deduction and any payment required in connection with it does not exceed the minimum amount required by law;

(B)	make the Tax Deduction and any payment required in connection with such tax deduction within the time allowed by law; and

(C)	within thirty (30) days of making any Tax Deduction or any payment to the relevant Tax authorities required in connection with it, deliver to the Interim Facility Agent (for the Interim Finance Party entitled to the payment) evidence satisfactory to that Interim Finance Party (acting reasonably and in good faith) that such Tax Deduction has been made or (as applicable) such payment paid to the appropriate authority, provided that the relevant Obligor will not be in breach of this sub-paragraph (C) if it delivers such evidence as soon as reasonably practicable after the expiry of such period.

(e)	Each Interim Lender shall co-operate with each Obligor that makes a payment to that Interim Lender in completing, or assisting with the completion of, all procedural formalities necessary for that Obligor to obtain authorisation to make a payment either without a Tax Deduction or, where a payment cannot be made without a Tax Deduction, with a reduced Tax Deduction, and maintain or re-obtain that authorisation where an authorisation expires or otherwise ceases to have effect.

(f)	If:

(i)	a Tax Deduction should have been made in respect of a payment made by or on account of an Obligor to an Interim Lender under an Interim Finance Document;

(ii)	either:

(A)	the relevant Obligor (or the Interim Facility Agent, if it is the applicable withholding agent) was unaware that the Tax Deduction was required and as a result does not make the Tax Deduction or made a Tax Deduction at a reduced rate;

(B)	in reliance on the notifications and confirmation provided by the relevant Finance Party pursuant to Clause 10.5 (Interim Lender Status Confirmation), the relevant Obligor did not make such Tax Deduction or made a Tax Deduction at a reduced rate; or

(C)	the relevant Finance Party has not complied with its obligation under paragraphs (b) or (c) above and as a result the relevant Obligor did not make the Tax Deduction or made a Tax Deduction at a reduced rate; and

(iii)	the relevant Obligor would not have been required to make an increased payment under paragraph (d) above in respect of that Tax Deduction,

then the Interim Lender that received the payment in respect of which the Tax Deduction should have been made or made at a higher rate undertakes to promptly reimburse the Obligor for the amount of the Tax Deduction that should have been made (including any penalty, interest or expenses payable in connection with any failure to pay or any delay in paying any of the same).

10.2	Exceptions from gross-up

No Obligor is required to make any increased payment to an Interim Lender under Clause 10.1 (Gross-up) in respect of a Tax Deduction imposed by Luxembourg if, on the date the payment falls due:

(a)	that Interim Lender is not or has ceased to be a Qualifying Interim Lender (unless that Interim Lender has ceased to be a Qualifying Interim Lender as a result of a Change of Law);

(b)	such Tax Deduction is the result of, or has been increased by, that Interim Lender's failure to comply with its obligations under paragraph (e) of Clause 10.1 (Gross-up); or

(c)	such Tax Deduction is required by virtue of the Luxembourg law dated 23 December 2005 as amended from time to time.

10.3	Tax indemnity

(a)	The Obligors' Agent shall pay (or procure payment) (within five (5) Business Days of written demand by the Interim Facility Agent) to an Interim Finance Party an amount equal to the loss, liability or cost which that Interim Finance Party determines (acting reasonably and in good faith) will be or has been suffered for or on account of Tax by that Interim Finance Party in relation to a payment received or receivable (or deemed for Tax purposes to be received or receivable) from an Obligor under an Interim Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	to any Tax assessed on an Interim Finance Party under the law of the jurisdiction or jurisdictions (or any political subdivision thereof) in which:

(A)	that Interim Finance Party is incorporated or, if different, in which that Interim Finance Party is treated as resident for tax purposes; or

(B)	that Interim Finance Party's Facility Office or other permanent establishment is located in respect of amounts received or receivable under the Interim Finance Documents in that jurisdiction (or in respect of amounts attributable or allocable to the permanent establishment), if that Tax is imposed on or calculated by reference to the income, profits or gains or interest margin received or receivable (but not any sum deemed to be received or receivable) by that Interim Finance Party or if that Tax is considered a franchise Tax (imposed in lieu of net income Tax) or a branch profits or similar Tax;

(ii)	to the extent a loss or liability:

(A)	is compensated for by payment of an amount under Clause 10.1 (Gross-up);

(B)	would have been compensated for by payment of an increased amount under Clause 10.1 (Gross-up) but was not so compensated because any of the exclusions in Clause 10.2 (Exceptions from gross-up) applied;

(C)	is compensated for by payment of an amount under Clause 10.6 (Stamp Taxes) or Clause 10.7 (Value added taxes) or would have been compensated for by payment of an increased amount under such Clauses but was not so compensated because any of the exclusions in such Clauses applied;

(D)	is suffered or incurred by an Interim Lender as a result of such Interim Lender's failure to comply with its obligations under Clause 10.5 (Interim Lender Status Confirmation);

(E)	is increased as a result of the Interim Finance Party not complying with paragraph (c) below;

(F)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(G)	relates to a FATCA Deduction required to be made by a party.

(c)	An Interim Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Obligors' Agent and the Interim Facility Agent on becoming aware of the event which has given, or will give, rise to the claim.

10.4	Tax Credit

If an Obligor pays an additional amount under Clause 10.1 (Gross-up) or Clause 10.3 (Tax indemnity) and an Interim Finance Party determines (acting reasonably and in good faith) that it (or one of its Affiliates) has, either on a standalone or an affiliated basis, received and utilised a Tax Credit of similar Tax benefit attributable to that payment or the Tax giving rise to that payment, that Interim Finance Party and/or the applicable Affiliate shall pay to that Obligor within five (5) Business Days upon the utilisation of any Tax Credit or similar Tax benefit an amount which that Interim Finance Party determines (acting reasonably and in good faith), providing such evidence to the Obligor in respect of such amounts as the Obligor may reasonably request in writing, will leave such Interim Finance Party or the applicable Affiliate (after that payment by it) in the same after-Tax position as it would have been in if the payment of that additional amount by that Obligor had not been required to be made.

10.5	Interim Lender Status Confirmation

(a)	Each Original Interim Lender shall confirm in Schedule 11 (The Original Interim Lenders) which of the following categories it falls in:

(i)	not a Qualifying Interim Lender;

(ii)	a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or

(iii)	a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed).

(b)	Each Interim Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, which of the following categories it falls in:

(i)	not a Qualifying Interim Lender;

(ii)	a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or

(iii)	a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed).

(c)	If a New Interim Lender or Increase Lender fails to indicate its status in accordance with this Clause 10.5 then such New Interim Lender or Increase Lender (as applicable) shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Interim Lender until such time as it notifies the Interim Facility Agent which category applies (and the Interim Facility Agent, upon receipt of such notification, shall promptly inform the Obligors' Agent).

(d)	For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of an Interim Lender to comply with this Clause 10.5.

(e)	Each Interim Lender which must complete procedural formalities in order to receive payments under this Agreement without a Tax Deduction being imposed or with a minimum Tax Deduction under applicable law, shall notify the Interim Facility Agent and the Obligor promptly on completion of all such formalities.

10.6	Stamp Taxes

The Obligors' Agent shall pay (or shall procure payment) (within five (5) Business Days of written demand by the Interim Facility Agent) and indemnify each Interim Finance Party against all losses, costs and liabilities which that Interim Finance Party (directly or indirectly) suffers or incurs in relation to any stamp duty, registration, documentary or other similar transfer Tax payable in respect of any Interim Finance Document except for:

(a)	(for the avoidance of doubt) any such Tax payable in respect of any transfer, assignment, novation, sub-participation, sub-contract or other disposal of an Interim Finance Party's rights or obligations (or part thereof) under an Interim Finance Document; or

(b)	any such Tax to the extent it becomes payable upon a voluntary registration made by any Interim Finance Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Interim Finance Party under an Interim Finance Document.

10.7	Value added taxes

(a)	All amounts expressed to be payable under an Interim Finance Document by any party to an Interim Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply or supplies made by any Interim Finance Party to any party in connection with an Interim Finance Document: (i) if such Interim Finance Party is required to account to the relevant tax authority for the VAT, that party shall pay to the Interim Finance Party (in addition to and at the same time as paying the consideration for that supply or supplies) an amount equal to the amount of the VAT (upon such Interim Finance Party providing an appropriate VAT invoice to such party); or (ii) if such Party is required to directly account for such VAT under the reverse charge procedure provided for by any relevant VAT provisions of the jurisdiction in which such party receives such supply, then such Party shall account for the VAT at the appropriate rate (and the relevant Interim Finance Party must promptly provide an appropriate VAT invoice to such Party stating that the amount is charged in respect of a supply that is subject to VAT but that the reverse charge procedure applies).

(b)	If VAT is or becomes chargeable on any supply made by any Interim Finance Party (the Supplier) to any other Interim Finance Party (the Recipient) under an Interim Finance Document, and any party other than the Recipient (the Relevant Party) is required by the terms of any Interim Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines (acting reasonably and in good faith) relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines (acting reasonably and in good faith) that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where an Interim Finance Document requires any party to reimburse or indemnify an Interim Finance Party for any costs or expenses, that party shall reimburse or indemnify (as the case may be) the Interim Finance Party against any VAT incurred by the Interim Finance Party in respect of the costs or expenses, to the extent that the Interim Finance Party determines (acting reasonably and in good faith) that neither it nor any group of which it is a member for VAT purposes is entitled to credit or receive repayment in respect of the VAT from the relevant tax authority.

(d)	Any reference in Clause 10.7 to any party shall, at any time when such party is treated as a member of a group or fiscal unity for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by an Interim Finance Party to any party under an Interim Finance Document, if reasonably requested by such Interim Finance Party, that party must promptly provide such Interim Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Interim Finance Party's VAT reporting requirements in relation to such supply.

10.8	FATCA information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Interim Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

10.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors' Agent and the Interim Facility Agent, and the Interim Facility Agent shall notify the other Interim Finance Parties.

11.	Increased Costs

11.1	Increased Costs

(a)	If the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date on which it becomes Party, or compliance with any law, regulation or treaty made after the date on which it becomes Party, results in any Interim Finance Party (a Claiming Party) or any Affiliate of it incurring any Increased Cost (as defined in paragraph (c) below):

(i)	the Claiming Party will notify the Obligors' Agent and the Interim Facility Agent of the circumstances giving rise to that Increased Cost as soon as reasonably practicable after becoming aware of it and will as soon as reasonably practicable provide a certificate confirming the amount of that Increased Cost with (to the extent available) appropriate supporting evidence; and

(ii)	within five (5) Business Days of demand by the Claiming Party, the Obligors' Agent will (or shall procure that another Group Company will) pay to the Claiming Party the amount of any Increased Cost incurred by it (or any Affiliate of it).

(b)	No Group Company will be obliged to compensate any Claiming Party under paragraph (a) above in relation to any Increased Cost:

(i)	to the extent already compensated for by a payment under Clause 10 (Taxes) (or would have been so compensated but for an exclusion in Clauses 10.2 (Exceptions from gross-up), 10.3 (Tax indemnity), 10.6 (Stamp Taxes) or 10.7 (Value added taxes));

(ii)	attributable to the breach by the Claiming Party of any law, regulation or treaty or any Interim Finance Document;

(iii)	attributable to a Tax Deduction required by law to be made by an Obligor;

(iv)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Claiming Party (or any Affiliate of it) by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it;

(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment to Basel II arising out of Basel III (as defined in paragraph (c)(ii) below)) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Interim Finance Party or any of its Affiliates) but excluding any Increased Cost attributable to Basel III or any other law or regulation which implements Basel III (in each case, unless an Interim Finance Party was or reasonably should have been aware of that Increased Cost on the date on which it became an Interim Finance Party under this Agreement);

(vi)	attributable to a change (whether of basis, timing or otherwise) in the Tax on the overall net income of the Interim Finance Party (or any Affiliate of it) or of the branch or office through which it participates in any Interim Loan;

(vii)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy);

(viii)	attributable to a FATCA Deduction required to be made by a Party; or

(ix)	not notified to the Obligors' Agent in accordance with paragraph (a)(i) above.

(c)	In this Agreement:

(i)	Increased Cost means:

(A)	an additional or increased cost;

(B)	a reduction in any amount due, paid or payable to the Claiming Party under any Interim Finance Document; or

(C)	a reduction in the rate of return from an Interim Facility or on the Claiming Party's (or its Affiliates') overall capital,

suffered or incurred by a Claiming Party (or any Affiliate of it) as a result of it having entered into or performing its obligations under any Interim Finance Document or making or maintaining its participation in any Interim Loan; and

(ii)	Basel III means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

11.2	Mitigation

(a)	If circumstances arise which entitle an Interim Finance Party:

(i)	to receive payment of an additional amount under Clause 10 (Taxes);

(ii)	to demand payment of any amount under Clause 11.1 (Increased Costs); or

(iii)	to require cancellation or prepayment to it of any amount under Clause 11.3 (Illegality) (including for the avoidance of doubt if an Interim Finance Party is not obliged to fund in circumstances where paragraph (b)(iii) of Clause 3.1 (Conditions Precedent) applies), then that Interim Finance Party will, in consultation with the Obligors' Agent, take all reasonable steps to mitigate the effect of those circumstances (including by transferring its rights and obligations under the Interim Finance Documents to an Affiliate or changing its Facility Office or transferring its Interim Commitments and participation (if any) in each Interim Utilisation for cash at par plus all accrued but unpaid interest thereon to another bank, financial institution or other person nominated for such purpose by the Obligors' Agent).

(b)	No Interim Finance Party will be obliged to take any such steps or action if to do so is likely in its opinion (acting in good faith) to be unlawful or to have an adverse effect on its business, operations or financial condition or breach its banking policies or require it to disclose any confidential information.

(c)	The Obligors' Agent shall (or shall procure that another Group Company will), within five (5) Business Days of demand by the relevant Interim Finance Party, indemnify such Interim Finance Party for any costs or expenses reasonably incurred by it as a result of taking any steps or action under this Clause 11.2.

(d)	This Clause 11.2 does not in any way limit, reduce or qualify the obligations of the Obligors' Agent under the Interim Finance Documents.

11.3	Illegality

If it is or will become unlawful in any applicable jurisdiction for an Interim Finance Party to participate in an Interim Facility, maintain its Interim Commitment or participation in any Interim Utilisation or perform any of its obligations under any Interim Finance Documents, then:

(a)	that Interim Finance Party shall promptly so notify the Interim Facility Agent and the Obligors' Agent upon becoming aware of that event; and

(b)	following such notification, the Obligors' Agent shall (or shall procure that a Group Company will) prepay that Interim Finance Party's participation in all outstandings under the relevant Interim Facility (together with any related accrued interest) and pay (or procure payment of) all other amounts due to that Interim Finance Party under the Interim Finance Documents and that Interim Finance Party's Interim Commitment will be cancelled, in each case, to the extent necessary to cure the relevant illegality and, on the date specified by that Interim Finance Party in such notice (being the last Business Day immediately prior to the illegality taking effect or the latest date otherwise allowed by the relevant law (taking into account any applicable grace period)) unless otherwise agreed or required by the Obligors' Agent, provided that on or prior to such date the Obligors' Agent shall have the right to require that Interim Lender to transfer its Interim Commitments and participation in each Interim Utilisation to another bank, financial institution or other person nominated for such purpose by the Obligors' Agent which has agreed to purchase such rights and obligations at par plus accrued interest.

12.	Payments

12.1	Place

(a)	Unless otherwise specified in an Interim Finance Document, on each date on which payment is to be made by any Party (other than the Interim Facility Agent) under an Interim Finance Document, such Party shall pay, in the required currency, the amount required to the Interim Facility Agent, for value on the due date at such time and in such funds as the Interim Facility Agent may specify to the Party concerned as being customary at that time for settlement of transactions in the relevant currency in the place of payment. All such payments shall be made to the account specified by the Interim Facility Agent for that purpose in the principal financial centre of the country of the relevant currency (or in relation to US Dollars, London).

(b)	Each payment received by the Interim Facility Agent under the Interim Finance Documents for another Party shall, subject to paragraphs (c) and (d) below and to Clause 12.3 (Assumed receipt), be made available by the Interim Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of an Interim Lender, for the account of its Facility Office), to such account as that Party may notify to the Interim Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to US Dollars, London).

(c)	The Interim Facility Agent may with the consent of the Obligors' Agent (or in accordance with Clause 19 (Set-Off)) apply any amount received by it for the Borrower in or towards payment (as soon as practicable after receipt) of any amount then due and payable by the Borrower under the Interim Finance Documents or in or towards purchase of any amount of any currency to be so applied.

(d)	Each Agent may deduct from any amount received by it for another Party any amount due to such Agent from that other Party but unpaid and apply the amount deducted in payment of the unpaid debt owed to it.

12.2	Currency of payment

(a)	Subject to paragraphs (b) to (e) (inclusive) below, US Dollars is the currency of account and payment of any sum due from an Obligor under any Interim Finance Documents shall be made in US Dollars.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes were incurred.

(c)	Each repayment of an Interim Utilisation or overdue amount or payment of interest thereon shall be made in the currency of the Interim Utilisation or overdue amount.

(d)	Each payment under Clauses 10.1 (Gross-up), 10.3 (Tax indemnity) or 11.1 (Increased Costs) shall be made in the currency specified by the Interim Finance Party making the claim (being the currency in which the Tax or losses were incurred).

(e)	Any amount expressed in the Interim Finance Documents to be payable in a particular currency shall be paid in that currency.

12.3	Assumed receipt

(a)	Where an amount is or is required to be paid to the Interim Facility Agent under any Interim Finance Document for the account of another person (the Payee), the Interim Facility Agent is not obliged to pay that amount to the Payee until the Interim Facility Agent is satisfied that it has actually received that amount.

(b)	If the Interim Facility Agent nonetheless pays that amount to the Payee (which it may do at its discretion) and the Interim Facility Agent had not in fact received that amount, then the Payee will on demand refund that amount to the Interim Facility Agent (together with interest on that amount at the rate determined by the Interim Facility Agent to be equal to the cost to the Interim Facility Agent of funding that amount for the period from payment by the Interim Facility Agent until refund to the Interim Facility Agent of that amount), provided that no Obligor will have any obligation to refund any such amount received from the Interim Facility Agent and paid by it (or on its behalf) to any third party for a purpose set out in Clause 3.3 (Purpose).

12.4	No set-off or counterclaim

All payments made or to be made by an Obligor under the Interim Finance Documents must be paid in full without (and free and clear of any deduction for) set-off or counterclaim (save to the extent contemplated in Clause 10 (Taxes)).

12.5	Business Days

(a)	If any payment would otherwise be due under any Interim Finance Document on a day which is not a Business Day, that payment shall be due on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any such extension of the due date for payment of any principal or overdue amount, or any extension of an Interest Period, interest shall accrue and be payable at the rate payable on the original due date.

12.6	Change in currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country:

(i)	any reference in any Interim Finance Document to, and any obligations arising under any Interim Finance Document in, the currency of that country shall be translated into, and paid in, the currency or currency unit designated by the Interim Facility Agent (after consultation with the Obligors' Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank of that country for the conversion of that currency or currency unit into the other, rounded up or down by the Interim Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, the Interim Finance Documents will, to the extent the Interim Facility Agent specifies is necessary (acting reasonably and after consultation with the Obligors' Agent), be amended to comply with any generally accepted conventions and market practice in any relevant interbank market and otherwise to reflect the change in currency. The Interim Facility Agent will notify the other Parties to the relevant Interim Finance Documents of any such amendment, which shall be binding on all the Parties.

12.7	Application of proceeds

(a)	If the Interim Facility Agent receives a payment that is insufficient to discharge all amounts then due and payable by an Obligor under any Interim Finance Document, the Interim Facility Agent shall apply that payment towards the obligations of such Obligor under the Interim Finance Documents in the following order:

(i)	first, in payment pro rata of any fees, costs and expenses of the Agents and the Arrangers due but unpaid;

(ii)	second, in payment pro rata of any fees, costs and expenses of the Interim Lenders due but unpaid;

(iii)	third, in payment pro rata of any accrued interest in respect of the Interim Facilities due but unpaid;

(iv)	fourth, in payment pro rata of any principal due but unpaid under the Interim Facilities and any amount due but unpaid under paragraph 7 (Indemnities) of Schedule 9 (Bank Guarantees);

(v)	fifth, in payment pro rata of any other amounts due but unpaid under the Interim Finance Documents to the extent such sum constitutes Interim Liabilities; and

(vi)	the balance, if any, in payment to the relevant Obligor.

(b)	The Interim Facility Agent shall if directed by all the Interim Lenders, vary the order set out in sub-paragraphs (a)(ii) to (a)(v) inclusive above.

(c)	Any such application by the Interim Facility Agent will override any appropriation made by an Obligor.

(d)	Any amount recovered under the Interim Security Documents or otherwise in connection with the realisation or enforcement of all or any part of the Interim Security will be paid to the Interim Facility Agent to be applied as set out in paragraph (a) above.

13.	Fees and Expenses

13.1	Costs and expenses

The Obligors' Agent shall (or shall procure that another Group Company will) pay to the Interim Facility Agent, within ten (10) Business Days of demand, for the account of the Interim Finance Parties the amount of all reasonable costs and expenses (including legal fees subject to any agreed limits) properly incurred by them or any of their Affiliates in connection with:

(a)	the negotiation, preparation, printing, execution and perfection of any Interim Finance Document and other documents contemplated by the Interim Finance Documents executed after the date of this Agreement; and

(b)	any amendment, waiver or consent made or granted in connection with the Interim Finance Documents,

provided that if the Interim Facility is not drawn no such costs and expenses will be payable (other than legal costs up to a cap separately agreed in writing).

13.2	Enforcement costs

The Obligors' Agent shall (or shall procure that another Group Company will) pay to each Interim Finance Party, within five (5) Business Days of demand, the amount of all costs and expenses (including legal fees reasonably incurred) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Interim Finance Document and any proceedings instituted by or against the Interim Security Agent as a consequence of taking or holding the Interim Security or enforcing these rights.

13.3	Amendment costs

The Obligors' Agent shall (or shall procure that another Group Company will) pay to the Interim Facility Agent, within ten (10) Business Days of demand, all reasonable costs and expenses (including reasonable legal fees) properly incurred by the Interim Facility Agent or Interim Security Agent in connection with responding to, evaluating, negotiating or complying with any amendment, waiver or consent requested or required by the Obligors' Agent, subject always to any limits as agreed between the Obligors' Agent and the Arrangers from time to time.

13.4	Other fees

The Borrower shall (or shall procure that another Group Company will) pay the Interim Finance Parties' fees in accordance with the Fee Letters and the Interim Agency Fee Letters.

13.5	Commitment fee

(a)	The Borrower shall pay (or procure there is paid) to the Interim Facility Agent, for the account of each Interim Revolving Facility Lender, a fee in US Dollars computed at the rate of thirty (30) per cent. of the applicable Margin on that Interim Revolving Facility Lender's Available Interim Revolving Facility Commitment under the Interim Revolving Facility for the period commencing on (and excluding) the later of (x) the Settlement Date and (y) the Interim Closing Date and ending on the last day of the Interim Revolving Facility Availability Period.

(b)	The accrued commitment fee is payable on the last day of the applicable Interim Revolving Facility Availability Period and, if cancelled in full, on the cancelled amount of the relevant Interim Revolving Facility Lender's Interim Revolving Facility Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Interim Facility Agent (for the account of an Interim Revolving Facility Lender) on any Available Interim Revolving Facility Commitment of that Interim Revolving Facility Lender for any day on which that Interim Lender is a Defaulting Lender.

(d)	No accrued commitment fee shall be payable unless the Settlement Date has occurred.

13.6	Limitations

Notwithstanding anything to the contrary in any Interim Finance Document (including Clauses 13.1 (Costs and expenses) to 13.4 (Other fees) above):

(a)	no fees, costs, expenses or other amount shall be payable by any Group Company to any Interim Finance Party under any Interim Finance Document unless the Settlement Date has occurred save, in the case of legal fees, as otherwise agreed prior to the date of this Agreement;

(b)	any demand for reimbursement of costs and expenses incurred by an Interim Finance Party must be accompanied by reasonable details of the amount demanded (including, at the request of the Obligors' Agent, hours worked, rates charged and individuals involved); and

(c)	if an Interim Lender assigns or transfers any of its rights, benefits or obligations under the Interim Finance Documents, no Group Company shall be required to pay any fees, costs, expenses or other amounts relating to or arising in connection with that assignment or transfer (including any stamp duty, transfer or registration Taxes and any amounts relating to the perfection or amendment of the Interim Security Documents).

14.	Indemnities

14.1	General indemnity

The Obligors' Agent will (or shall procure that another Group Company will) indemnify each Interim Finance Party within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded) against any loss or liability (not including loss of future Margin and/or profit) which that Interim Finance Party incurs as a result of:

(a)	the occurrence of any Major Event of Default;

(b)	the operation of Clause 18 (Pro Rata Payments);

(c)	any failure by any Obligor to pay any amount due under an Interim Finance Document on its due date;

(d)	any Interim Loan not being made for any reason (other than as a result of the fraud, default or negligence of that Interim Finance Party) on the Drawdown Date specified in the Drawdown Request requesting that Interim Loan;

(e)	any Interim Loan or overdue amount under an Interim Finance Document being repaid or prepaid otherwise than in accordance with a notice of prepayment given by an Obligor or otherwise than on the last day of the then current Interest Period relating to that Interim Loan or overdue amount, other than as a result of that Interim Lender failing to advance its participation pursuant to any Long-term Financing Agreement for the purposes of refinancing the Interim Facilities; or

(f)	making arrangements to issue a Bank Guarantee requested by an Obligor in a Bank Guarantee Request but not issued by reason of the operation of any one or more provisions of this Agreement (other than by reason of the fraud, default or negligence of that Interim Finance Party), including any loss on account of funds borrowed, contracted for or utilised to fund any Interim Loan or amount payable under any Interim Finance Document. The indemnities contained in this Clause 14.1 shall not apply to the extent a cost, loss, liability or expense is of a description falling in the categories set out in paragraph (b) of Clause 10.3 (Tax indemnity) or paragraph (b) of Clause 11.1 (Increased Costs).

14.2	Currency indemnity

(a)	If:

(i)	any amount payable by an Obligor under or in connection with any Interim Finance Document is received by any Interim Finance Party (or by an Agent on behalf of any Interim Finance Party) in a currency (the Payment Currency) other than that agreed in the relevant Interim Finance Document (the Agreed Currency), and the amount produced by such Interim Finance Party converting the Payment Currency so received into the Agreed Currency is less than the required amount of the Agreed Currency; or

(ii)	any amount payable by an Obligor under or in connection with any Interim Finance Document has to be converted from the Agreed Currency into another currency for the purpose of making, filing, obtaining or enforcing any claim, proof, order or judgment, that Obligor shall, as an independent obligation, within ten (10) Business Days of demand indemnify the relevant Interim Finance Party for any loss or liability incurred by it as a result of the conversion, provided that, if the amount produced or payable as a result of the conversion is greater than the relevant amount due, that Interim Finance Party will promptly refund such excess amount to the relevant Obligor.

(b)	Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Interim Finance Party, acting reasonably, as being most appropriate for the conversion. The relevant Obligor will also, within ten (10) Business Days of demand, pay the reasonable costs of the conversion.

(c)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under any Interim Finance Document in a currency other than that in which it is expressed to be payable in that Interim Finance Document.

14.3	Indemnity to the Interim Facility Agent

The Obligors' Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Interim Facility Agent against any cost, loss or liability incurred by the Interim Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Major Event of Default (provided that, if after doing so it is established that such event is not a Major Event of Default, the cost, loss or liability of investigation shall be for the account of the Interim Lenders); and

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised,

except where the cost, loss or liability incurred by the Interim Facility Agent is a result of fraud, wilful misconduct, gross negligence or default of the Interim Facility Agent.

14.4	Indemnity to the Interim Security Agent

(a)	The Obligors' Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand (which demand must be accompanied by reasonable details and calculations of the amount demanded), indemnify the Interim Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by the Interim Security Agent, Receiver or Delegate (acting reasonably) as a result of:

(i)	the taking, holding, protection or enforcement of the Interim Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Interim Security Agent and each Receiver and Delegate by the Interim Finance Documents or by law; and

(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Interim Finance Documents,

except where, as the case may be, the cost, loss or liability incurred by the Interim Security Agent, Receiver and/or Delegate is a result of fraud, wilful misconduct, gross negligence or default of the Interim Security Agent, Receiver and/or Delegate.

(b)	The Interim Security Agent and, to the extent relevant, each other Interim Finance Party may, in priority to any payment to the Interim Finance Parties, indemnify itself out of the Charged Property over which it holds Interim Security in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Interim Security held by it and the proceeds of the enforcement of the Interim Security held by it for all moneys payable to it.

14.5	Acquisition Indemnity for the Interim Security Agent

(a)	The Obligors' Agent shall (or shall procure that another Group Company will) within ten (10) Business Days of demand indemnify and hold harmless the Interim Security Agent and any of their respective Affiliates and any of their directors, officers, agents, advisers and employees (as applicable) (each an Indemnified Person) against any cost, expense, loss, liability (including, except as specified below, reasonably incurred legal fees and limited, in the case of legal fees and expenses, to one counsel to such Indemnified Persons taken as a whole and in the case of a conflict of interest, one additional counsel to the affected Indemnified Persons similarly situated, taken as a whole and, if reasonably necessary one local counsel in any relevant jurisdiction) incurred by or awarded against such Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding (including any action, claim, investigation or proceeding to preserve or enforce rights), commenced or threatened, relating to this Agreement, the Interim Facilities or any Acquisition or the use or proposed use of proceeds of the Interim Facilities (except to the extent such cost, expense, loss or liability resulted (x) directly from fraud, the gross negligence or wilful misconduct of such Indemnified Person or results from such Indemnified Person breaching a term of or any of its obligations under this Agreement, the Interim Finance Documents, or the Commitment Documents or any confidentiality undertaking given by that Indemnified Person or (y) from or relates to any disputes solely among Indemnified Persons and not arising out of any act or omission of the Obligors or any other entity controlled by the Investors).

(b)	If any event occurs in respect of which indemnification may be sought from the Obligors' Agent, the relevant Indemnified Person shall only be indemnified if (where legally permissible to do so and without being under any obligation to so act to the extent that it is not lawfully permitted to do so) it:

(i)	notifies the Obligors' Agent in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event and this provision;

(ii)	consults with the Obligors' Agent fully and promptly with respect to the conduct of the relevant claim, action or proceeding;

(iii)	conducts such claim, action or proceeding properly and diligently; and

(iv)	does not settle any such claim, action or proceeding without the Obligors' Agent's prior written consent (such consent not to be unreasonably withheld).

(c)	The Indemnified Person shall also be entitled to appoint their own legal counsel in each applicable jurisdiction in respect of any such claim, action or proceeding.

(d)	The Contracts (Rights of Third Parties) Act 1999 shall apply to this Clause 14.5 so that each Indemnified Person may rely on it, subject always to the terms of Clause 29.6 (Third party rights) and 30 (Governing Law).

(e)	The Interim Finance Parties shall not have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under this Clause 14.5.

(f)	No Indemnified Person shall be responsible or have any liability to the Obligors' Agent or any of its Affiliates or anyone else for consequential losses or damages.

(g)	Neither (x) any Indemnified Person, nor (y) the Investors, Topco, any member of the Group or any member of the Target Group (or any of their respective Affiliates), shall be liable for any indirect, special, punitive or consequential losses or damages in connection with its activities related to the Interim Facilities or the Interim Finance Documents.

15.	Subordination

(a)	All Subordinated Shareholder Liabilities shall be subordinated and postponed to all Interim Liabilities and any amounts received in respect of the Subordinated Shareholder Liabilities shall be applied in accordance with Clause 12.7 (Application of proceeds).

(b)	If paragraph (a) above applies, Topco will:

(i)	pay all payments under or in respect of the Subordinated Shareholder Documents in cash or in kind received by or on behalf of it from any Obligor (or any liquidator, administrator, receiver or similar official of such debtor or its assets) over to the Interim Facility Agent for application in the order set out in Clause 12.7 (Application of proceeds); and

(ii)	direct the trustee in bankruptcy, liquidator, administrator, receiver or other person distributing the assets of any Obligor or their proceeds to make payments in respect of the Subordinated Shareholder Documents directly to the Interim Facility Agent until all Interim Liabilities have been paid in full.

(c)	To the fullest extent permitted under mandatory provisions of applicable law, and if an Obligor is or becomes the subject of an event referred to in paragraphs 5, 6 or 7 of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default) following an Acceleration Notice, the Interim Security Agent is hereby irrevocably authorised on behalf of Topco to, until all Interim Liabilities have been paid in full:

(i)	claim, enforce and prove for liabilities in respect of the Subordinated Shareholder Liabilities owed by each Obligor to Topco;

(ii)	exercise all powers of convening meetings, voting and representation in respect of liabilities in respect of the Subordinated Shareholder Liabilities and the Obligors' Agent under the Subordinated Shareholder Documents will provide all forms of proxy and of representation requested by the Interim Security Agent for that purpose;

(iii)	file claims and proofs, give receipts and take all such proceedings and do all such things as the Interim Security Agent considers reasonably necessary to recover any liabilities in respect of the Subordinated Shareholder Liabilities; and

(iv)	receive all distributions in respect of the Subordinated Shareholder Documents for application in accordance with this Agreement.

16.	Security and Guarantee

16.1	Responsibility

The Interim Security Agent is not liable or responsible to any other Interim Finance Party for:

(a)	any failure in perfecting or protecting the Security Interest created by any Interim Security Document; or

(b)	any other action taken or not taken by it in connection with an Interim Security Document.

16.2	Possession of documents

The Interim Security Agent is not obliged to hold in its own possession any Interim Security Document, title deed or other document in connection with any asset over which a Security Interest is intended to be created by an Interim Security Document. Without prejudice to the above, the Interim Security Agent may allow any bank providing safe custody services or any professional adviser to the Interim Security Agent to retain any of those documents in its possession.

16.3	Investments

Except as otherwise provided in any Interim Security Document, all moneys received by the Interim Security Agent under the Interim Finance Documents may be:

(a)	invested in the name of, or under the control of, the Interim Security Agent in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Interim Security Agent with the consent of the Majority Interim Lenders; or

(b)	placed on deposit in the name of, or under the control of, the Interim Security Agent at such bank or institution (including any other Interim Finance Party) and upon such terms as the Interim Security Agent may think fit.

16.4	Conflict with Interim Security Documents

If there is any conflict between the provisions of this Agreement and any Interim Security Document with regard to instructions to or other matters affecting the Interim Security Agent, this Agreement will prevail.

16.5	Enforcement of Interim Security Documents

(a)	Except as otherwise expressly provided in the relevant Interim Security Document, the Security Interests granted pursuant to the Interim Security Documents may only be enforced if an Acceleration Notice has been given to an Obligor and remains outstanding.

(b)	If the Interim Security is being enforced pursuant to paragraph (a) above, the Interim Security Agent shall enforce the Interim Security in such manner as the Majority Interim Lenders shall instruct, or, in the absence of any such instructions, as the Interim Security Agent sees fit.

(c)	Subject to Clause 17 (Agents and Arrangers), each Interim Finance Party (other than the Interim Security Agent) agrees not to enforce independently or exercise any rights or powers arising under an Interim Security Document except through the Interim Security Agent and in accordance with the Interim Finance Documents.

16.6	Release of security

(a)	If:

(i)	a disposal to a person or persons outside the Group of any asset over which a Security Interest has been created by any Interim Security Document is:

(A)	being effected at the request of the Majority Interim Lenders in circumstances where any of the security created by the Interim Security Documents has become enforceable; or

(B)	being effected by enforcement of the Interim Security Documents; or

(ii)	the Interim Liabilities are repaid in full,

the Interim Security Agent is irrevocably authorised to execute on behalf of each Interim Finance Party, Topco and each Obligor (and at the cost of the Obligors' Agent) the releases and disposals referred to in paragraph (b) below.

(b)	The releases and other actions referred to in paragraph (a) above are:

(i)	any release of any Security Interest created by the Interim Security Documents over that asset; and

(ii)	if that asset comprises all of the shares in the capital of any Group Company (or any direct or indirect holding company of any Group Company):

(A)	a release of that Group Company and its respective Subsidiaries from all present and future liabilities under the Interim Finance Documents or the Subordinated Shareholder Documents (both actual and contingent and including any liability to any other Group Company under the Interim Finance Documents or the Subordinated Shareholder Documents by way of contribution or indemnity) and a release of all Security Interests granted by that Group Company and its Subsidiaries under the Interim Security Documents; or

(B)	in respect of a disposal under paragraph (a)(i) above only, a disposal of all or any part of the present and future liabilities of that Group Company and its respective Subsidiaries under the Interim Finance Documents or the Subordinated Shareholder Documents (both actual and contingent and including any liability to any other Group Company under the Interim Finance Documents or the Subordinated Shareholder Documents by way of contribution or indemnity) owed by that Group Company and its respective Subsidiaries.

(c)	In the case of paragraph (a) above, the net cash proceeds of the disposal must be applied in accordance with Clause 12.7 (Application of proceeds).

(d)	If the Majority Interim Lenders instruct the Interim Security Agent to effect any of the releases or disposals in circumstances permitted under paragraph (b) above, each Interim Finance Party, Topco and the relevant Obligor must promptly execute (at the cost of the Obligors' Agent) any document which is reasonably required to achieve that release or disposal. Each Obligor and Topco irrevocably authorises the Interim Security Agent to promptly execute any such document. Any release will not affect the obligations of any other Group Company under the Interim Finance Documents.

16.7	Perpetuity period

If applicable to any trust created in this Agreement, the perpetuity period for that trust is 125 years.

16.8	Guarantee and indemnity

The provisions of Schedule 4 (Guarantee and Indemnity) are incorporated into this Clause 16 by reference.

16.9	Appointment of Interim Security Agent in relation to French Interim Security Documents

(a)	Without limiting any other right and obligation of the Interim Security Agent under this Agreement, this Clause 16.9 shall apply in relation to the French Interim Security Documents and the French Interim Security.

(b)	Each Interim Finance Party:

(i)	irrevocably and unconditionally appoints the Interim Security Agent to act as security agent (agent des sûretés) pursuant to articles 2488-6 and following of the French Civil Code in respect of the French Interim Security;

(ii)	irrevocably authorises, empowers and directs the Interim Security Agent (by itself or by such person(s) as it may nominate) acting in such capacity within the meaning of article 2488-6 of the French Civil Code, without limitation and notwithstanding any other rights conferred upon the Interim Security Agent under this Agreement to:

(A)	take, register, manage and enforce any French Interim Security in the name of the Interim Security Agent for the benefit of (au profit de) such Interim Finance Party;

(B)	negotiate and execute, in its name and for the benefit of the Interim Finance Parties, the French Interim Security Documents (and any ancillary document in connection therewith);

(C)	perform the duties and exercise the rights, powers, prerogatives and discretions that are specifically granted to it under or in connection with the French Interim Security Documents;

(D)	release the French Interim Security following the occurrence of the final discharge in full of all obligations under the Interim Facilities or as otherwise provided in the Interim Finance Documents; and

(E)	take any action and exercise any right, power, prerogative and discretion upon the terms and conditions set out in this Agreement or under or in connection with the French Interim Security Documents, in each case, in accordance with, and subject to, the terms of this Agreement and/or the relevant French Interim Security Agreement; and

(iii)	confirms that the appointment of the Interim Security Agent under this Clause 16.9 shall remain in full force and effect until the occurrence of the final discharge in full of all obligations under the Interim Facilities.

(c)	The Interim Security Agent:

(i)	accepts its appointment as security agent (agent des sûretés) pursuant to this Clause 16.9; and

(ii)	acknowledges that it shall act in its own name for the benefit of the Interim Finance Parties for the purposes of the French Interim Security and the French Interim Security Documents,

in each case, in accordance with articles 2488-6 and following of the French Civil Code and the provisions of this Agreement.

(d)	Any change of Interim Security Agent appointed pursuant to this Clause 16.9 shall be made in accordance with article 2488-11 of the French Civil Code (remplacement judiciaire).

(e)	With respect to any French Interim Security Document, any reference in this Agreement to the Interim Security Agent acting as agent or trustee shall be deemed to include a reference to the Interim Security Agent acting as agent des sûretés as referred to in this Clause 16.9.

17.	Agents and Arrangers

17.1	Appointment of Agents

(a)	Each Interim Finance Party (other than the relevant Agent) irrevocably authorises and appoints each Agent:

(i)	to act as its agent under and in connection with the Interim Finance Documents (and in the case of the Interim Security Agent to act as its trustee for the purposes of the Interim Security Documents) subject to 17.10 (Role of the Interim Security Agent) with respect to the Interim Security Documents;

(ii)	to execute and deliver such of the Interim Finance Documents and any other document related to the Interim Finance Documents as are expressed to be executed by such Agent;

(iii)	to execute for and on its behalf any and all Interim Security Documents and any other agreements related to the Interim Security Documents, including the release of the Interim Security Documents; and

(iv)	to perform the duties and to exercise the rights, powers and discretions which are specifically delegated to such Agent by the terms of the Interim Finance Documents, together with all other incidental rights, powers and discretions.

(b)	Each Interim Finance Party:

(i)	(other than the Interim Facility Agent, the Interim Security Agent and the Arrangers) irrevocably authorises and appoints, severally, each of the Agents and the Arrangers to accept on its behalf the terms of any reliance, non-reliance, hold harmless or engagement letter relating to any report, certificate or letter provided by accountants, auditors or other professional advisers in connection with any of the Interim Finance Documents or any related transactions and to bind such Interim Finance Party in respect of the addressing or reliance or limitation of liability of any person under any such report, certificate or letter; and

(ii)	accepts the terms and any limitation of liability or qualification in the reports or any reliance, non-reliance, hold harmless or engagement letter entered into by any of the Agents and/or the Arrangers (whether before or after such Interim Finance Party became a Party) in connection with the Interim Finance Documents.

(c)	The relationship between each Agent and the other Interim Finance Parties is that of principal and agent only. Except as specifically provided in the Interim Finance Documents, no Agent shall:

(i)	have, or be deemed to have, any obligations to, or trust or fiduciary relationship with, any other Party or other person, other than those for which specific provision is made by the Interim Finance Documents; or

(ii)	be bound to account to any other Interim Finance Party for any sum or the profit element of any sum received by it for its own account.

(d)	Neither Agent is authorised to act on behalf of an Interim Finance Party in any legal or arbitration proceedings relating to any Interim Finance Document without first obtaining that Interim Finance Party's consent except in any proceedings for the protection, preservation or enforcement of any Interim Security Document otherwise permitted by this Agreement.

17.2	Agents' duties

(a)	Each Agent will only have those duties which are expressly specified in the Interim Finance Documents. The duties of the Agents are solely of a mechanical and administrative nature.

(b)	Each Agent shall promptly send to each other Interim Finance Party a copy of each notice or document delivered to that Agent by an Obligor for that Interim Finance Party under any Interim Finance Document.

(c)	Each Agent shall, subject to any terms of this Agreement which require the consent of all the Interim Lenders or of any particular Interim Finance Party:

(i)	act or refrain from acting in accordance with any instructions from the Majority Interim Lenders and any such instructions shall be binding on all the Interim Finance Parties; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with the instructions of the Majority Interim Lenders.

(d)	In the absence of any such instructions from the Majority Interim Lenders (or if required all Interim Lenders), each Agent may act or refrain from acting as it considers to be in the best interests of the Interim Lenders and any such action (or omission) shall be binding on all Interim Finance Parties.

17.3	Agents' rights

Each Agent may:

(a)	act under the Interim Finance Documents by or through its personnel, delegates or agents (and any indemnity given to, or received by, an Agent under this Agreement extends also to its personnel, delegates or agents who may rely on this provision);

(b)	except as expressly provided to the contrary in any Interim Finance Document, refrain from exercising any right, power or discretion vested in it under the Interim Finance Documents until it has received instructions from the Majority Interim Lenders or, where relevant, all the Interim Lenders;

(c)	unless it has received notice to the contrary in accordance with this Agreement, treat the Interim Lender which makes available any portion of an Interim Loan as the person entitled to repayment of that portion (and any interest, fees or other amounts in relation thereto);

(d)	notwithstanding any other term of an Interim Finance Document, refrain from doing anything (including disclosing any information to any Interim Finance Party or other person) which would or might in its opinion breach any law, regulation, court judgment or order or any confidentiality obligation, or otherwise render it liable to any person, and it may do anything which is in its opinion necessary to comply with any such law, regulation, judgment, order or obligation;

(e)	assume that no Major Event of Default has occurred, unless it has received notice from another Party stating that a Major Event of Default has occurred and giving details of such Major Event of Default;

(f)	refrain from acting in accordance with the instructions of the Majority Interim Lenders or all the Interim Lenders until it has been indemnified and/or secured to its satisfaction against all costs, losses or liabilities (including legal fees and any associated VAT) which it may sustain or incur as a result of so acting;

(g)	rely on any notice or document believed by it to be genuine and correct and assume that (i) any notice or document has been correctly and appropriately authorised and given and (ii) any notice or request made by the Obligors' Agent is made on behalf of and with the consent and knowledge of all the Obligors;

(h)	rely on any statement made by any person regarding any matter which might reasonably be expected to be within such person's knowledge or power to verify;

(i)	engage, obtain, rely on and pay for any legal, accounting or other expert advice or services which may seem necessary to it (including, in the case of the Interim Facility Agent, in connection with determining any consent level required to effect any amendment, waiver or consent in respect of an Interim Finance Document in accordance with Clause 28 (Amendments and Waivers));

(j)	at any time, and it shall if instructed by the Majority Interim Lenders, convene a meeting of the Interim Lenders;

(k)	accept without enquiry (and has no obligation to check) any title which any Obligor may have to any asset intended to be the subject of any Security Interest to be created by the Interim Security Documents; and

(l)	deposit any title deeds, transfer documents, share certificates, Interim Security Documents or any other documents in connection with any of the assets charged by the Interim Security Documents with any bank or financial institution or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers or other professional advisers (each, a custodian) and it shall not be responsible or liable for or be required to insure against any loss incurred in connection with any such deposit or the misconduct or default of any such custodian and it may pay all amounts required to be paid on account or in relation to any such deposit.

17.4	Exoneration of the Arrangers and the Agents

Neither the Arrangers nor the Agents are:

(a)	responsible for, or responsible for checking, the adequacy, accuracy or completeness of:

(i)	any representation, warranty, statement or information (written or oral) made in or given in connection with any report, any Interim Finance Document or any notice or document delivered in connection with any Interim Finance Document or the transactions contemplated thereby; or

(ii)	any notice, accounts or other document delivered under any Interim Finance Document (irrespective of whether the relevant Agent forwards that notice, those accounts or other documents to another Party);

(b)	responsible for the validity, legality, adequacy, accuracy, completeness, enforceability, admissibility in evidence or performance of any Interim Finance Document or any agreement or document entered into or delivered in connection therewith;

(c)	under any obligation or duty either initially or on a continuing basis to provide any Interim Finance Party with any credit, financial or other information relating to an Obligor or any other Group Company or any member of the Target Group or any risks arising in connection with any Interim Finance Document, except as expressly specified in this Agreement;

(d)	obliged to monitor or enquire as to the occurrence or continuation of a Major Event of Default;

(e)	deemed to have knowledge of the occurrence of a Major Event of Default unless it has received notice from another Party stating that a Major Event of Default has occurred and giving details of such Major Event of Default;

(f)	responsible for any failure of any Party duly and punctually to observe and perform their respective obligations under any Interim Finance Document;

(g)	responsible for the consequences of relying on the advice of any professional advisers selected by it in connection with any Interim Finance Document;

(h)	responsible for any shortfall which arises on the enforcement or realisation of the Interim Security;

(i)	liable for acting (or refraining from acting) in what it believes to be in the best interests of the Interim Finance Parties in circumstances where it has not been given instructions by the Interim Lenders or the Majority Interim Lenders (as the case may be);

(j)	liable to any Interim Finance Party for anything done or not done by it under or in connection with any Interim Finance Document and any other agreement, arrangement or documents entered into, made or executed in anticipation of, under or in connection with any Interim Finance Document, save to the extent directly caused by its own fraud, negligence or wilful misconduct; or

(k)	under any obligation to enquire into or check the title of any Obligor to, or to insure, any assets or property or any interest therein which is or is purported to be subject to any Security Interest constituted, created or evidenced by any Interim Security Document.

17.5	The Arrangers and the Agents individually

(a)	If it is an Interim Lender, each of the Arrangers and Agents has the same rights and powers under the Interim Finance Documents as any other Interim Lender and may exercise those rights and powers as if it were not also acting as an Arranger or an Agent.

(b)	Each of the Agents and the Arrangers may:

(i)	retain for its own benefit and without liability to account to any other person any fee, profit or other amount received by it for its own account under or in connection with the Interim Finance Documents or any of the activities referred to in paragraph (ii) below; and

(ii)	accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with the Obligors' Agent or any other Group Company (or Affiliate of the Obligors' Agent or any other Group Company) or other Party (and, in each case, may do so without liability to account to any other person).

(c)	Except as otherwise expressly provided in this Agreement, no Arranger in its capacity as such has any obligation or duty of any kind to any other Party under or in connection with any Interim Finance Document.

17.6	Communications and information

(a)	All communications to the Obligors' Agent (or any Affiliate of the Obligors' Agent) under or in connection with the Interim Finance Documents are, unless otherwise specified in the relevant Interim Finance Document, to be made by or through the Interim Facility Agent. Each Interim Finance Party will notify the Interim Facility Agent of, and provide the Interim Facility Agent with a copy of, any communication between that Interim Finance Party and the Obligors' Agent (or Affiliate of the Obligors' Agent) on any matter concerning the Interim Facility or the Interim Finance Documents.

(b)	No Agent will be obliged to transmit to or notify any other Interim Finance Party of any information relating to any Party which that Agent has or may acquire otherwise than in connection with the Interim Facility or the Interim Finance Documents.

(c)	In acting as agent for the Interim Lenders, each Agent's agency division will be treated as a separate entity from any of its other divisions or department (the Other Divisions). Any information relating to any Group Company acquired by any of the Other Divisions of an Agent or which in the opinion of that Agent is acquired by it otherwise than in its capacity as Agent under the Interim Finance Documents may be treated by it as confidential and will not be treated as information available to the other Interim Finance Parties.

17.7	Non-reliance

(a)	Each other Interim Finance Party confirms that it has made (and will continue to make) its own independent investigation and appraisal of the assets, business, financial condition and creditworthiness of the Group and the Target Group and of any risks arising under or in connection with any Interim Finance Document, and has not relied, and will not at any time rely, on any Arranger or any Agent:

(i)	to assess the adequacy, accuracy or completeness of any information (whether oral or written) provided by or on behalf of the Obligors' Agent or any Group Company or any member of the Target Group under or in connection with any Interim Finance Document (whether or not that information has been or is at any time circulated to it by an Arranger or an Agent), or any document delivered pursuant thereto, including any contained in the Tax Structure Memorandum or the transactions contemplated thereby;

(ii)	to assess whether that Interim Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Interim Finance Document;

(iii)	to assess the assets, business, financial condition or creditworthiness of an Obligor, any Group Company, the Target Group or any other person; or

(iv)	to assess the validity, legality, adequacy, accuracy, completeness, enforceability or admissibility in evidence of any Transaction Document or any document delivered pursuant thereto.

(b)	This Clause 17.7 is without prejudice to the responsibility of each Obligor for the information supplied by it or on its behalf under or in connection with the Interim Finance Documents and each Obligor remains responsible for all such information.

(c)	No Party (other than the relevant Agent) may take any proceedings against any officer, delegate, employee or agent of an Agent in respect of any claim it may have against that Agent or in respect of any act or omission by that officer, delegate, employee or agent in connection with any Interim Finance Document. Any officer, delegate, employee or agent of an Agent may rely on this Clause 17.7 in accordance with the Contracts (Rights of Third Parties) Act 1999.

(d)	No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Interim Finance Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by that Agent for that purpose.

17.8	Know your customer

Nothing in this Agreement shall oblige any Agent or any Arranger to carry out know your customer or other checks in relation to any person on behalf of any Interim Lender and each Interim Lender confirms to the Agents and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agents or the Arrangers.

17.9	Agents' indemnity

(a)	Each Interim Lender shall on demand indemnify each Agent for its share of any cost, loss or liability incurred by the relevant Agent in acting, or in connection with its role, as Agent under the Interim Finance Documents, except to the extent that the cost, loss or liability is incurred as a result of the relevant Agent's fraud, negligence or wilful misconduct.

(b)	An Interim Lender's share of any such loss or liability shall be the proportion which:

(i)	that Interim Lender's participation in the outstanding Interim Loan bears to the outstanding Interim Loan at the time of demand; or

(ii)	if there is no outstanding Interim Loan at that time, that Interim Lender's Interim Commitment bears to the Total Interim Commitments at that time; or

(iii)	if the Total Interim Commitments have been cancelled, that Interim Lender's Interim Commitment bore to the Total Interim Commitments immediately before being cancelled.

(c)	The provisions of this Clause 17.9 are without prejudice to any obligations of an Obligor to indemnify the Agents under the Interim Finance Documents.

17.10	Role of the Interim Security Agent

(a)	The Interim Security Agent declares that it shall hold the Interim Security on trust, as joint and several creditor or as beneficiary of Parallel Debt (as the case may be) for itself and the other Interim Finance Parties on the terms contained in this Agreement and shall administer the Interim Security Documents for itself and the other Interim Finance Parties and will apply all payments and other benefits received by it under the Interim Security Documents in accordance with the Interim Finance Documents.

(b)	Each of the Parties agrees that the Interim Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Interim Security Documents to which the Interim Security Agent is expressed to be a party (and no others shall be implied).

(c)	The Interim Security Agent shall not be liable for any failure, omission or defect in registering, protecting or perfecting any Security Interest constituted, created or evidenced by any Interim Security Document.

(d)	The Interim Security Agent has no duty or obligation to require the deposit with it of, or to hold, any title deeds, share certificates, transfer documents or other documents in connection with any asset charged or encumbered or purported to be charged or encumbered under any Interim Security Document.

(e)	Each Interim Finance Party confirms its approval of each Interim Security Document and authorises and directs the Interim Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent) or as otherwise provided.

(f)	It is agreed that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trust expressed to be created by this Agreement, the relationship of the Interim Finance Parties to the Interim Security Agent shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, that all the other provisions of this Agreement shall have full force and effect between the parties hereto.

18.	Pro Rata Payments

18.1	Recoveries

Subject to Clause 18.3 (Exceptions to sharing), if any amount owing by any Obligor under any Interim Finance Document to an Interim Lender (the Recovering Interim Lender) is discharged by payment, set-off or any other manner other than through the Interim Facility Agent in accordance with Clause 12 (Payments) (the amount so discharged being a Recovery), then:

(a)	within three (3) Business Days of receipt of the Recovery, the Recovering Interim Lender shall notify details of such Recovery to the Interim Facility Agent;

(b)	the Interim Facility Agent shall determine whether the amount of the Recovery is in excess of the amount which such Recovering Interim Lender should have received had such amount been paid to the Interim Facility Agent under Clause 12 (Payments) without taking account of any Tax which would have been imposed on the Interim Facility Agent in relation to the Recovery (any such excess amount being the Excess Recovery);

(c)	within three (3) Business Days of demand, the Recovering Interim Lender shall pay to the Interim Facility Agent an amount equal to the Excess Recovery;

(d)	the Interim Facility Agent shall treat that payment as if it was a payment made by the relevant Obligor to the Interim Lenders under Clause 12 (Payments) and distribute it to the Interim Lenders (other than the Recovering Interim Lender) accordingly; and

(e)	on a distribution by the Interim Facility Agent under paragraph (d) above of any payment received by a Recovering Interim Lender from an Obligor as between the relevant Obligor and the Recovering Interim Lender, the amount of the Excess Recovery shall be treated as not having been paid and (without double counting) that Obligor will owe the Recovering Interim Lender a debt (immediately due and payable) in an amount equal to the Excess Recovery.

18.2	Notification of Recovery

If any Recovery has to be wholly or partly refunded by the Recovering Interim Lender after it has paid any amount to the Interim Facility Agent under paragraph (c) of Clause 18.1 (Recoveries), each Interim Lender to which any part of the Excess Recovery (or amount in respect of it) was distributed will, on request from the Recovering Interim Lender, pay to the Recovering Interim Lender that Interim Lender's pro rata share of the amount (including any related interest) which has to be refunded by the Recovering Interim Lender.

18.3	Exceptions to sharing

Notwithstanding Clause 18.1 (Recoveries), no Recovering Interim Lender will be obliged to pay any amount to the Interim Facility Agent or any other Interim Lender in respect of any Recovery:

(a)	if it would not (after that payment) have a valid claim against an Obligor under paragraph (e) of Clause 18.1 (Recoveries) in an amount equal to the Excess Recovery; or

(b)	which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Interim Finance Documents, which proceedings have been notified to the other Interim Finance Parties and where the Interim Lender concerned had a right and opportunity to, but does not, either join in those proceedings or promptly after receiving notice commence and diligently pursue separate proceedings to enforce its rights in the same or another court.

18.4	No security

The provisions of this Clause 18 shall not constitute a charge by any Interim Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this Clause 18.

19.	Set-Off

If a Major Event of Default has occurred and is continuing, an Interim Finance Party may set off any matured obligation (to the extent beneficially owned by the Interim Finance Party) due and payable by an Obligor to it under an Interim Finance Document against any matured obligation due and payable by it to that Obligor, regardless of currency, place of payment or booking branch of either obligation. The relevant Interim Finance Party may convert either obligation at a market rate of exchange in its ordinary course of business in order to effect such set-off.

20.	Notices

20.1	Mode of service

(a)	Any notice, demand, consent or other communication (a Notice) made under or in connection with any Interim Finance Document must be in writing and made by letter, email or any other electronic communication approved by the Interim Facility Agent or otherwise permitted pursuant to the terms of this Agreement.

(b)	An electronic communication will be treated as being in writing for the purposes of this Agreement.

(c)	The address and email address of each Party (and person for whose attention the Notice is to be sent) for the purposes of Notices given under or in connection with the Interim Finance Documents are:

(i)	in the case of any person which is a Party on the date of this Agreement, the address and email address set out beneath its name in the signature pages to this Agreement;

(ii)	in the case of any other Interim Finance Party, the address and email address notified in writing by that Interim Finance Party for this purpose to the Interim Facility Agent on or before the date it becomes a Party; or

(iii)	any other address and/or email address notified in writing by that Party for this purpose to the Interim Facility Agent (or in the case of the Interim Facility Agent, notified by the Interim Facility Agent to the other Parties) by not less than five (5) Business Days' notice.

(d)	Any Notice given to an Agent will be effective only:

(i)	if it is marked for the attention of the department or officer specified by that Agent for receipt of Notices; and

(ii)	subject to paragraph (b) of Clause 20.2 (Deemed service) below, when actually received by that Agent.

20.2	Deemed service

(a)	Subject to paragraph (b) below, a Notice will be deemed to be given as follows:

(i)	if by letter or delivered personally, when delivered;

(ii)	if by email or any other electronic communication, when received in legible form; and

(iii)	if by posting to an electronic website, at the time of notification to the relevant recipient of such posting or (if later) the time when the recipient was given access to such website.

(b)	A Notice given in accordance with paragraph (a) above but received on a day that is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

20.3	Electronic communication

(a)	Any communication to be made between the Interim Facility Agent and an Interim Lender under or in connection with the Interim Finance Documents may be made by unencrypted electronic mail or other electronic means, if the Interim Facility Agent and the relevant Interim Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Interim Facility Agent and an Interim Lender will be effective only when actually received in readable form and in the case of any electronic communication made by an Interim Lender to the Interim Facility Agent only if it is addressed in such a manner as the Interim Facility Agent shall specify for this purpose.

20.4	Language

(a)	Any Notice must be in English.

(b)	All other documents provided under or in connection with any Interim Finance Document must be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation, in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.5	Personal liability

No personal liability shall attach to any director, manager, officer, employee or other individual signing a certificate or other document on behalf of a Group Company which proves to be incorrect in any way, unless that individual acted fraudulently in giving that certificate or other document, in which case, any liability will be determined in accordance with applicable law.

21.	Confidentiality

(a)	Each Interim Finance Party will keep the Interim Finance Documents and any information supplied to it by or on behalf of any Group Company under the Interim Finance Documents confidential, provided that it may disclose any such document or information to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Interim Finance Documents and to any of that person's Affiliates, Related Funds, representatives and professional advisers on a confidential basis (provided that such person has first entered into a Confidentiality Undertaking agreeing to keep such Interim Finance Document or other document or information confidential or are in any event subject to confidentiality obligations as a matter of law or professional practice);

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Interim Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, representatives and professional advisers on a confidential basis (provided that such person has first entered into a Confidentiality Undertaking agreeing to keep such Interim Finance Document or other document or information confidential or are in any event subject to confidentiality obligations as a matter of law or professional practice);

(iii)	which is publicly available (other than by virtue of a breach of this Clause 21);

(iv)	if and to the extent required by law or regulation or court of competent jurisdiction or at the request of an administrative authority or if required by the rules of any relevant stock exchange (including Applicable Securities Laws, Relevant Regulator or any other tax or bank supervisory authority);

(v)	to its directors, officers, employees, auditors and professional advisers on a confidential basis;

(vi)	to any direct or indirect Holding Company of any Obligor or Topco, any Party or any Group Company;

(vii)	to any rating agencies or reputable actual or potential providers of credit risk insurance in relation to the Interim Facilities, who, in each case, have been made aware of, and agree to be bound by, the obligations under this Clause 21 or are in any event subject to confidentiality obligations as a matter of law or professional practice;

(viii)	to the extent reasonably necessary in connection with any legal or arbitration proceedings to which it is a party;

(ix)	for the purpose of obtaining any consent, making any filing, registration or notarisation or paying any stamp or registration tax or fee in connection with any of the Interim Finance Documents;

(x)	to any person to (or through) whom it transfers, or may transfer, any asset subject to security under an Interim Security Document following an enforcement of the security expressed to be created by such Interim Security Document;

(xi)	with the agreement of the Obligors' Agent; and/or

(xii)	to any Affiliate (and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives) in connection with the transactions contemplated hereby, on an as needed and confidential basis.

(b)	This Clause 21 replaces any previous confidentiality undertaking given by any Interim Finance Party in connection with this Agreement prior to it becoming a Party.

(c)	For reasons of technical practicality, electronic communication may be sent in unencrypted form, even if the content may be subject to confidentiality and banking secrecy.

22.	Know Your Customer Requirements

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Obligors or the composition of the shareholders of the Obligors after the date of this Agreement; or

(c)	a proposed assignment or transfer by an Interim Lender of any of its rights and/or obligations under this Agreement to a party that is not an Interim Lender prior to such assignment or transfer,

obliges the Interim Facility Agent or any Interim Lender (or, in the case of paragraph (a)(i) of Clause 21 (Confidentiality) above, any prospective new Interim Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors must promptly on the request of any Interim Finance Party supply to that Interim Finance Party any documentation or other evidence which is reasonably requested by that Interim Finance Party (whether for itself, on behalf of any Interim Finance Party or any prospective new Interim Lender) to enable an Interim Finance Party or prospective new Interim Lender to complete all applicable know your customer requirements.

23.	Representations, Undertakings and Events of Default

23.1	Representations

(a)	Each Obligor and Topco makes the representations and warranties stated in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default) in respect of itself only to each Interim Finance Party on the date of this Agreement, the date of each Drawdown Request and the first day of each Interest Period, in each case by reference to the facts and circumstances existing at the relevant time.

(b)	Each Obligor and Topco acknowledges that each Interim Finance Party is relying on the representations and warranties made by it.

23.2	Undertakings

(a)	Each Obligor agrees to be bound by the Major Undertakings relating to it set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) only.

(b)	Topco agrees to be bound by the Major Undertaking set out in paragraph 3 (Disposals) of Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default).

(c)	Each Obligor shall conduct its businesses in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.

(d)	Each Obligor will procure that, so far as it is able, any director, officer, agent, employee or person acting on behalf of the foregoing, is not a Sanctioned Person and does not act on behalf of a Sanctioned Person, provided that, for the purpose of this paragraph (d), a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are (i) not prohibited under applicable Sanctions or (ii) permitted under a licence, licence exemption or other authorisation of a Sanctions Authority.

(e)	Each Obligor shall:

(i)	not knowingly use any revenue or benefit derived from any activity or dealing with a Sanctioned Person or in a Sanctioned Country in discharging any obligation due or owing to the Interim Lenders; and

(ii)	to the extent permitted by law as soon as reasonably practicable after becoming aware of them supply to the Interim Facility Agent reasonable details of any claim, action, suit or proceedings that is formally commenced against it with respect to Sanctions by any Sanctions Authority.

(f)	Each Obligor shall not use or permit or authorise any other person to, directly or indirectly, to the best of its knowledge, use or make payments from all or any part of the proceeds of the Interim Facilities for the purpose of funding any trade, business or other activities:

(i)	involving or for the benefit of any Sanctioned Person or in any Sanctioned Country if such use or payment would breach any applicable Sanctions;

(ii)	in any other manner that would breach any applicable Sanctions; or

(iii)	to any person in violation of any applicable Anti-Corruption Laws.

(g)	This Clause 23.2 shall not be interpreted or applied in relation to it, any Holding Company, any other Obligor, any member of the Group or any Interim Finance Party to the extent that the obligations under this Clause would violate or expose such entity or any director, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom, the European Union and/or any Member State) that are applicable to such entity (including EU Regulation (EC) 2271/96) (as amended from time to time and including, for the avoidance of doubt, its relevance under United Kingdom domestic law by virtue of the UK European Union (Withdrawal) Act 2018) and the UK Protection of Trading Interests legislation).

(h)	The Company shall:

(i)	provide the Agent with such information as the Agent may reasonably request and which is available to the Company regarding the status and progress of the Acquisition (including, the current level of acceptances in respect of any Offer) (in each case subject to any confidentiality, regulatory or other restrictions relating to the supply of such information); and

(ii)	promptly notify the Agent if the Offer lapses or is withdrawn.

(i)	The Company shall enter into each of the documents listed in Part III (Conditions Subsequent) of Schedule 3 (Conditions Precedent and Subsequent) within such time periods as set out therein.

(j)	The Company shall procure to provide on the Interim Closing Date evidence (in form and substance satisfactory to the Interim Facility Agent, acting reasonably) of prepayment and cancellation in full of the Margin Loan.

24.	Changes to Parties

24.1	No transfers by the Obligors

The Obligors may not assign, novate or transfer all or any part of their rights and obligations under any Interim Finance Documents.

24.2	Transfers by Interim Lenders

(a)	Subject to paragraphs (b) – (d) below, an Interim Lender (an Existing Interim Lender) may assign any of its rights or benefits, or transfer by novation or sub-participate any of its rights or benefits and obligations under or by reference to any Interim Finance Document to (x) an Affiliate and/or any Existing Interim Lender (a Permitted Interim Lender Transferee) or (y) another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (together with a Permitted Interim Lender Transferee, a New Interim Lender).

(b)	Subject to paragraphs (c) and (d) below, any assignment, transfer, sub-participation or other syndication of any rights, benefits and/or obligations under or by reference to the Interim Finance Documents by an Interim Lender shall require the prior written consent of the Obligors' Agent (in its sole and absolute discretion) to a New Interim Lender that is not a Permitted Interim Lender Transferee, provided that if such assignment, transfer, sub-participation or other syndication occurs on or prior to the end of the Certain Funds Period (the Pre-Closing Transferred Commitments) the Existing Interim Lender shall:

(i)	fund the Pre-Closing Transferred Commitments in respect of any applicable Interim Loan by 9:30 a.m. on the applicable Drawdown Date if that New Interim Lender has failed to so fund (or has confirmed that it will not be able to fund) on the applicable Drawdown Date in respect of the relevant Interim Facility or Interim Facilities; and

(ii)	retain exclusive control over all rights and obligations with respect to the Pre-Closing Transferred Commitments, including all rights with respect to waivers, consents, modifications, amendments and confirmations as to satisfaction of the requirement to receive all of the documents and other evidence listed in Part II (Conditions Precedent to Interim Closing Date) Schedule 3 (Conditions Precedent) until after the expiry of the Certain Funds Period (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(c)	An Interim Lender may only sub-participate or enter into other back-to-back arrangements with the prior written consent of the Obligors' Agent (in its sole and absolute discretion) or if:

(i)	such sub-participation or other arrangement shall not reduce the Interim Commitments or other obligations of any Interim Finance Party with respect to any of the Interim Facilities and each Interim Finance Party shall remain liable to fund the full amount of its commitments under the Interim Facilities; and

(ii)	each Interim Finance Party retains exclusive control over all rights and obligations in relation to its Interim Commitments and the Interim Facilities, including all rights in relation to waivers, consents, modifications, amendments and confirmations as to satisfaction of the requirement to receive all of the documents and other evidence listed in Part II (Conditions Precedent to Interim Closing Date) Schedule 3 (Conditions Precedent) until after the expiry of the Certain Funds Period (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(d)	Following expiry of the Certain Funds Period, the Obligors' Agent's consent to any transfer, assignment or sub-participation shall not be unreasonably withheld or delayed and shall be deemed to be given if the Obligors' Agent has not responded to a consent request within ten (10) Business Days.

(e)	In respect of transfers which require the consent of the Obligor's Agent only, the Obligors' Agent may require the Interim Finance Parties to provide information in reasonable detail regarding the identities and participations of each of the Interim Lenders and any sub-participants as soon as reasonably practicable after receipt of such request, provided that an Interim Lender shall not be required to disclose the identity of a sub-participant if that Interim Lender retains exclusive control over all rights and obligations in relation to the commitments that are the subject of the relevant sub-participation, including all voting rights (for the avoidance of doubt, free of any agreement or understanding pursuant to which it is required to or will consult with any other person in relation to the exercise of any such rights and/or obligations).

(f)	Each New Interim Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Interim Facility Agent has authority to execute on its behalf any consent, release, waiver or amendment that has been approved by the applicable Existing Interim Lender in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that agreement or consent to the same extent as the Existing Interim Lender would have been had it remained an Interim Lender.

(g)	Notwithstanding any other provision of this Agreement, no Obligor or other Group Company shall be liable to any other Party (by way of reimbursement, indemnity or otherwise) for any stamp, transfer or registration taxes, notarial and security registration or perfection fees, costs or other amounts payable by any Party in connection with any re-taking, re-notarisation, perfection, presentation, novation, re-registration of any Interim Security or otherwise in connection with any assignment, transfer, sub-participation or other back-to-back arrangement.

(h)	Notwithstanding any other provision in this Clause 24, if prior to the end of the Certain Funds Period, an Existing Interim Lender transfers or assigns any of its rights and obligations under any Interim Finance Document in accordance with this Clause 24, it shall remain on risk and liable to fund any amount which any New Interim Lender (or subsequent New Interim Lender), following such transfer of rights and obligations in accordance with this Clause 24, is obliged to fund on the Interim Closing Date, but has failed to fund on that date, as if such transfer never occurred.

(i)	Any reference in this Agreement to an Interim Lender includes a New Interim Lender but excludes an Interim Lender if no amount is or may become owed to it under this Agreement.

(j)	Unless the Interim Facility Agent agrees otherwise and excluding an assignment or transfer:

(i)	to an Affiliate of an Interim Lender; or

(ii)	to a Related Fund,

the New Interim Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 24, pay to the Interim Facility Agent (for its own account) a fee of $4,000.

24.3	Limitation of responsibility of Existing Interim Lenders

(a)	Unless expressly agreed to the contrary, an Existing Interim Lender makes no representation or warranty and assumes no responsibility to a New Interim Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Interim Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or other Group Company of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Interim Lender confirms to the Existing Interim Lender and the other Interim Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its Related Funds in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Interim Lender or any other Interim Finance Party in connection with any Transaction Document or the Interim Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its Related Funds whilst any amount is or may be outstanding under the Interim Finance Documents or any Interim Commitment is in force.

(c)	Subject to paragraph (b) of Clause 24.2, nothing in any Interim Finance Document obliges an Existing Interim Lender to:

(i)	accept a re-transfer or re-assignment from a New Interim Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Interim Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

24.4	Procedure for transfer

(a)	Subject to the conditions set out in paragraph (b) of Clause 24.2 (Transfers by Interim Lenders), a transfer is effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Interim Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Interim Lender and the New Interim Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Interim Lender.

(c)	On the Transfer Date:

(i)	subject to paragraph (b) of Clause 24.2 to the extent that in the Transfer Certificate the Existing Interim Lender seeks to transfer by novation its rights and obligations under the Interim Finance Documents and in respect of the Interim Security each of the Obligors and the Existing Interim Lender shall be released from further obligations towards one another under the Interim Finance Documents and in respect of the Interim Security and their respective rights against one another under the Interim Finance Documents and in respect of the Interim Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Interim Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other Group Company and the New Interim Lender have assumed and/or acquired the same in place of that Obligor and the Existing Interim Lender;

(iii)	the Interim Facility Agent, the Arrangers, the Interim Security Agent, the New Interim Lender and the other Interim Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Interim Security as they would have acquired and assumed had the New Interim Lender been an Original Interim Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Interim Facility Agent, the Arrangers, the Interim Security Agent, paragraph (b) of Clause 24.2, and the Existing Interim Lender shall each be released from further obligations to each other under the Interim Finance Documents; and

(iv)	the New Interim Lender shall become a Party as an "Interim Lender".

(d)	If any assignment, transfer, sub-participation or other syndication of any rights, benefits and/or obligations under or by reference to the Interim Finance Documents in accordance with Clause 24.2 (Transfers by Interim Lenders) is executed in breach of the provisions contemplated in this Clause 24, such assignment, transfer or sub-participation, shall be void and deemed not to have occurred.

24.5	Procedure for assignment

(a)	Subject to the condition set out in paragraph (b) of Clause 24.2 (Transfers by Interim Lenders), an assignment may be effected in accordance with paragraph (c) below when the Interim Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender. The Interim Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Interim Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Interim Lender and the New Interim Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the assignment to such New Interim Lender.

(c)	On the Transfer Date:

(i)	the Existing Interim Lender will assign absolutely to the New Interim Lender its rights under the Interim Finance Documents and in respect of the Interim Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Interim Security);

(iii)	the New Interim Lender shall become a Party as an "Interim Lender" and will be bound by obligations equivalent to the Relevant Obligations; and

(iv)	if the assignment relates only to part of the Existing Interim Lender's share in the outstanding Interim Loans, the assigned part will be separated from the Existing Interim Lender's share in the outstanding Interim Loans, made an independent debt and assigned to the New Interim Lender as a whole debt.

24.6	Register

(a)	The Interim Facility Agent, acting for this purpose as the agent of the Obligors, shall maintain at its address:

(i)	each Transfer Certificate referred to in Clause 24.4 (Procedure for transfer) and each Assignment Agreement referred to in Clause 24.5 (Procedure for assignment) and each Increase Confirmation delivered to and accepted by it; and

(ii)	with respect to each Interim Loan, a register for the recording of the names and addresses of the Interim Lenders and the Interim Commitment of, and principal amount owing to, each Interim Lender from time to time (the Register) under such Interim Loan, which may be kept in electronic form.

(b)	The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Obligors, the Interim Facility Agent and the Interim Lenders shall treat each person whose name is recorded in the Register as an Interim Lender hereunder for all purposes of this Agreement. The Interim Facility Agent shall provide each Obligor with a copy of the Register within five (5) Business Days of request.

(c)	Each Party to this Agreement irrevocably authorises the Interim Facility Agent to make the relevant entry in the Register (and which the Interim Facility Agent shall do promptly) on its behalf for the purposes of this Clause 24.6 without any further consent of, or consultation with, such Party.

(d)	The Interim Facility Agent shall, upon request by an Existing Interim Lender (as defined in paragraph (a) of Clause 24.2 (Transfers by Interim Lenders)) or a New Interim Lender, confirm to that Existing Interim Lender or New Interim Lender whether a transfer or assignment from that Existing Interim Lender or (as the case may be) to that New Interim Lender has been recorded on the Register (including details of the Interim Commitment of that Existing Interim Lender or New Interim Lender in each such Interim Loan).

24.7	Copy of Transfer Certificate or Assignment Agreement to Obligors' Agent

The Interim Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send a copy of that Transfer Certificate or Assignment Agreement to the Obligors' Agent.

24.8	Increased costs

If:

(a)	an Interim Lender assigns, transfers, sub-participates or otherwise disposes of any of its rights or obligations under the Interim Finance Documents or changes its Facility Office or lending office or branch; and

(b)	as a result of circumstances existing at the date the assignment, transfer, sub-participation or other change occurs, an Obligor would be obliged to make a payment or increased payment to the New Interim Lender or Interim Lender acting through its new office, branch or Facility Office under Clauses 10.1 (Gross-up), 10.3 (Tax indemnity) or 11.1 (Increased Costs), then the relevant Interim Lender, New Interim Lender or Interim Lender acting through its new office, branch or Facility Office is not entitled to receive a payment under Clause 10.1 (Gross-up), 10.3 (Tax indemnity) or 11.1 (Increased Costs) to the extent such payment would be greater than the payment that would have been made to the Existing Interim Lender or Interim Lender acting through its previous office, branch or Facility Office had the assignment, transfer, sub-participation or other change not occurred.

25.	French law provisions

Topco expressly agrees and confirms that any Interim Security created under any French Interim Security Document and its obligations under this Agreement shall be maintained and will continue in full force and effect in favour of any New Interim Lender and each other Interim Finance Parties following any transfer or assignment under this Clause 24 (Changes to Parties).

26.	Impairment and Replacement of Interim Finance Parties

The provisions of Schedule 6 (Impairment and Replacement of Interim Finance Parties) are incorporated into this Clause 26 by reference.

27.	Conduct of Business by the Interim Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Interim Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Interim Finance Party to investigate or claim any credit, relief, remission or repayment available to it or to the extent, order and manner of any claim; or

(c)	oblige any Interim Finance Party to disclose any computations in respect of Tax or, except as contemplated by Clause 10.8 (FATCA information) and Clause 10.9 (FATCA Deduction), oblige any Interim Finance Party to disclose any information relating to its affairs (tax or otherwise).

28.	Amendments and Waivers

28.1	Required consents

(a)	Subject to Clause 28.2 (Exceptions), any term of the Interim Finance Documents may be amended or waived only with the consent of the Majority Interim Lenders and the Obligors' Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Interim Facility Agent may effect, on behalf of any Interim Finance Party, any amendment or waiver permitted by this Clause 27.

28.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of Majority Interim Lenders;

(ii)	Clause 5 (Nature of an Interim Finance Party's Rights and Obligations), Clause 18 (Pro Rata Payments) or Clause 24 (Changes to Parties);

(iii)	any change to the Obligors;

(iv)	the order of priority or subordination under Clause 15 (Subordination);

(v)	the nature or scope of:

(A)	the Interim Security; or

(B)	the manner in which the proceeds of enforcement of the Interim Security are distributed;

(vi)	the release of any guarantee and indemnity granted under any Interim Finance Document or the release of any Interim Security, in each case unless permitted under this Agreement or any other Interim Finance Document;

(vii)	any provision which expressly requires the consent of all of the Interim Lenders;

(viii)	this Clause 28;

(ix)	paragraph 8 (Change of control) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default),

shall not be made without the prior consent of all the Interim Lenders.

(b)	An amendment or waiver that has the effect of changing or relates to:

(i)	an extension to the availability periods referred to herein or the date of payment of any amount under any Interim Finance Document;

(ii)	a reduction in the Margin or the amount of any payment to be made under any Interim Finance Document;

(iii)	an increase in or an extension of any Interim Commitment; or

(iv)	a change in currency of payment of any amount under the Interim Finance Documents,

shall only require the consent of each Interim Lender that is participating in that extension, reduction, increase or change.

(c)	An amendment or waiver which relates to the rights or obligations of the Interim Facility Agent, the Arrangers or the Interim Security Agent may not be effected without the consent of the Interim Facility Agent, the Arrangers or the Interim Security Agent, as applicable.

(d)	Without prejudice to the Interim Facility Agent's right to seek instruction from the Interim Lenders from time to time, this Agreement and any other Interim Finance Document may be amended solely with the consent of the Interim Facility Agent and the Obligors' Agent without the need to obtain the consent of any other Interim Lender if such amendment is effected in order:

(i)	to correct or cure ambiguities, errors, omissions, defects;

(ii)	to effect administrative changes of a technical or immaterial nature; or

(iii)	to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Interim Finance Document.

28.3	Excluded Commitment

If an Interim Lender does not either accept or reject a request from a Group Company (or the Interim Facility Agent on behalf of that Group Company) for any consent or agreement in relation to a release, waiver or amendment of any provisions of the Interim Finance Documents or other vote of Interim Lenders under the terms of the Interim Finance Documents within ten (10) Business Days (or any other period of time specified by that Group Company but, if shorter than ten (10) Business Days, as agreed by the Interim Facility Agent) of the date of such request being made, then that Interim Lender shall be automatically excluded from participating in that vote and its participations, Interim Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Interim Commitments or otherwise when ascertaining whether the approval of Majority Interim Lenders, all Interim Lenders, or any other class of Interim Lenders (as applicable) has been obtained with respect to that request for a consent or agreement and its status as an Interim Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Interim Lenders has been obtained to approve the request.

28.4	Disenfranchisement of Restricted Finance Parties

Insofar as any amendment, waiver, determination, declaration, decision (including a decision to accelerate) or direction (each a Relevant Measure) in respect of the Sanctions Provisions concerns, is referred to or otherwise relates to any Sanctions, Sanctioned Country and/or Sanctioned Persons, a Restricted Finance Party may in its absolute discretion (but shall be under no obligation to) notify in writing to the Interim Facility Agent that it does have, in the given circumstances, the benefit of the provision in respect of which the Relevant Measure is sought. The Interim Commitments of each Interim Lender that is a Restricted Finance Party that has not notified the Interim Facility Agent to that effect under this paragraph and the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement and that has not notified the Interim Facility Agent to that effect under this paragraph will be excluded for the purpose of determining whether the consent of the requisite Interim Finance Parties to approve such Relevant Measure has been obtained or whether the Relevant Measure by the requisite Interim Finance Parties has been made.

29.	Miscellaneous

29.1	Partial invalidity

If any provision of the Interim Finance Documents is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect the legality, validity or enforceability in that jurisdiction of any other term of the Interim Finance Documents or the legality, validity or enforceability in other jurisdictions of that or any other term of the Interim Finance Documents.

29.2	Counterparts

This Agreement may be executed in any number of counterparts and all of those counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

29.3	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Interim Finance Party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

29.4	Complete agreement

The Interim Finance Documents contain the complete agreement between the Parties on the matters to which they relate and may not be amended except in accordance with their terms.

29.5	No representations by Interim Finance Parties

No Interim Finance Party is liable to any Obligor for any representation or warranty that is not set out in the Interim Finance Documents, except for one made fraudulently by such Interim Finance Party.

29.6	Third party rights

(a)	Unless expressly provided to the contrary in an Interim Finance Document, a person who is not a party to an Interim Finance Document may not rely on or enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(b)	Notwithstanding any term of any Interim Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

30.	Governing Law

This Agreement (and any non-contractual obligations arising out of or in relation to this Agreement), and any dispute or proceeding (whether contractual or non-contractual) arising out of or relating to this Agreement, shall be governed by English law.

31.	Jurisdiction

31.1	Submission to jurisdiction

Each of the Parties agrees that the courts of England have exclusive jurisdiction to hear, decide and settle any dispute or proceedings arising out of or relating to this Agreement (including as to existence, validity or termination) (each a "Dispute") and for the purpose of enforcement or any judgment against its assets, each Party irrevocably submits to the jurisdiction of the English courts.

31.2	Forum

Each of the Parties:

(a)	agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and waive any objection to the courts of England on grounds of inconvenient forum or otherwise; and

(b)	agrees that a judgment or order of an English court in connection with a Dispute is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

31.3	Specific performance

Each Interim Finance Party acknowledges and agrees that:

(a)	each Obligor and Topco may be irreparably harmed by a breach of any term of the Interim Finance Documents and damages may not be an adequate remedy; and

(b)	each Obligor and Topco may be granted an injunction or specific performance for any threatened or actual breach of any term of the Interim Finance Documents.

31.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales) and Topco:

(i)	irrevocably appoints Kirkland & Ellis International LLP of 30 St. Mary Axe, London EC3A 8AF, United Kingdom (Attention: Cedric van den Borren / Evgeny Zborovsky / Antoine Lebienvenu / James Collins) as its agent for service of process in relation to any proceedings before the English courts in connection with any Interim Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor or Topco of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as agent for service of process is unable for any reason to act as agent for service of process, the Obligors' Agent (on behalf of all the Obligors) or Topco (on its own behalf) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Interim Facility Agent (acting reasonably and in good faith). Failing this, the Interim Facility Agent may appoint another agent for this purpose.

31.5	Bail-in

(a)	Notwithstanding any other term of any Interim Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Interim Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)	any Bail-In Action in relation to any such liability, including:

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

(ii)	a variation of any term of any Interim Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)	For the purposes of this Clause 31.5:

Article 55 BRR means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(i)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(ii)	in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(iii)	in relation to the United Kingdom, the UK Bail-in Legislation.

EEA Member Country means any Member State, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(i)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(ii)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(A)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(B)	any similar or analogous powers under that Bail-In Legislation; and

(iii)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.

32.	Acknowledgment regarding any supported QFCs

To the extent that the Interim Finance Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, QFC Credit Support and, each such QFC, a Supported QFC), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd–Frank Wall Street Reform and Consumer Protection Act (together and in each instance with the regulations promulgated thereunder, the U.S. Special Resolution Regimes) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Interim Finance Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)	in the event a Covered Entity that is party to a Supported QFC (each, a Covered Party) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Interim Finance Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Finance Documents were governed by the laws of the United States or state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support; and

(b)	as used in this Clause 32, the following terms have the following meanings:

BHC Act Affiliate of a party means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Covered Entity means any of the following:

(i)	a covered entity as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a covered bank as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a covered FSI as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iv)	Default Right has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(v)	QFC has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

32.2	PATRIOT ACT

Each of the Original Interim Lenders hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "PATRIOT Act"), such Original Interim Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of such Borrower and other information that will allow such Original Interim Lender to identify such Borrower in accordance with the PATRIOT Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
Definitions and Interpretation

Part I
Definitions

Acceleration Notice has the meaning given to that term in paragraph (a)(ii) of Clause 7.1 (Repayment).

Acquisition means the direct or indirect acquisition by the Company of Target Shares, including:

(a)	pursuant to the Offer and/or the Acquisition Documents;

(b)	which are contributed and/or transferred to the Company;

(c)	pursuant to or in connection with any Delisting and/or Squeeze-Out; and/or

(d)	over the stock exchange, in the open market or via any other trading platform.

Acquisition Documents means the Offer Announcement, the Offer Document, any document in connection with any Squeeze-Out, any additional press release by the Company, any other document ancillary to or entered into in connection with any of the foregoing and any other document or agreement designated in writing as an Acquisition Document by the Obligors’ Agent and the Interim Facility Agent.

Adjusted Term SOFR means in relation to any Interim Loan in USD, Term SOFR and, if Term SOFR applicable to an Interim Loan is below zero (0) at any time when Term SOFR is fixed, Adjusted Term SOFR for such Loan will be deemed to be zero (0).

Affiliate means:

(a)	in relation to any person other than an Interim Finance Party, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	in relation to any Interim Finance Party other than a fund, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Interim Finance Party; or

(c)	in relation to any Interim Finance Party which is a fund, any other fund which is advised or managed by the same investment adviser or an Affiliate of that investment adviser.

Agent means the Interim Facility Agent or the Interim Security Agent, as the context requires and Agents means both of them taken together.

Anti-Corruption Laws means all laws of any jurisdiction applicable to an Obligor from time to time concerning or relating to anti-bribery, anti-money laundering or anti-corruption (including the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977).

Applicable Securities Laws means any applicable law, rules, regulations and/or requirements (including of any Relevant Regulator) whether arising as a result of listing of any securities on any trading venue or otherwise, including the Exchange Act, the Securities Act, the Swedish Offer Regulations and the Luxembourg Takeover Provisions.

Assignment Agreement means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

Available Interim Revolving Facility Commitment means, in relation to an Interim Revolving Facility, an Interim Revolving Facility Lender’s Interim Revolving Facility Commitment minus (subject to the provisions below):

(a)	the Base Currency Amount of its participation in any outstanding Interim Utilisations under that Interim Revolving Facility; and

(b)	in relation to any proposed Interim Utilisation under that Interim Revolving Facility, the Base Currency Amount of its participation in any other Interim Utilisations that are due to be made under that Interim Revolving Facility on or before the proposed Drawdown Date.

For the purposes of calculating a Lender’s Available Interim Revolving Facility Commitment in relation to any proposed Interim Utilisation under the Interim Revolving Facility only, an Interim Revolving Facility Lender’s participation in any Interim Utilisations that are due to be repaid or prepaid on or before the proposed Drawdown Date shall not be deducted from that Interim Revolving Facility Lender’s Interim Revolving Facility Commitment.

Bank Guarantee means:

(a)	a letter of credit, substantially in the form set out in Schedule 10 (Form of Bank Guarantee) or in any other form requested by an Obligor and consented to by the Issuing Bank in respect of that Bank Guarantee (such consent not to be unreasonably withheld or delayed); or

(b)	any other guarantee, bond, indemnity, letter of credit, documentary or like credit or any other instrument of suretyship or payment, issued, undertaken or made by the relevant Issuing Bank in a form requested by an Obligor and consented to by the Issuing Bank in respect of such Bank Guarantee (such consent not to be unreasonably withheld or delayed).

Bank Guarantee Request means a signed notice requesting a Bank Guarantee substantially in the form set out in Part II (Bank Guarantee Request) of Schedule 2 (Form of Drawdown Request).

Bank Levy means any amount payable by any Interim Lender or any of its Affiliates on the basis of or in relation to:

(a)	its balance sheet or capital base or any part of it or its liabilities, minimum regulatory capital, interest margin or any combination thereof, including the UK bank levy as set out in the Finance Act 2011 (as amended), the French taxe pour le financement du fonds de soutien aux collectivités territoriales as set out by Article 235 ter ZE bis of the French Code Général des impôts, the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz) (as amended), the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting), the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2015:1017) (om förebyggande statligt stöd till kreditinstitut och om stabilitetsfonden), the Spanish bank levy (Impuesto sobre los Depósitos en las Entidades de Crédito) as set out in the Law 16/2012 of 27 December 2012 and/or any other levy or tax in any jurisdiction levied on a similar basis or for a similar purpose;

(b)	any bank surcharge or banking corporation tax surcharge as set out in Finance (No.2) Act 2015 and any other surcharge or tax of a similar nature implemented in any other jurisdiction;

(c)	any windfall tax imposed on or calculated by reference to the interest income, commissions or interest margin of that person; or

(d)	any financial activities taxes (or other taxes) of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 22 February 2011 or the Single Resolution Mechanism established by EU Regulation 806/2014 of 15 July 2014.

Base Currency means US Dollars.

Base Currency Amount means, in relation to any Interim Utilisation for any amount in the Base Currency, the amount specified in the Drawdown Request or, as applicable, Bank Guarantee Request for that Interim Utilisation (or, if the amount requested is an Interim Revolving Facility Utilisation that is not denominated in the Base Currency, that amount converted into the Base Currency at the Interim Facility Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Drawdown Date or, if later, on the date the Interim Facility Agent receives the Drawdown Request or, as applicable, Bank Guarantee Request), as adjusted to reflect any repayment or prepayment under this Agreement.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, United Kingdom, Luxembourg City, Grand Duchy of Luxembourg, New York, United States of America or Paris, France, provided that for the purposes of any Interim Utilisation and the determination and/or calculation of any periods in connection with the Certain Funds Period and/or any Interim Utilisation, including for determining and/or calculating the date of any Drawdown Request and any Drawdown Date for any Interim Loan and/or any Interim Pre-Funding Loan, "Business Day" shall, at the Company’s option in relation to any determination of Business Days, have the same meaning as in any Acquisition Document.

Capital Stock of any person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or partnership or other interests in (however designated), equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

Certain Funds Period means the period from (and including) the date of this Agreement to (and including) 11:59 p.m. (in London) on the earliest to occur of:

(a)	the date falling fifteen (15) Business Days after (and excluding) the Countersignature Date if the Offer Announcement has not been made on or prior to such date;

(b)	the Offer Termination Date; and

(c)	the date falling twelve (12) months after (and excluding) the date of the Offer Announcement (or, if such date is not a Business Day, the next succeeding Business Day),

or, in each case, such later time and date as agreed by the Original Interim Lenders (acting reasonably and in good faith).

Change of Control means the occurrence of any of the events or circumstances described in paragraph 8 (Change of control) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default).

Change of Law means any change which occurs after the date of this Agreement or, if later, after the date on which the relevant Interim Lender became an Interim Lender pursuant to this Agreement (as applicable) in any law, regulation or treaty (or in the published interpretation, administration or application of any law, regulation or treaty) or any published practice or published concession of any relevant tax authority other than:

(a)	any change that occurs pursuant to, or in connection with the adoption, ratification, approval or acceptance of, the MLI in or by any jurisdiction; or

(b)	any change arising in consequence of, or in connection with, the United Kingdom ceasing to be a member state of the European Union.

Charged Property means all the assets of the Group which, from time to time, are expressed to be the subject of the Interim Security.

Commitment Documents has the meaning given to it in the Commitment Letter.

Commitment Letter means a letter dated [●] 2024 between, among others, the Arrangers and the Company setting out the terms and conditions pursuant to which the Arrangers and the Underwriters agree to arrange and underwrite certain senior secured facilities in connection with any Acquisition and the Refinancing and appending the schedules thereto.

Confidentiality Undertaking means a confidentiality undertaking agreeing to keep the Interim Finance Documents or other documents or information confidential, on which the Obligors’ Agent is able to rely and which is either (i) in the form most recently published by the Loan Market Association or (ii) otherwise in form and substance satisfactory to the Obligors’ Agent.

Control Date means the date on which the Target is a wholly-owned Subsidiary of the Company and none of the Target Shares are listed or admitted to trading on any stock or investment exchanges or other exchange or market (and for the avoidance of doubt, there are no pending or threatened proceedings involving any Minority Shareholders (or former Minority Shareholders).

Countersignature Date has the meaning given to it in the Commitment Letter.

CSSF means the Commission de Surveillance du Secteur Financier of Luxembourg.

Defaulting Lender has the meaning given to that term in Part V (Definitions) of Schedule 6 (Impairment and Replacement of Interim Finance Parties).

Delegate means any delegate, agent, attorney or co-trustee appointed by the Interim Security Agent.

Delisting means any delisting of the Target Shares from one or more stock or investment exchanges or other exchanges or markets.

Drawdown Date means the date of an Interim Utilisation, being the date on which the relevant Interim Loan is to be made or the relevant Bank Guarantee is to be issued.

Drawdown Request means a signed notice requesting an Interim Utilisation in the form set out in Part I (Form of Drawdown Request) of Schedule 2 (Form of Drawdown Request).

Equity Contribution means:

(a)	any investment in cash or in kind in the form of equity (including share capital) in, or other capital contributions (including by way of premium and/or contribution to capital reserves) to, the Company (New Equity); and/or

(b)	any Subordinated Shareholder Liabilities.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the US Securities and Exchange Commission (or any successor thereto) promulgated thereunder.

Existing Facilities means the Group Existing Facilities and/or the Target Existing Facilities.

Existing Interim Lender has the meaning given to that term in paragraph (a) of Clause 24.2 (Transfers by Interim Lenders).

Expiry Date means, for a Bank Guarantee, the last day of its Term.

Facility Office means the office or offices through which an Interim Lender or the Issuing Bank will perform its obligations under the Interim Facility as notified to the Interim Facility Agent in writing on or before the date it becomes an Interim Lender or the Issuing Bank (or, following that date, by not less than five (5) Business Days’ notice).

FATCA means:

(a)	Sections 1471 through 1474 of the US Code or any associated regulations or other official guidance (or any amended or successor version that is substantially comparable);

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of anything mentioned in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of anything mentioned in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a ‘withholdable payment’ described in section 1473(1)(A)(i) of the US Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a ‘withholdable payment’ described in section 1473(1)(A)(ii) of the US Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA; or

(c)	in relation to a ‘passthru payment’ described in section 1471(d)(7) of the US Code not falling within paragraphs (a) or (b) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under an Interim Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter has the meaning given to that term in the Commitment Letter.

Final Repayment Date has the meaning given to that term in paragraph (a)(i) of Clause 7.1 (Repayment).

French Civil Code means the French Code civil.

French Commercial Code means the French Code de commerce.

French Interim Security means any Interim Security created or expressed to be created under any French Interim Security Document.

French Interim Security Document means any Interim Security Document governed by French law.

Funding Cost means Term SOFR provided that:

(i)	for the purposes of any Interim Facility B Loan, if Term SOFR is less than zero (0) per cent. per annum at any time when Term SOFR is fixed, Adjusted Term SOFR shall be deemed to be zero (0) per cent. per annum; and

(ii)	for the purposes of any Interim Revolving Facility Utilisation, if Term SOFR is less than zero (0) per cent. per annum at any time when Term SOFR is fixed, Adjusted Term SOFR shall be deemed to be zero (0) per cent. per annum.

Funds Flow Statement means any funds flow statement which is delivered pursuant to sub-paragraph (a) of paragraph 6 (Other) of Schedule 3 (Conditions Precedent).

Group means the Company and each of its Subsidiaries from time to time.

Group Company means a member of the Group.

Group Existing Facilities has the meaning given to that term in paragraph (a)(ii) of Clause 3.3 (Purpose).

Group Refinancing has the meaning given to that term in paragraph (a)(ii) of Clause 3.3 (Purpose).

Holding Company means in relation to any person, any other body corporate or other entity of which it is a Subsidiary.

Immediate Family Members means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

Initial Investor means Mr. Xavier NIEL, of French nationality, born on 25 August 1967, in Maisons-Alfort (France).

Interest Period has the meaning given to that term in paragraph (a) of Clause 8.2 (Payment of interest).

Interim Agency Fee Letter means the fee letter dated on or about the date of this Agreement between the Company, the Interim Facility Agent and/or the Interim Security Agent.

Interim Closing Date means the first date upon which Interim Facility B1, Interim Facility B2 and/or Interim Facility B3 is drawn.

Interim Commitment means an Interim Facility B Commitment and/or an Interim Revolving Facility Commitment.

Interim Facility means Interim Facility B and/or the Interim Revolving Facility.

Interim Facility B means Interim Facility B1, Interim Facility B2 and/or Interim Facility B3 (as the context requires).

Interim Facility B1 has the meaning given to that term in paragraph (a) of Clause 2.1 (The Interim Facilities).

Interim Facility B2 has the meaning given to that term in paragraph (b) of Clause 2.1 (The Interim Facilities).

Interim Facility B3 has the meaning given to that term in paragraph (c) of Clause 2.1 (The Interim Facilities).

Interim Facility Agent’s Spot Rate of Exchange means the Interim Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

Interim Facility B Commitment means an Interim Facility B1 Commitment, an Interim Facility B2 Commitment and/or Interim Facility B3 Commitment (as the context requires).

Interim Facility B1 Commitment means:

(a)	in relation to each Original Interim Lender, the amount of Interim Facility B1 set opposite its name under the heading “Interim Facility B1 Commitment” in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Facility B1 Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of Interim Facility B1 pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Facility B2 Commitment means:

(a)	in relation to each Original Interim Lender, the amount of Interim Facility B2 set opposite its name under the heading “Interim Facility B2 Commitment” in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Facility B2 Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of Interim Facility B2 pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Facility B3 Commitment means:

(a)	in relation to each Original Interim Lender, the amount of Interim Facility B3 set opposite its name under the heading “Interim Facility B3 Commitment” in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Facility B3 Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of Interim Facility B3 pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Facility B Loan means an Interim Facility B1 Loan, an Interim Facility B2 Loan and/or an Interim Facility B3 Loan (as the context requires).

Interim Facility B1 Loan means the principal amount of the borrowing under Interim Facility B1 or the principal amount outstanding of that borrowing at any time.

Interim Facility B2 Loan means the principal amount of the borrowing under Interim Facility B2 or the principal amount outstanding of that borrowing at any time.

Interim Facility B3 Loan means the principal amount of the borrowing under Interim Facility B3 or the principal amount outstanding of that borrowing at any time.

Interim Finance Documents means each of this Agreement, the Interim Agency Fee Letters, the Fee Letter, the Interim Security Documents, each Bank Guarantee, each Drawdown Request and any other document designated as such in writing by the Interim Facility Agent and the Obligors’ Agent.

Interim Finance Parties means the Interim Lenders, the Arrangers, any Issuing Bank, the Interim Facility Agent and the Interim Security Agent.

Interim Lender means:

(a)	an Original Interim Lender; and

(b)	any other bank or financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or other person which has become a Party as an Interim Lender pursuant to Clause 24 (Changes to Parties) or paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

which, in each case, has not ceased to be an Interim Lender in accordance with the terms of this Agreement.

Interim Liabilities means all liabilities owed by the Obligors to the Interim Finance Parties under the Interim Finance Documents.

Interim Loan means an Interim Facility B Loan or an Interim Revolving Facility Loan.

Interim Pre-Funding Loan means, without prejudice to Clause 3 (The Making of the Interim Utilisations), any Interim Loan made or to be made under Interim Facility B, if the date of the utilisation of such Interim Facility B Loan is (or will be) a date prior to the Settlement Date, or the principal amount outstanding for the time being of that Interim Facility B Loan.

Interim Revolving Facility means Interim Revolving Facility 1 and/or Interim Revolving Facility 2 (as the context requires).

Interim Revolving Facility Availability Period means the Interim Revolving Facility 1 Availability Period and/or the Interim Revolving Facility 2 Availability Period (as the context requires).

Interim Revolving Facility 1 has the meaning given to that term in paragraph (d) of Clause 2.1 (The Interim Facilities).

Interim Revolving Facility 1 Availability Period means, in relation to Interim Revolving Facility 1, the period from and including the Interim Closing Date to and including the date which is one week prior to the Final Repayment Date.

Interim Revolving Facility 2 has the meaning given to that term in paragraph (e) of Clause 2.1 (The Interim Facilities).

Interim Revolving Facility 2 Availability Period means, in relation to Interim Revolving Facility 2, the period from and including the Settlement Date to and including the date which is one week prior to the Final Repayment Date.

Interim Revolving Facility Commitment means an Interim Revolving Facility 1 Commitment and/or an Interim Revolving Facility 2 Commitment (as the context requires).

Interim Revolving Facility 1 Commitment means:

(a)	in relation to each Original Interim Lender, the amount of the Interim Revolving Facility 1 set opposite its name under the heading ''Interim Revolving Facility 1 Commitment'' in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Revolving Facility 1 Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of the Interim Revolving Facility 1 pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

Interim Revolving Facility 2 Commitment means:

(a)	in relation to each Original Interim Lender, the amount of the Interim Revolving Facility set opposite its name under the heading ''Interim Revolving Facility 2 Commitment' in Schedule 11 (The Original Interim Lenders) and the amount of any other Interim Revolving Facility 2 Commitment transferred to it pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties); and

(b)	in respect of any other Interim Lender, the amount transferred to it in respect of the Interim Revolving Facility 2 pursuant to Clause 24 (Changes to Parties) or assumed by it in accordance with Clause 26 (Impairment and Replacement of Interim Finance Parties) and paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties),

to the extent not cancelled, reduced or transferred by it under this Agreement.

Interim Revolving Facility Lender means any Interim Lender who makes available an Interim Revolving Facility Commitment or an Interim Revolving Facility Loan.

Interim Revolving Facility Loan means an Interim Revolving Facility 1 Loan and/or an Interim Revolving Facility 2 Loan (as the context requires).

Interim Revolving Facility 1 Loan means the principal amount of each borrowing under the Interim Revolving Facility 1 or the principal amount outstanding of that borrowing at any time.

Interim Revolving Facility 2 Loan means the principal amount of each borrowing under the Interim Revolving Facility 2 or the principal amount outstanding of that borrowing at any time.

Interim Revolving Facility Utilisation means an Interim Revolving Facility Loan and/or a Bank Guarantee, in each case, as the context requires.

Interim Security means the Security Interests created or expressed to be created in favour of the Interim Security Agent pursuant to the Interim Security Documents.

Interim Security Document means any document required to be delivered to the Interim Facility Agent under sub-paragraph (b) of paragraph 2 (Interim Finance Documents) of Part I (Conditions Precedent to Signing) of Schedule 3 (Conditions Precedent and Subsequent) and paragraph 1 (Interim Finance Documents) of Part III (Conditions Subsequent) of Schedule 3 (Conditions Precedent and Subsequent).

Interim Utilisation means an Interim Loan and/or a Bank Guarantee, in each case, as the context requires.

Interim Utilisation Date means the date on which an Interim Utilisation is made.

Interpolated Term SOFR means, in relation to the applicable Term SOFR for any USD Term Rate Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)	the most recent applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the Interest Period of that Interim Loan or overdue amount; or

(ii)	if no such Term SOFR is available for a period which is less than the Interest Period of that Interim USD Term Rate Loan, SOFR for a day which is two US Government Securities Business Days before the quotation day;

(b)	the most recent applicable Interim Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of that Interim Loan,

each as of the Rate Fixing Day for the offering of deposits in the currency of that Interim Loan or an applicable amount.

Investors means the Initial Investor and/or any other Permitted Holders.

Issuing Bank means any person which agrees to act as an issuing bank in respect of the issue of a Bank Guarantee in accordance with Schedule 9 (Bank Guarantees).

Loan Amount means, at any date of determination the aggregate principal outstanding amount of Interim Facility B2 Loans as of that date.

Long-term Financing Agreements means, collectively, the facilities agreements, indentures, trust deeds or other agreements and/or instruments to be entered into for the purpose of refinancing the Interim Facilities.

Luxembourg Takeover Provisions means, collectively, the Law of 19 May 2006 transposing Directive 2004/25/EC of the European Parliament and of the Council of 21 April 2004 on takeover bids, the Law of 21 July 2012 on mandatory squeeze-out and sell-out of securities of companies currently admitted or previously admitted to trading on a regulated market or having been offered to the public, any other applicable rules and regulations of Luxembourg pertaining to takeover of companies, including, without limitation, squeeze-out, sell-out provisions and any other related applicable securities and corporate laws of Luxembourg, including circular, statements, rulings and administrative practice of the CSSF regarding the interpretation and application of such rules and regulations.

LTV Ratio means, at any date of determination, the ratio (expressed as a percentage) of (a) the Loan Amount as of that date divided by (b) the Target Share Value as of that date.

Luxembourg Reorganisation Proceedings means judicial reorganisation proceedings (réorganisation judiciaire) under the Luxembourg law of 7 August 2023 on business preservation and modernisation of bankruptcy law.

Major Event of Default means an event or circumstance set out in Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default), in each case:

(a)	with respect to Topco and the Company, as to itself only (and for the avoidance of doubt not with respect to the Target Group or any other Group Company) and excluding any procurement obligation with respect to the Target Group or any other Group Company; and

(b)	in so far as it relates to any Interim Finance Documents, such references to an Interim Finance Document shall be deemed not to include a Bank Guarantee.

Major Representation means a representation set out in Part I (Major Representations) of Schedule 5 (Major Representations, Undertakings and Events of Default), in each case:

(a)	with respect to Topco and the Company as to itself only (and for the avoidance of doubt not with respect to the Target Group or any other Group Company) and excluding any procurement obligation with respect to the Target Group or any other Group Company; and

(b)	in so far as it relates to any Interim Finance Documents, such references to an Interim Finance Document shall be deemed not to include a Bank Guarantee.

Major Undertaking means an undertaking set out in Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default), in each case:

(a)	with respect to Topco and the Company as to itself only (and for the avoidance of doubt not with respect to the Target Group or any other Group Company) and excluding any procurement obligation with respect to the Target Group or any other Group Company; and

(b)	in so far as it relates to any Interim Finance Documents, such references to an Interim Finance Document shall be deemed not to include a Bank Guarantee.

Majority Interim Lenders means, at any time, Interim Lenders:

(a)	whose Interim Commitments then aggregate greater than 50 per cent. (or, for the purposes of paragraph (b) of Clause 7.1 (Repayment), 66 2/3 per cent.) of the Total Interim Commitments; or

(b)	if the Total Interim Commitments have then been reduced to zero, whose Interim Commitments aggregated greater than 50 per cent. (or, for the purposes of paragraph (b) of Clause 7.1 (Repayment), 66 2/3 per cent.) of the Total Interim Commitments immediately before that reduction.

Management means any members of management and/or employees of any member of the Group (for this purpose including any person who was a member of management or an employee when acquiring an interest) or any former member of management and/or any other person directly or indirectly holding any interest pursuant to a management investment plan, management equity plan, incentive scheme or similar arrangement.

Management Investors means the current, former or future officers, directors, employees and other members of the management of or consultants to any Parent Entity, Holding Company, the Company or any of their respective Subsidiaries, or spouses, family members or relatives thereof, or any trust, partnership or other entity for the benefit of or the beneficial owner of which (directly or indirectly) is any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Subsidiary, any Holding Company or any Parent Entity.

Margin means:

(a)	in relation to Interim Facility B1, 4.50 per cent. per annum;

(b)	in relation to Interim Facility B2, 4.50 per cent. per annum;

(c)	in relation to Interim Facility B3, 4.50 per cent. per annum;

(d)	in relation to Interim Revolving Facility 1, 4.50 per cent. per annum; and

(e)	in relation to Interim Revolving Facility 2, 4.50 per cent. per annum.

Margin Loan means the facility agreement dated 20 February 2023 (as amended and restated on 19 July 2023 and as amended and/or amended and restated further from time to time) between, among others, Atlas Luxco S.à r.l. as Borrower, Atlas Investissement as holdco and Société Générale as Facility Agent.

Material Adverse Effect means any event or circumstance which (after taking account of all relevant mitigating factors or circumstances (including, any warranty, indemnity, insurance or other resources available to the Group or right of recourse against any third party with respect to the relevant event or circumstance and any anticipated additional investment in the Group)) has a material adverse effect on the consolidated business, assets or financial condition of the Group (taken as a whole) such that the Group (taken as a whole) would be reasonably likely to be unable to perform its payment obligations under the Interim Finance Documents in respect of principal amounts due and payable thereunder and is not remedied within twenty (20) Business Days of the Company being given written notice of the issue by the Interim Facility Agent.

Minority Shareholder means any holder of Target Shares, other than the Company or any Affiliate of the Company.

Member State means a member state of the European Union.

MLI means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting of 24 November 2016.

New Interim Lender has the meaning given to that term in paragraph (a) of Clause 24.2 (Transfers by Interim Lenders).

Obligors means the Borrower and the Guarantor.

Obligors' Agent means the Company or such other person appointed to act on behalf of each Obligor in relation to the Interim Finance Documents pursuant to Clause 4 (Obligors' Agent).

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

Offers means the separate but concurrent voluntary tender offers in Sweden and the US by the Company for the Target Shares pursuant to and in accordance with Applicable Securities Laws, the Offer Document and the Offer Announcement.

Offer Announcement means the public announcement by way of a press release being the formal offer for the acquisition of all Target Shares pursuant to the Swedish Offer Regulations as amended and/or supplemented.

Offer Document means the Schedule TO and Schedule 13E-3, which include the offer to purchase, to be filed with the US Securities and Exchange Commission, and the offer to purchase to be published as approved by the Swedish Financial Supervisory Authority and in each case to be made available to all holders of Target Shares and containing details of the Offer, as amended and/or supplemented.

Offer Termination Date means the date on which the Offers have been irrevocably withdrawn, lapsed or have been otherwise terminated pursuant to the terms of the Offer Document for thirty (30) consecutive Business Days and have not been reissued (and no alternative offer has been made) within such thirty (30) Business Day period.

Parent Entity means any direct or indirect parent of the Company.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Perfection Requirements means the making or the procuring of any appropriate registration, filing, recordings, enrolments, registrations, notations in stock registries, notarisations, notifications, endorsements and/or stampings of the Interim Security Documents and/or the Security Interests created thereunder.

Permitted Holders has the meaning given to that term in paragraph 8 (Change of control) of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default).

Permitted Payment means any payment:

(a)	to enable a Holding Company of an Obligor to:

(i)	pay Taxes, duties or similar amounts for which it is liable;

(ii)	pay fees, expenses and other costs incurred in acting as, or maintaining its existence as, a holding company or arising by operation of law or in the ordinary course of administration of its business; and

(iii)	meet substance requirements for Tax purposes;

(b)	as provided in the Funds Flow Statement or the Tax Structure Memorandum;

(c)	constituting the repayment or prepayment of liabilities under the Interim Finance Documents;

(d)	to refinance directly or indirectly from the proceeds of an Interim Utilisation any amounts paid from the proceeds of any Equity Contribution in connection with any Acquisition;

(e)	any payments that are contemplated to be made under or pursuant to or in connection with any Delisting or Squeeze-Out, in each cases including any payments to the Minority Shareholders

(f)	for the purpose of funding transaction costs incurred in connection with the Acquisition, the Refinancing, the Interim Facilities and/or the Long-term Financing Agreements (including any such costs incurred by the Investors or a Holding Company and recharged to a Group Company); and/or

(g)	set out in or contemplated by a Permitted Transaction.

Permitted Tax Distribution means, if and for so long as the Company is a member of a fiscal unity (whether resulting from a domination and profit or loss pooling agreement or otherwise) with any Holding Company, any dividends, intercompany loans, other intercompany balances or other distributions to fund any income Taxes for which such Holding Company is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

Permitted Transaction means:

(a)	any steps, circumstances, actions, merger, payments, transactions or events contemplated by or relating to the Transaction Documents, the Funds Flow Statement, the Tax Structure Memorandum (other than any exit steps described therein) or the Long-term Financing Agreements (or other refinancing of the Interim Facilities) (and related documentation);

(b)	any step, circumstance or transaction which is mandatorily required by law (including arising under an order of attachment or injunction or similar legal process);

(c)	any step, circumstance or transaction permitted or contemplated by any Major Representation or any Major Undertaking (which, for the avoidance of doubt, in each case will thereby be a Permitted Transaction for all Major Representations and all Major Undertakings).

(d)	any transfer of the shares in, or issue of shares by, any Obligor or any step, action or transaction including share issue or acquisition or consumption of debt, for the purpose of creating the group structure for the Acquisition or effecting the Refinancing as set out in the Tax Structure Memorandum (other than any exit steps described therein), including inserting another legal entity directly above or below any Obligor, and including in connection therewith, provided that, after completion of such steps, no Change of Control shall have occurred;

(e)	any Permitted Tax Distribution;

(f)	any action to be taken by a member of the Group required as a condition to any step or action in respect of the Acquisition by any Relevant Regulator or to comply with any Applicable Securities Laws;

(g)	any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any regulatory, anti-trust or competition approval, licence, consent or authorisation necessary or desirable to be obtained in connection with the Transaction (including any local and/or operational carve-out structures) and/or any steps, circumstances, actions, payments, transactions or events arising under or in connection with or related to any request or other action or step by any regulatory, anti-trust or competition authority, the US Securities and Exchange Commission, the Swedish Financial Supervisory Authority or any other Relevant Regulator (or any similar or equivalent person to any of the foregoing in any jurisdiction) (or, in each case, the actions or intermediate steps necessary to implement any of those steps, circumstances, actions, payments, transactions or events);

(h)	any steps, circumstances, actions, payments, transactions or events arising under, contemplated by or relating to any Delisting and/or Squeeze-Out (or, in each case, any intermediate steps or actions necessary to implement such steps, circumstances, actions, payments, transactions or events;

(i)	any steps, circumstances, actions, payments, transactions or events not prohibited by or permitted under the Existing Facilities;

(j)	any transaction to which the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders) shall have given prior written consent; and/or

(k)	any action to be taken by a member of the Group that, in the reasonable opinion of the Obligors' Agent, is necessary to implement or complete any Acquisition or has arisen as part of the negotiations with any shareholders of the Target Group, senior management of the Target Group, any Relevant Regulator or any anti-trust authority, regulatory authority, pensions trustee, pensions insurer, works council or trade union (or any similar or equivalent person to any of the foregoing in any jurisdiction).

Preferred Stock as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

Pre-Funding Date means the date on which an Interim Pre-Funding Loan is made or to be made.

Pre-Funding Repayment Amount means, at the relevant time, the aggregate outstanding principal amount of any Interim Pre-Funding Loans.

Pre-Funding Repayment Date means the date falling two (2) Business Days following (and excluding) the Proposed Settlement Date (or such other date as may be agreed between the Company and the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders (acting reasonably))).

Proposed Settlement Date means the expected day for the Settlement Date specified by the Company falling not more than eight (8) Business Days after the Pre-Funding Date (or such other date as may be agreed between the Company and the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders (acting reasonably))).

Qualifying Interim Lender means, for the purposes of an Interim Loan, an Interim Lender which is beneficially entitled (in the case of a Treaty Interim Lender, within the meaning of the relevant Treaty) to interest payable by the relevant Obligor to that Interim Lender and is:

(a)	an Interim Lender which is able under domestic Luxembourgish law to receive such interest payments in respect of the Interim Facility from the relevant Obligor without a Tax Deduction imposed by Luxembourg (other than pursuant to a Treaty); or

(b)	a Treaty Interim Lender.

Rate Fixing Day means, in relation to any period for which an interest rate is to be determined two (2) US Government Securities Business Days before the first day of that period, unless market practice differs in the relevant interbank market, in which case, the Rate Fixing Day will be determined by the Interim Facility Agent in accordance with market practice in that interbank market (and, if quotations would normally be given by leading banks in that interbank market on more than one day, the Rate Fixing Day will be the last of those days).

Receiver means a receiver, receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Banks means, in relation to the Funding Cost, the principal London offices of such banks or financial institutions as may be appointed by the Interim Facility Agent after consultation with the Obligors' Agent and which consents to its appointment.

Refinancing means the Target Refinancing and/or the Group Refinancing.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Regulator means the Swedish Financial Supervisory Authority, the Swedish Securities Council, the US Securities and Exchange Commission, the CSSF, any securities exchange, or any other entity, agency, body, governmental authority or person that has regulatory or supervisory authority or other similar power in connection with any Acquisitions.

Reservations means the principle that equitable remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors, the time barring of claims under any applicable limitation statutes, the possibility that a court may strike out a provision of a contract for recession or oppression, undue influence or similar reason, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of acquiescence, set-off or counterclaim and similar principles, the principles that in certain circumstances a Security Interest granted by way of fixed charge may be recharacterised as a floating charge or that a Security Interest purported to be constituted as an assignment may be recharacterised as a charge, the principle that additional or default interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void, the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant, the principle that the creation or purported creation of a Security Interest over any asset not beneficially owned by the relevant charging company at the date of the relevant security document or over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which a Security Interest has purportedly been created, the principle that a court may not give effect to any parallel debt provisions, covenant to pay the Interim Security Agent or other similar provisions, similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligation may have to be performed and any other matters which are set out in the reservations or qualifications (however described) as to matters of law which are referred to in any legal opinion referred to in paragraph 3 (Legal Opinions) of Part I (Conditions Precedent to Signing) of Schedule 3 (Conditions Precedent) or under any other provision of or otherwise in connection with any Interim Finance Document.

Restricted Finance Party means an Interim Finance Party that notifies the Interim Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96 (as amended from time to time and including, for the avoidance of doubt, its relevance under United Kingdom domestic law by virtue of the UK European Union (Withdrawal) Act 2018);

(b)	the UK Protection of Trading Interests legislation; or

(c)	any similar applicable anti-boycott statute.

Restricted Member of the Group means a member of the Group in respect of which the Obligors' Agent notifies the Interim Facility Agent that a Sanctions Provision would result in a violation of, a conflict with or liability under:

(a)	EU Regulation (EC) 2271/96 (as amended from time to time and including, for the avoidance of doubt, its relevance under United Kingdom domestic law by virtue of the UK European Union (Withdrawal) Act 2018);

(b)	the UK Protection of Trading Interests legislation; or

(c)	any similar applicable anti-boycott statute.

Sanctioned Country means, at any time, a country or territory which is the target of comprehensive Sanctions, which includes, as at the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, so-called People's Republic of Donetsk and so-called People's Republic of Luhansk regions of Ukraine).

Sanctioned Person means any person that is (or persons that are):

(a)	listed on, or, to the extent such ownership or control makes the person subject to the Sanctions restrictions imposed on the listed person, owned or controlled (as such terms are defined and interpreted by the relevant Sanctions) by a person listed on any Sanctions List; or

(b)	resident in, or incorporated under the laws of any Sanctioned Country, or to the best of the Company's knowledge otherwise a target of Sanctions,

provided that, in the case of paragraphs (a) or (b) above, a person shall not be deemed to be a Sanctioned Person if transactions or dealings with such person are not prohibited under applicable Sanctions or under a licence, licence exemption or other authorisation of a Sanctions Authority.

Sanctions means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures imposed, enacted, administered or enforced from time to time by any Sanctions Authority.

Sanctions Authority means (a) the United States, (b) the United Nations Security Council, (c) the European Union and any Member State, (d) the United Kingdom and (e) the respective governmental institutions of any of the foregoing which administer Sanctions, including OFAC, the US State Department, the US Department of Commerce and the US Department of the Treasury.

Sanctions List means the ''Specially Designated Nationals and Blocked Persons'' list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by HM Treasury, or any similar list issued or maintained and made public by any of the Sanctions Authorities as amended, supplemented or substituted from time to time.

Sanctions Provision means paragraphs (c) to (f) of Clause 23.2 (Undertakings).

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations of the US Securities and Exchange Commission (or any successor thereto) promulgated thereunder.

Security Interest means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, right of set-off, security trust, assignment, reservation of title or other security interest and any other agreement (including a sale and repurchase arrangement) having the commercial effect of conferring security.

Settlement Date means the first settlement date of the Offer in accordance with the Offer Document.

SOFR means the secured overnight financing rate administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

Squeeze-Out means the squeeze-out procedure to acquire the Target Shares held by the Minority Shareholders of the Target under the applicable laws including any procedure for exercise of sell-out rights of the Minority Shareholders arising with respect to the Target Shares under the applicable laws.

Subordinated Shareholder Document means any document creating Subordinated Shareholder Liabilities.

Subordinated Shareholder Liabilities means any loan or other indebtedness owed by an Obligor to Topco or any other (direct or indirect) shareholder of an Obligor, provided that such loan or indebtedness is subordinated pursuant to the provisions of paragraph (a) of Clause 15 (Subordination) or on substantially the same terms as the provisions of paragraph (a) of Clause 15 (Subordination) or otherwise on terms satisfactory to the Interim Facility Agent (acting on the instructions of the Majority Interim Lenders (acting reasonably)).

Subsidiary means, in relation to any person:

(a)	an entity (including a partnership) of which that person has direct or indirect control; and

(b)	an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership,

and, for this purpose, control means the direct or indirect ownership of a majority of the voting share capital or similar ownership rights of that entity, or the right or ability to determine the composition of a majority of the board of directors (or equivalent body) of such entity or otherwise to direct the management of such entity whether by virtue of ownership of share capital, contract or otherwise.

Sweden means the Kingdom of Sweden.

Swedish Financial Supervisory Authority means the Financial Supervisory Authority of the Kingdom of Sweden (Sw. Finansinspektionen) or any successor thereto.

Swedish Offer Regulations means the Takeover Rules for Nasdaq Stockholm and Nordic Growth Market NGM issued on 1 January 2024.

Swedish Takeover Rules means the Swedish Offer Regulations, the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) statements and rulings regarding the interpretation and application of the Swedish Offer Regulations, the Swedish Takeovers Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden) and the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument).

Target means Millicom International Cellular S.A.

Target Common Shares means the outstanding common shares, nominal value $1.50 per share of the Target.

Target Existing Facilities has the meaning given to that term in paragraph (b)(i) of Clause 3.3 (Purpose).

Target Group means the Target and its Subsidiaries.

Target Refinancing has the meaning given to that term in paragraph (b)(i) of Clause 3.3 (Purpose).

Target SDRs means the Swedish Depositary Receipts representing Target Common Shares (each Swedish Depositary Receipt represents one such Target Common Shares).

Target Share Post-Settlement Open Market Acquisition Reference Price means, in relation to any Target Share Post-Settlement Open Market Acquisition Utilisation, the higher of:

(a)	the volume-weighted average price expressed in USD per one Target Share for the most recent day for which such information is available prior to the date of the Utilisation Request for that Target Share Post-Settlement Open Market Acquisition Utilisation; and

(b)	the weighted average purchase price expressed in USD per one Target Share offered by the Company for the Target Share Post-Settlement Open Market Acquisitions to be financed by that Target Share Post-Settlement Open Market Acquisition Utilisation, in each case, as determined by the Company (acting in good faith) and specified in the Utilisation Request for that Target Share Post-Settlement Open Market Acquisition Utilisation.

For purposes of clause (a), the Company may use any price information available for the Target Common Shares in regular trading on the Nasdaq Stock Market in the US and/or Target SDRs in regular trading on the Nasdaq Stockholm in Sweden and any exchange rates in each as determined by the Company (acting in good faith) including any such price information and/or exchange rates published on Bloomberg.

Target Share Post-Settlement Open Market Acquisition means an open market purchase by the Company of Target Shares after the Settlement Date.

Target Share Post-Settlement Open Market Acquisition Utilisation means any Utilisation of Interim Facility B2 after the Settlement Date for financing a Target Share Post-Settlement Open Market Acquisition.

Target Share Reference Price means (a) in relation to any Utilisation of Interim Facility B2 other than a Target Share Post-Settlement Open Market Acquisition Utilisation, $24 per one Target Share and (b) in relation to any Target Share Post-Settlement Open Market Acquisition Utilisation, the Target Share Post-Settlement Open Market Acquisition Reference Price.

Target Shares means the Target Common Shares and the Target SDRs.

Target Share Value means, at any date of determination, an amount in Dollars equal to (a) the number of Target Shares beneficially owned (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) by the Company (pro forma for the completion of all Acquisitions in connection with which the Target Share Value is calculated) multiplied by (b) the Target Share Reference Price.

Tax means any present or future tax, levy, assessment, impost, deduction, duty or withholding or any charge of a similar nature (including any related interest, penalty or fine) imposed or levied by any government or other taxing authority, and Taxes and Taxation shall be construed accordingly.

Tax Credit means a credit against or a relief or remission for, or refund, rebate or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from any payment under an Interim Finance Document, other than a FATCA Deduction.

Tax Structure Memorandum means the tax structure memorandum provided to the Interim Facility Agent under sub-paragraph 5 (Tax Structure Memorandum) of Part I (Conditions Precedent to Signing) of Schedule 3 (Conditions Precedent).

Term SOFR means in relation to any Interim Loan in USD:

(a)	the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate) and if such page or service is replaced or ceases to be available, the Interim Facility Agent may specify another page or service displaying the relevant rate in accordance with Clause 8.5 (Replacement of Screen Rate).

(b)	(if the term SOFR reference rate is not available for the Interest Period of that Interim Loan) Interpolated Term SOFR (rounded to the same number of decimal places as Term SOFR) for that Interim Loan; or

(c)	if:

(i)	no term SOFR reference rate is available for the Interest Period of that Interim Loan; and

(ii)	it is not possible to calculate Interpolated Term SOFR for that Interim Loan,

the USD Central Bank Rate (or if the USD Central Bank Rate is not available on the Rate Fixing Day, most recent USD Central Bank Rate for a day which is no more than five US Government Securities Business Days before the relevant Rate Fixing Day), as of, in the case of paragraphs (a) and (c) above the Rate Fixing Day for USD and for a period equal in length to the Interest Period of that Interim Loan.

Total Interim Commitments means at any time the aggregate of the Total Interim Facility B Commitments and the Total Interim Revolving Facility Commitments.

Total Interim Facility B Commitments means the Total Interim Facility B1 Commitments and/or the Total Interim Facility B2 Commitments (as the context requires).

Total Interim Facility B1 Commitments means at any time the aggregate of the Interim Facility B1 Commitments, being an amount not exceeding $2,600,000,000.00.

Total Interim Facility B2 Commitments means at any time the aggregate of the Interim Facility B2 Commitments, being an amount not exceeding $900,000,000.00.

Total Interim Facility B3 Commitments means at any time the aggregate of the Interim Facility B3 Commitments, being an amount not exceeding $3,800,000,000.00.

Total Interim Revolving Facility Commitments means the Total Interim Revolving Facility 1 Commitments and/or the Total Interim Revolving Facility 2 Commitments (as the context requires).

Total Interim Revolving Facility 1 Commitments means at any time the aggregate of the Interim Revolving Facility 1 Commitments, being an amount not exceeding $100,000,000.00.

Total Interim Revolving Facility 2 Commitments means at any time the aggregate of the Interim Revolving Facility 2 Commitments, being an amount not exceeding $600,000,000.00.

Transaction has the meaning given to that term in the Commitment Letter.

Transaction Documents means the Interim Finance Documents, the Acquisition Documents and (in each case) all documents and agreements relating to them.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or in any other form agreed between the Interim Facility Agent and the Obligors' Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Interim Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

Treaty Interim Lender means, for the purposes of an Interim Loan, an Interim Lender which is beneficially entitled to interest payable by the relevant Obligor to that Interim Lender and which:

(a)	is treated as a resident of a Treaty State for the purposes of the relevant Treaty and is entitled to the benefit of the relevant Treaty;

(b)	does not carry on a business in Luxembourg through a permanent establishment (as such term is defined for the purposes of the relevant Treaty) with which that Interim Lender's participation in the Interim Loan is effectively connected; and

(c)	fulfils all other conditions which must be fulfilled under the relevant Treaty and Luxembourgish law in order to obtain full exemption from Tax imposed by Luxembourg on the relevant payment, including the completion of any necessary procedural formalities.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) in force with Luxembourg which makes provision for full exemption from Tax imposed by Luxembourg on interest.

Underwriters means the Affiliates of the Arrangers described as the Underwriters in the Commitment Letter.

US means the United States of America.

US Code means the US Internal Revenue Code of 1986 (and any successor legislation thereto), as amended from time to time.

US Securities and Exchange Commission means the Securities and Exchange Commission of the US or any successor thereto.

USD Central Bank Rate means the percentage rate per annum which is the aggregate of:

(a)	the short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time or, if that target is not a single figure, the arithmetic mean of (i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York, and (ii) the lower bound of that target range; and

(b)	the applicable USD Central Bank Rate Adjustment.

USD Central Bank Rate Adjustment means, in relation to the USD Central Bank Rate prevailing at close of business on any US Government Securities Business Day, the 20% trimmed arithmetic mean (calculated by the Agent) of the USD Central Bank Rate Spreads for the five most immediately preceding US Government Securities Business days for which Term SOFR is available.

USD Central Bank Rate Spread means, in relation to any US Government Securities Business Day, the difference (expressed as a percentage rate per annum) calculated by the Agent of (i) Term SOFR for that Business Day; and (ii) the USD Central Bank Rate prevailing at close of business on that US Government Securities Business Day.

USD Term Rate Loan means an Interim Loan which is denominated in US Dollars.

US Government Securities Business Day means any day other than:

(a)	a Saturday or a Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

VAT means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (as amended) and any national legislation implementing that Directive or any predecessor to it or supplemental to that Directive; and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

Part II
Other References

1.	In this Agreement, unless a contrary intention appears, a reference to:

(a)	an agreement includes any legally binding arrangement, contract, deed or instrument (in each case, whether oral or written);

(b)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(c)	assets includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present or future, actual or contingent, and any interest in any of the above;

(d)	a consent includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(e)	a disposal includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(f)	financial indebtedness means any indebtedness for or in respect of:

(i)	moneys borrowed and debit balances at banks or other financial institutions;

(ii)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(iii)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument other than performance bonds or documentary letters of credit issued in respect of obligations of the Group arising under the ordinary course of trading;

(iv)	the amount of any liability in respect of finance leases;

(v)	receivables sold or discounted;

(vi)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of such transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of such transaction, that amount) shall be taken into account);

(vii)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of payment obligations;

(viii)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the date falling three (3) years after the date of this Agreement;

(ix)	any amount of any liability under an advance or deferred purchase agreement if the primary reason behind entering into the agreement is to raise finance;

(x)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing and classified as borrowings under IFRS; and

(xi)	the amount of any liability in respect of any guarantee for any of the items referred to in (i) to (x) above;

(g)	a guarantee includes (other than in Schedule 4 (Guarantee and Indemnity)):

(i)	an indemnity, counter-indemnity, guarantee or similar assurance against loss in respect of any indebtedness of any other person; and

(ii)	any other obligation of any other person, whether actual or contingent, to pay, purchase, provide funds (whether by the advance of money to, the purchase of or subscription for shares or other investments in, any other person, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

and guaranteed and guarantor shall be construed accordingly;

(h)	including means including without limitation, and includes and included shall be construed accordingly;

(i)	indebtedness includes any obligation (whether incurred as principal, guarantor or surety and whether present or future, actual or contingent) for the payment or repayment of money;

(j)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(k)	a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(i)	(subject to paragraph (iii) below) if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if there is none, on the preceding Business Day;

(ii)	if there is no numerically corresponding day in the month in which that period is to end, that period shall end on the last Business Day in that later month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

and references to months shall be construed accordingly;

(l)	a Major Event of Default being outstanding or continuing means that such Major Event of Default has occurred or arisen and has not been remedied or waived;

(m)	an Acceleration Notice being outstanding means that such Acceleration Notice provided by the Interim Facility Agent under paragraph (a)(ii) of Clause 7.1 (Repayment) has not been revoked, withdrawn or cancelled by the Interim Facility Agent or otherwise ceases to have effect;

(n)	a person includes any individual, trust, firm, fund, company, corporation, partnership, joint venture, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality);

(o)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law compliance with which is customary) of any governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(p)	a sub-participation means any sub-participation or sub-contract (whether written or oral) or any other agreement or arrangement having an economically substantially similar effect, including any credit default or total return swap or derivative (whether disclosed, undisclosed, risk or funded) by an Interim Lender of or in relation to any of its rights or obligations under, or its legal, beneficial or economic interest in relation to, the Interim Facilities and/or Interim Finance Documents to a counterparty and sub-participate shall be construed accordingly; and

(q)	€ and euro denotes the single currency unit of the Participating Member States.

(r)	$, USD and US Dollars denote the lawful currency of the US.

2.	In this Agreement, unless a contrary intention appears:

(a)	a reference to a Party includes a reference to that Party's successors and permitted assignees or permitted transferees but does not include that Party if it has ceased to be a Party under this Agreement;

(b)	references to paragraphs, Clauses, Schedules and Parts are references to, respectively, paragraphs, clauses of, schedules to and parts of schedules to this Agreement and references to this Agreement include its schedules;

(c)	a reference to (or to any specified provision of) any agreement (including any of the Interim Finance Documents) is to that agreement (or that provision) as amended or novated (however fundamentally) and includes any increase in, extension of or change to any facility made available under any such agreement (unless such amendment or novation is contrary to the terms of any Interim Finance Document);

(d)	a reference to a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(e)	a reference to a time of day is, unless otherwise specified, to London time; and

(f)	the index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

3.	In this Agreement, where it relates to a company incorporated or having its centre of main interests in Luxembourg, a reference to:

(a)	a winding-up, administration, liquidation or dissolution includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), moratorium or reprieve from payment (sursis de paiement), judicial reorganization (réorganisation judiciaire), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law;

(b)	a reorganisation includes judicial reorganisation (réorganisation judiciaire);

(c)	an agent includes without limitation, a "mandataire";

(d)	a liquidator, receiver, administrative receiver, administrator or the like includes:

(i)	insolvency receiver (curateur) or juge-commissaire appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended from time to time (the Luxembourg Companies Act 1915);

(iii)	liquidateur or juge-commissaire appointed under Article 1200-1 of the Luxembourg Companies Act 1915; and

(iv)	administrateur provisoire appointed under the Luxembourg law of 7 August 2023 on business continuity and the modernisation of bankruptcy (the Luxembourg Business Continuity Act);

(e)	Security or a security interest includes, without limitation, any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, gage sur fonds de commerce, droit de rétention or sûreté réelle whatsoever whether granted or arising by operation of law;

(f)	a person being unable to pay its debts includes that person being in a state of suspension or cessation of payments (cessation de paiements) and having lost or meeting the criteria to lose its commercial creditworthiness (ébranlement de crédit); and

(g)	a set-off includes, for purposes of Luxembourg law, legal set-off.

4.	A Bank Guarantee is repaid or prepaid (or any derivative form thereof) to the extent that:

(a)	an Obligor provides cash cover for that Bank Guarantee or complies with its obligations under paragraph 1 (Immediately payable) and/or paragraph (b) of paragraph 6 (Claims under a Bank Guarantee) of Schedule 9 (Bank Guarantees);

(b)	the maximum amount payable under the Bank Guarantee is reduced or cancelled in accordance with its terms or otherwise reduced or cancelled in a manner satisfactory to the Issuing Bank in respect of such Bank Guarantee (acting reasonably);

(c)	the Bank Guarantee is returned by the beneficiary with its written confirmation that it is released and cancelled;

(d)	a bank or financial institution with a long-term corporate credit rating from Moody's Investor Services Limited, Standard & Poor's Rating Services or Fitch Ratings Ltd at least equal to A-/A3 has issued a guarantee, indemnity, counter-indemnity or similar assurance against financial loss in respect of amounts due under that Bank Guarantee; or

(e)	the Issuing Bank in respect of such Bank Guarantee (acting reasonably) has confirmed to the Interim Facility Agent that it has no further liability under or in respect of that Bank Guarantee,

and the amount by which a Bank Guarantee is repaid or prepaid under paragraphs (a) to (d) above is the amount of the relevant cash cover, payment, release, cancellation, guarantee, indemnity, counter-indemnity, assurance or reduction.

5.	The outstanding amount of a Bank Guarantee at any time is the maximum amount that is or may be payable by the relevant Issuing Bank in respect of that Bank Guarantee at that time less any amount of cash cover provided in respect of that Bank Guarantee or otherwise repaid or prepaid.

6.	An Obligor provides cash cover for a Bank Guarantee if it pays an amount in the currency of the Bank Guarantee to an interest-bearing account with the relevant Issuing Bank in the name of the Obligor on the basis that the only withdrawals which may be made from such account (other than in respect of accrued interest) are withdrawals to pay the Issuing Bank amounts due and payable to it under this Agreement following any payment made by it under such Bank Guarantee (unless the relevant Bank Guarantee is repaid or prepaid as contemplated by Schedule 9 (Bank Guarantees) or any such withdrawal is made by the Issuing Bank at the direction, and on behalf of, the Obligor for the purpose of satisfying any and all of the liabilities which are the subject of such Bank Guarantees) and, for the purposes of this Agreement, a Bank Guarantee shall be deemed to be cash covered to the extent of any such provision of cash cover. If required by the relevant Issuing Bank, the relevant Obligor shall (subject to any applicable legal or regulatory restrictions) execute and deliver an additional Interim Security Document creating first ranking security over any such account held with it.

7.	Notwithstanding any other term of the Interim Finance Documents, in this Agreement:

(a)	a reference to the assets of an Obligor shall exclude the assets of any member of the Target Group and other Group Company; and

(b)	no matter or circumstance in respect of, or breach by, any member of the Target Group or any member of the Group which is not an Obligor shall relate to an Obligor or otherwise be deemed to constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Interim Finance Documents, to have a Material Adverse Effect or to have a Major Event of Default.

8.	Sanctions and Restricted Finance Parties

(a)	A Sanctions Provision shall only:

(i)	be given by a Restricted Member of the Group; or

(ii)	apply for the benefit of a Restricted Finance Party,

to the extent that that Sanctions Provision would not result in any violation by or expose of such entity or any directors, officer or employee thereof to any liability under any anti-boycott or blocking law, regulation or statute that is in force from time to time in the United Kingdom, the European Union and/or any Member State) that are applicable to such entity, including (x) EU Regulation (EC) 2271/96 (as amended from time to time and including, for the avoidance of doubt, its relevance under United Kingdom domestic law by virtue of the UK European Union (Withdrawal) Act 2018); and (y) the UK Protection of Trading Interests legislation.

(b)	In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision in relation to which:

(i)	an Interim Finance Party is a Restricted Finance Party; and

(ii)	in accordance with paragraph (a) above, that Restricted Finance Party does not have the benefit of it:

(A)	the Interim Commitments of an Interim Lender that is a Restricted Finance Party; and

(B)	the vote of any other Restricted Finance Party which would be required to vote in accordance with the provisions of this Agreement,

shall be excluded for the purpose of calculating the Total Interim Commitments under the Interim Facility when ascertaining whether any relevant percentage of Total Interim Commitments has been obtained to approve such amendment, waiver, determination or direction request and its status as an Interim Finance Party shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Interim Finance Parties has been obtained to approve such amendment, waiver, determination or direction.

9.	French Terms

In this Agreement, where it relates to any French entity and unless the contrary intention appears, a reference to:

(a)	an administration, winding-up or dissolution includes a redressement judiciaire, cession totale de l'entreprise, a liquidation judiciaire, a sauvegarde (including a sauvegarde accélérée) under articles L. 620-1 to L. 670-8 of the French Commercial Code;

(b)	a composition, compromise, assignment or arrangement with any creditor includes a conciliation or a mandat ad hoc under articles L. 611-3 to L. 611-16 of the French Commercial Code (other than in respect of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default);

(c)	a compulsory manager, liquidator, receiver, administrative receiver, administrator, trustee or other similar officer includes an administrateur judiciaire, mandataire ad hoc, conciliateur, mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (b) and (c) above and (l) below;

(d)	a moratoire includes a moratorium under a conciliation procedure in accordance with articles L. 611-4 to L. 611-15 of the French Commercial Code (other than in respect of Part III (Major Events of Default) of Schedule 5 (Major Representations, Undertakings and Events of Default); and

(e)	a person being unable to pay its debts includes that person being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code.

Schedule 2
Requests

Part I
Form of Drawdown Request

To:	[●] as Interim Facility Agent

From:	[●]

Date:	[●]

Project Meria – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Drawdown Request. Terms defined in the Interim Facilities Agreement shall have the same meanings when used in this Drawdown Request.

2.	We wish to borrow an Interim Loan on the following terms:

Interim Facility: [●]

Drawdown Date: [●]

Amount: [●]

Currency: [●]

Interest Period: [●]

3.	Our [payment/delivery] instructions are: [●].

4.	We confirm that each condition specified in paragraphs (b)(i) to (b)(iii) of Clause 3.1 (Conditions Precedent) is satisfied at the date of this Drawdown Request or will be satisfied on or before the proposed Drawdown Date.

5.	The proceeds of this Interim Loan should be credited to [●].

6.	This Drawdown Request is irrevocable.

For and on behalf of
[●]
(as Borrower) / (as Obligors' Agent)

Part II
Bank Guarantee Request

To:	[●] as Interim Facility Agent

From:	[●]

Date:	[●]

[Company] SE – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Bank Guarantee Request. Terms defined in the Interim Facilities Agreement shall have the same meanings when used in this Bank Guarantee Request.

2.	We wish to borrow a Bank Guarantee on the following terms:

Interim Facility: Interim Revolving Facility

Drawdown Date: [●]

Amount: [●]

Currency: [●]

Expiry Date: [●]

3.	Our instructions are: [●].

4.	A copy of the Bank Guarantee is attached.

5.	We confirm that each condition specified in paragraphs (b)(i) to (b)(iii) of Clause 3.1 (Conditions Precedent) is satisfied at the date of this Bank Guarantee Request or will be satisfied on or before the proposed Drawdown Date.

6.	This Bank Guarantee Request is irrevocable.

For and on behalf of
[●]
(as Borrower)

Schedule 3
Conditions Precedent and Subsequent

Part I
Conditions Precedent to Signing

1.	Obligors

(a)	Constitutional documents: a copy of the constitutional documents of each Obligor and Topco, being, in respect of Topco, a certified copy of the by-laws (statuts) and an original copy of (i) a company search (extrait K-Bis) and (ii) a non-bankruptcy certificate (certificat de non-faillite), each dated not earlier than 20 Business Days prior to the date of this Agreement.

(b)	An excerpt from the RCS dated no earlier than one Business Day prior to the date of this Agreement of the Company.

(c)	An electronic certificate as to the non-inscription of a court decision (certificat de non-inscription d’une décision judiciaire) of the Company issued by the insolvency register (Registre de l’insolvabilité) (Reginsol) held and maintained by the RCS dated no earlier than one Business Day prior to the date of this Agreement certifying that no Luxembourg court decision as to inter alia bankruptcy (faillite), suspension of payments (sursis de paiement), judicial reorganisation (reorganisation judiciaire), liquidation (liquidation judiciaire) or foreign court decision as to bankruptcy (faillite), administrative dissolution without liquidation (dissolution administrative sans liquidation) or other analogous procedures which have to be filed with the RCS in accordance with the law of 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended, have been filed.

(d)	Board approvals: with respect to each Obligor and Topco, to the extent legally required or if required by its constitutional documents or customary in the relevant jurisdiction, a copy of a resolution of the board of directors or managers or equivalent body of each Obligor and Topco:

(i)	approving the terms of, and the transactions contemplated by, the Interim Finance Documents to which it is a party and resolving that it execute the Interim Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Interim Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices.

(e)	Specimen signatures: specimen signatures for the person(s) authorised in the resolutions referred to above (to the extent such person will execute an Interim Finance Document).

(f)	Manager's certificates: A certificate from each Obligor and Topco (signed by an authorised signatory):

(i)	certifying that each copy document relating to it specified in paragraphs (a) to (e) above is correct, complete and (to the extent executed) in full force and effect and has not been amended or superseded prior to the date of this Agreement; and

(ii)	confirming that, subject to the guarantee limitations set out in this Agreement, borrowing, guaranteeing or securing (as relevant) the Total Interim Commitments would not cause any borrowing, guarantee or security limit binding on it (as relevant) to be exceeded.

2.	Interim Finance Documents

A copy of the counterparts of each of the following documents duly executed by each Obligor and Topco (in each case to the extent they are a party to such document):

(a)	the Fee Letter; and

(b)	the Interim Security Documents listed in the table below:

Name of Grantor	Interim Security Document	Governing law of Security Document

Investors	Limited recourse security agreement granting third party security in respect of at least 25% of the total issued ordinary shares in Iliad Holding (it being specified that such security may be granted over the full ownership of such shares or granted separately over the bare ownership and the usufruct of such shares).	France

3.	Legal Opinions

The following legal opinions:

(a)	as to capacity:

(i)	a legal opinion from Arendt as Luxembourg law counsel to the Obligors in respect of the Company's capacity to enter into the Interim Finance Documents; and

(ii)	as to capacity a legal opinion from Kirkland & Ellis International LLP as French law counsel to the Obligors in respect of Topco's capacity to enter into the Interim Finance Documents to which it is a party; and

(b)	as to enforceability:

(i)	a legal opinion from Latham & Watkins LLP as English law counsel to the Original Interim Lenders in respect of the enforceability of this Agreement; and

(ii)	a legal opinion from Latham & Watkins A.A.R.P.I. as French law counsel to the Original Interim Lenders in respect of the enforceability of the Interim Finance Documents governed by French law.

4.	Offer Announcement

A copy of the Offer Announcement, provided that this condition precedent will be satisfactory to the Interim Facility Agent if the Offer Announcement is provided in the form received by the Arrangers on or prior to the date of the Commitment Letter, save for any amendments or waivers:

(a)	which are not materially adverse to the interests of the Original Interim Lenders (taken as a whole) under the Interim Finance Documents; and/or

(b)	permitted under or not restricted by the terms of this Agreement.

5.	Tax Structure Memorandum

The tax structure report prepared by Bredin Prat SAS entitled "Project Meria – Tax Structure Memorandum" (the Tax Structure Memorandum),

provided that:

(a)	no reliance will be given on the Tax Structure Memorandum as a condition precedent to funding; and

(b)	to the extent the Company (in its sole and absolute discretion) elects to deliver an updated Tax Structure Memorandum to the Arrangers, Original Interim Lenders and Interim Facility Agent after the date of this Agreement, such updated Tax Structure Memorandum shall be deemed to be in form and substance satisfactory to the Arrangers, Interim Lenders and Interim Facility Agent if the final Tax Structure Memorandum is, in form and substance, substantially the same as the final versions or drafts (as applicable) received by the Arrangers prior to the date of the Commitment Letter or, if later, this Agreement, save for any changes which are not materially adverse to the interests of the Original Interim Lenders (taken as a whole) under the Interim Finance Documents or any other changes approved by the Interim Facility Agent (acting reasonably on the instructions of the Majority Interim Lenders (each acting reasonably) with such approval not to be unreasonably withheld, made subject to any condition or delayed). For the avoidance of doubt, the Company and/or Topco may update the Tax Structure Memorandum from time to time and there shall be no requirement for any such updates to be provided to any Interim Finance Party (and failure to provide such updates shall not affect the satisfaction of this condition).

6.	Other

(a)	Process Agent: evidence that the process agent appointed in respect of an Interim Finance Document for each Obligor and Topco has accepted its appointment as agent for service of process.

(b)	KYC: completion of the Arrangers' reasonable "know your customer" checks on Topco and the Company which are required and which (in each case) have been notified to the Obligors' Agent not later than ten (10) Business Days prior to the date of this Agreement or if later, the date falling five (5) Business Days after the Arrangers receive notification of the incorporation of each such company.

Part II
Conditions Precedent to Interim Closing Date

1.	Offer Documents

(a)	Offer Document: a copy of the Offer Document, provided that this condition precedent will be satisfactory to the Interim Facility Agent if the Offer Document is provided in the form filed with the US Securities and Exchange Commission and published as approved by the Swedish Financial Supervisory Authority and made available to all holders of Target Shares.

(b)	Closing Certificate: a certificate from an authorised signatory of the Company confirming that on or prior to the Interim Closing Date the Offer has become unconditional.

2.	Other

(a)	Funds Flow Statement: (only if a statement of sources and uses is not included in the Tax Structure Memorandum) a funds flow statement setting out the sources and uses for each Acquisition to be made on the Settlement Date, provided that such funds flow statement shall not be required to be in a form and substance satisfactory to the Interim Facility Agent.

(b)	Fees: reasonable evidence that all fees then due and payable to the Interim Finance Parties for their own account under the Fee Letter and each Interim Agency Fee Letter on the Interim Closing Date in connection with the Interim Facilities will be paid concurrently with, or out of, the first advances under the Interim Facilities (or as otherwise agreed between the Obligors' Agent and the Interim Facility Agent), provided that a reference to payment of such fees in a Drawdown Request, the Funds Flow Statement or the Tax Structure Memorandum shall be deemed to be reasonable evidence such that this condition precedent is satisfactory to the Interim Facility Agent.

Part III
Conditions Subsequent

1.	Interim Finance Documents

A copy of the counterparts of each of the following Interim Security Documents executed by Topco and the Company (in each case to the extent they are a party to such document):

Name of Grantor	Interim Security Document	Governing law of Security Document	Timing

Topco	Limited recourse security agreement granting third party security in respect of Topco's shares in the capital of the Company.	Luxembourg	On the Interim Closing Date
Topco	Limited recourse receivables pledge agreement in respect of the receivables owed to Topco (as lender) by the Company (as borrower).	Luxembourg	On the Interim Closing Date
Company	Account pledge agreement in respect of Target Shares and Cash (as defined therein).	Luxembourg	Within five (5) Business Days of the Interim Closing Date

2.	Legal Opinions

On or prior to the later of the Interim Closing Date and the Settlement Date, the following legal opinions:

(a)	as to capacity:

(i)	a legal opinion from Arendt as Luxembourg law counsel to the Obligors in respect of the Company's capacity to enter into the relevant Interim Finance Documents; and

(ii)	a legal opinion from Kirkland & Ellis International LLP as French law counsel to the Obligors in respect of Topco's capacity to enter into the relevant Interim Finance Documents to which it is a party; and

(b)	as to enforceability, a legal opinion from Elvinger, Hoss Prussen, société anonyme as Luxembourg law counsel to the Original Interim Lenders in respect of the enforceability of the relevant Interim Finance Documents governed by Luxembourg law.

Schedule 4
Guarantee and Indemnity

1.	Guarantee and indemnity

Subject to the limitations set out in paragraph 11 (Guarantee Limitation) below, the Guarantor irrevocably and unconditionally, jointly and severally:

(a)	guarantees to each Interim Finance Party punctual performance by each other Obligor of all its obligations under the Interim Finance Documents;

(b)	undertakes with each Interim Finance Party that whenever an Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Interim Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Interim Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Interim Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Interim Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this paragraph 1 if the amount claimed had been recoverable on the basis of a guarantee,

(the Guarantee).

2.	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by an Obligor under the Interim Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by an Interim Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Schedule 4 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

4.	Waiver of defences

The obligations of each Guarantor under this Schedule 4 will not be affected by an act, omission, matter or thing which, but for this Schedule 4, would reduce, release or prejudice any of its obligations under this Schedule 4 (whether or not known to it or any Interim Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Company;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of an Interim Finance Document or any other document or security including any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Interim Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.	Guarantor Intent

Without prejudice to the generality of paragraph 4 (Waiver of defences) above and paragraph 11 (Guarantee Limitation) below, each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Interim Finance Documents and/or any facility or amount made available under any of the Interim Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

6.	Immediate recourse

(a)	Each Guarantor waives any right it may have of first requiring any Interim Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Schedule 4.

(b)	This waiver applies irrespective of any law or any provision of an Interim Finance Document to the contrary.

7.	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Finance Documents have been irrevocably paid in full, each Interim Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Interim Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	in respect of any amounts received or recovered by any Interim Finance Party after a claim pursuant to this guarantee in respect of any sum due and payable by any Obligor under this Agreement place such amounts in a suspense account (bearing interest at a market rate usual for accounts of that type) unless and until such moneys are sufficient in aggregate to discharge in full all amounts then due and payable under the Interim Finance Documents.

8.	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Interim Finance Documents have been irrevocably paid in full and unless the Interim Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Interim Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Interim Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under the Interim Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Interim Finance Documents by any Interim Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under paragraph 1 (Guarantee and indemnity) above;

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Interim Finance Party.

9.	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Interim Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Interim Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Interim Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Interim Finance Parties under any Interim Finance Document or of any other security taken pursuant to, or in connection with, any Interim Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

10.	Additional Security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Interim Finance Party.

11.	Guarantee Limitation

(a)	No Guarantor's obligations and liabilities under this Schedule 4 and under any other guarantee or indemnity provision in any Interim Finance Document (the Guarantee Obligations) will extend to include any obligation or liability and no Interim Security granted by a Guarantor will secure any Guarantee Obligation, if to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its Holding Company or a member of the Group under the laws of its jurisdiction of incorporation.

(b)	Notwithstanding anything to the contrary in this Agreement, the maximum liability and exposure of any Obligor incorporated under the law of Luxembourg (a Luxembourg Guarantor) for the obligations of any other Obligor and Topco, which is not a direct or indirect subsidiary of the Luxembourg Guarantor, shall be limited at any time to an aggregate amount not exceeding ninety-five per cent. (95%) of:

(i)	the B Luxembourg Guarantor 's own funds (capitaux propres) (as referred to in annex I to the grand-ducal regulation dated 18 December 2015 defining the form and content of the presentation of balance sheet and profit and loss account (the Grand Ducal Regulation), and implementing the Luxembourg law of 19 December 2002 on the register of commerce and companies, accounting and companies annual accounts, as amended and as determined on the basis of the then latest available annual accounts of such Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date the guarantee is called; and

(ii)	all debt (dettes) (recorded in any of the categories of the debt section (dettes) of Annex I to the Grand Ducal Regulation) owed by the Luxembourg Guarantor to any of member of its group and that have not been financed (directly or indirectly) by a borrowing under the Interim Finance Documents and as determined on the basis of the then latest available annual accounts of such Luxembourg Guarantor duly established in accordance with applicable accounting rules, as at the date the guarantee is called.

The above limitation shall not apply to:

(A)	any amounts borrowed under any Interim Finance Document and in each case made available, in any form whatsoever, to such Luxembourg Guarantor or any entity in which it has a direct or indirect equity interest; and

(B)	for the avoidance of doubt, any Interim Security granted by such Luxembourg Guarantor.

Schedule 5
Major Representations, Undertakings and Events of Default

Part I
Major Representations

1.	Status

It is a limited liability company or a corporate partnership limited by shares duly incorporated and validly existing under the laws of its place of incorporation.

2.	Power and authority

(a)	Subject to the Reservations, it has (or will have on the relevant date(s)) the power to enter into and deliver, and to exercise its rights and perform its obligations under, each Interim Finance Document to which it is or will be a party.

(b)	It has (or, by the time of entry into each Interim Finance Document to which it will be a party, will have) taken all necessary corporate action to authorise the entry into and delivery of and the performance by it of its obligations under each Interim Finance Document to which it is or will be party.

(c)	It has the power to own its assets and carry on its business as it is being conducted, save to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.	No conflict

The entry into and delivery of, and the exercise of its rights and the performance of its obligations under, each Interim Finance Document to which it is a party does not and will not, subject to the Reservations:

(a)	contravene any law, regulation or order to which it is subject in a manner which would have or be reasonably likely to have a Material Adverse Effect; or

(b)	conflict with its constitutional documents in any material respect; or

(c)	breach any agreement or document binding upon it or any of its assets, or result in a default or right of any person to terminate any such agreement or document, or require it to make any payment to a third party, in each case, in a manner which would have or be reasonably likely to have a Material Adverse Effect.

4.	Obligations binding

Subject to the Reservations and the Perfection Requirements, the obligations expressed to be assumed by it under each Interim Finance Document to which it is a party constitute its legal, valid, binding and enforceable obligations.

Part II
Major Undertakings

1.	Negative pledge

It will not create or permit to subsist any Security Interest over any of its assets, other than:

(a)	any Security Interest created or evidenced by the Interim Security Documents or the Transaction Documents;

(b)	any netting, balance transfer or set-off arrangement entered into in the ordinary course of its banking arrangements (including any hedging) for the purpose of netting debit and credit balances;

(c)	security arising under the general business conditions in the ordinary course of day-to-day business, including with any bank with whom Topco or any Group Company maintains a banking relationship, including security under the general terms and conditions of those banks;

(d)	security interests over credit balances created or subsisting pursuant to or in connection with cash pooling arrangements;

(e)	security required to be provided pursuant to any Applicable Securities Law in connection with the Acquisitions;

(f)	any lien arising by operation of law or in the ordinary course of day-to-day business and not as a result of a default by a Group Company;

(g)	any Security Interest arising under any Permitted Transaction; and

(h)	any Security Interest arising under or in connection with the Existing Facilities or the Long-term Financing Agreements.

2.	Indebtedness

It will not incur or allow to remain outstanding any financial indebtedness, other than:

(a)	financial indebtedness incurred under or in connection with (i) the Transaction Documents (including Bank Guarantees) or (ii) the Existing Facilities;

(b)	any financial indebtedness in relation to a Permitted Transaction or to facilitate a Permitted Payment;

(c)	to the extent drawn down to refinance amounts outstanding under the Interim Finance Documents in full, financial indebtedness under the Long-term Financing Agreements;

(d)	any Subordinated Shareholder Liabilities;

(e)	loans made in the ordinary course of intra-Group cash pooling arrangements;

(f)	any financial indebtedness arising under any non-speculative hedging transaction; and

(g)	intra-Group financial indebtedness.

3.	Disposals

Other than pursuant to (i) any Security Interest not prohibited pursuant to paragraph 1 (Negative pledge) above or (ii) any Permitted Transaction:

(a)	Topco will not dispose of any of its shares in the capital of the Company; and

(b)	following the completion of an Acquisition, the Company will not dispose of the relevant Target Shares so acquired.

4.	Guarantees

Save for any Permitted Transaction, it shall not incur or allow to remain outstanding any guarantee in respect of financial indebtedness other than as may arise under or in connection with any financial indebtedness permitted under paragraph 2 (Indebtedness) above.

5.	Loans out

Save for any Permitted Transaction, it shall not be a creditor in respect of financial indebtedness other than as may arise under the Interim Finance Documents or the Subordinated Shareholder Documents and loans made to another Group Company, any credit balance held with any bank or financial institution, or any loan made for the purpose of, or to facilitate the making of, a Permitted Payment.

6.	Offer

The Company shall:

(a)	comply in all material respects with applicable laws and regulations in relation to the Offer, save where non-compliance would not be materially prejudicial to the interests of the Lenders (taken as a whole) under the Finance Documents; and

(b)	not amend or waive any material term or condition of the Offer or Offer Announcement in a way which would reasonably be expected to be materially adverse to the interests of the Lenders (taken as a whole), other than:

(i)	with the consent of the Majority Lenders;

(ii)	as necessary or desirable to comply with any Applicable Securities Law in respect of the Offer (including at the request of a Relevant Regulator);

(iii)	involving an increase to the cash consideration payable in respect of the Target Shares pursuant to an Offer;

(iv)	the waiver, amendment or reduction of any minimum acceptance condition or any other condition of the Offer or Offer Announcement; and/or

(v)	the extension of any acceptance period in respect of the Offer.

Part III
Major Events of Default

1.	Payment default

Following the Interim Closing Date, the Obligors do not pay on the due date any amount payable by them under the Interim Finance Documents in the manner required under the Interim Finance Documents unless, in the case of principal, payment is made with three (3) Business Days of the due date and, in the case of any amount not constituting principal, payment is made within thirty (30) days of the due date.

2.	Breach of other obligations

The Obligors do not comply with any Major Undertaking (other than those referred to in paragraph 1 (Payment default) above) or Topco does not comply with the Major Undertaking at sub-paragraph (a) of paragraph 3 (Disposals) of Part II (Major Undertakings) of Schedule 5 (Major Representations, Undertakings and Events of Default) in any material respect and the same is not remedied within twenty-one (21) Business Days of the Obligors' Agent receiving written notice from the Interim Facility Agent notifying it of non-compliance.

3.	Misrepresentation

A Major Representation is incorrect or misleading in any material respect when made and the same is not remedied within twenty-one (21) Business Days of the Obligors' Agent receiving written notice from the Interim Facility Agent notifying it of that misrepresentation.

4.	Invalidity/repudiation

Any of the following occurs:

(a)	subject to the Reservations and the Perfection Requirements, any material obligation of the Obligors or Topco under any Interim Finance Document is or becomes invalid or unenforceable, in each case, in a manner which is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents;

(b)	subject to the Reservations and the Perfection Requirements, it is or becomes unlawful in any applicable jurisdiction for the Obligors or Topco to perform any of their material obligations under any Interim Finance Document, in each case, in a manner which is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents; or

(c)	any of the Obligors or Topco repudiates or rescinds an Interim Finance Document and such repudiation or rescission is materially adverse to the interests of the Interim Lenders (taken as a whole) under the Interim Finance Documents, and, in each case, the circumstances are not remedied within twenty-one (21) Business Days of the Obligors' Agent receiving written notice from the Interim Facility Agent notifying it of that such circumstances.

5.	Insolvency

The Company or Topco:

(a)	is unable to pay its debts as they fall due (other than solely as a result of liabilities exceeding assets);

(b)	suspends making payments on all or a material part of its debts or publicly announces in writing an intention to do so; or

(c)	by reason of actual or anticipated financial difficulties commences negotiations with its financial creditors generally (excluding the Interim Finance Parties) with a view to rescheduling of its indebtedness generally.

6.	Insolvency proceedings

(a)	Any of the following occurs in respect of any of the Company or Topco:

(i)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, examiner, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its material assets; or

(ii)	an application for the judicial winding-up or its liquidation,

or any analogous proceedings in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings or actions which are contested in good faith and discharged, stayed or dismissed within twenty-eight (28) days of commencement;

(ii)	any petition or similar presented by a creditor which is:

(A)	being contested in good faith and the relevant entity has demonstrated to the Interim Facility Agent (acting reasonably and in good faith) that it has sufficient financial means to meet the amount of the claim requested by the creditor;

(B)	in the opinion of the Obligors' Agent (acting reasonably and in good faith), frivolous and vexatious; or

(C)	discharged, stayed or dismissed within twenty-one (21) Business Days of commencement, or

(iii)	any step or other matter set out in or contemplated by the Tax Structure Memorandum (other than any exit steps described therein).

7.	Similar events elsewhere

There occurs in relation to the Company or Topco or any of its assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets are subject, any event or circumstance which corresponds to any of those mentioned in paragraphs 5 (Insolvency) or 6 (Insolvency proceedings) above.

8.	Change of control

(a)	The Initial Investor and its Immediate Family Members together cease to beneficially own (directly or indirectly) equity share capital having the right to cast more than fifty per cent. (50%) of the votes capable of being cast in general meetings of the Company.

(b)	Topco ceasing to hold directly at least ninety per cent. (90%) of the issued equity share capital of the Company.

(c)	The Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date of this Agreement), other than one or more Permitted Holders, being or becoming the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act as in effect on the date of this Agreement) of more than fifty per cent. (50%) of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned Subsidiary of a Holding Company so long as no person or group, as noted above, other than a Permitted Holder, holds more than fifty per cent. (50%) of the total voting power of the share capital having the right to cast votes in general meetings of such Holding Company.

(d)	Any sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business transaction) in one or a series of related transactions of all or substantially all the assets of the Group (taken as a whole) to persons who are not Group Companies or Permitted Holders.

Notwithstanding the foregoing, (a) a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly owned Subsidiary of a Holding Company if (A) the direct or indirect holders of the share capital having the right to cast votes in general meetings of such Holding Company immediately following that transaction are substantially the same as those holders in respect of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than fifty per cent. (50%) of the share capital having the right to cast votes in general meetings of such holding company and (b) the right to acquire share capital having the right to cast votes in general meetings (so long as such person does not have the right to direct the voting of the share capital having the right to cast votes in general meetings subject to such right) or any veto power in connection with the acquisition or disposition of share capital having the right to cast votes in general meetings will not cause a party to be a beneficial owner.

(e)	For the purpose of this Agreement:

Permitted Holders means:

(i)	the Initial Investor and its Immediate Family Members;

(ii)	the Management;

(iii)	Management Investors;

(iv)	any Related Person of any of the persons referred to in sub-paragraphs (i) to (iii) (inclusive) above; and

(v)	any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, no person or other “group” (other than persons referred to in sub-paragraphs (i) to (iv) (inclusive) above collectively), has beneficial ownership of more than fifty per cent. (50%) of the votes capable of being cast in general meetings of the Company.

Related Person, with respect to any Permitted Holder or person, means:

(i)	any controlling equity holder or Subsidiary of such person;

(ii)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof;

(iii)	any trust, corporation, partnership or other person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiary, stockholders, partners or owners thereof, or persons beneficially holding in the aggregate a majority (or more) controlling interest therein; and

(iv)	any investment fund or vehicle managed, sponsored or advised by such person or any successor thereto, or by any Affiliate of such person or any such successor.

(f)	For the purpose of this paragraph 8:

(i)	any step, matter or transaction entered into in order to effect a Permitted Transaction shall not constitute a Major Event of Default; and

(ii)	any issue of shares by the Company to Management or Management Investors for the purposes of facilitating any rollover investment in the Group shall not constitute a Major Event of Default provided that such roll over is completed within ten (10) Business Days.

Schedule 6
Impairment and Replacement of Interim Finance Parties

Part I
Impaired Agent

1.	Impaired Agent

(a)	If, at any time, an Agent becomes an Impaired Agent, the Obligors' Agent, an Obligor or an Interim Lender which is required to make a payment under the Interim Finance Documents to the Agent in accordance with Clause 12 (Payments) or otherwise under an Interim Finance Document may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligors' Agent or the Obligor or the Interim Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Interim Finance Documents. In each case such payments must be made on the due date for payment under the Interim Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this paragraph 1 shall be discharged of the relevant payment obligation under the Interim Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with paragraph 3 (Replacement of an Interim Facility Agent) below, each Party which has made a payment to a trust account in accordance with this paragraph 1 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 18.1 (Recoveries).

(e)	A Party which has made a payment in accordance with paragraph 1 shall, promptly upon request by a recipient and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that recipient,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that recipient.

2.	Communication when Interim Facility Agent is Impaired Interim Facility Agent

If an Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Interim Facility Agent is an Impaired Agent) all the provisions of the Interim Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

3.	Replacement of an Interim Facility Agent

(a)	The Majority Interim Lenders or the Obligors' Agent may by giving ten (10) days' notice to an Agent which is an Impaired Agent replace that Agent by appointing a successor Agent (which shall be acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost, and otherwise at the expense of the Interim Lenders):

(i)	make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Interim Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations and notifications as may be required for the transfer or assignment of all its rights and benefits under the Interim Finance Documents to the successor Agent.

(c)	An Obligor must take any action and enter into and deliver any document which is necessary to ensure that any Interim Security Document provides for effective and perfected Interim Security in favour of any successor Agent.

(d)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Interim Lenders or the Obligors' Agent to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Interim Finance Documents (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(f)	The Interim Facility Agent shall resign and the Majority Interim Lenders shall replace the Interim Facility Agent in accordance with paragraph (a) above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Interim Facility Agent under the Interim Finance Documents, either:

(i)	the Interim Facility Agent fails to respond to a request under Clause 10.8 (FATCA information) and the Obligors' Agent or an Interim Lender reasonably believes that the Interim Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Interim Facility Agent pursuant to Clause 10.8 (FATCA information) indicates that the Interim Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Interim Facility Agent notifies the Obligors' Agent and the Interim Lenders that the Interim Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Obligors' Agent or an Interim Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Interim Facility Agent were a FATCA Exempt Party, and the Obligors' Agent or that Interim Lender, by notice to the Interim Facility Agent, requires it to resign.

Part II
Defaulting Lender

1.	For so long as a Defaulting Lender has any undrawn Interim Commitment, in ascertaining (i) the Majority Interim Lenders; or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Interim Commitments under the relevant Interim Facility/ies or the agreement of any specified group of Interim Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Interim Lenders under the Interim Finance Documents, that Defaulting Lender's Interim Commitments under the relevant Interim Facility/ies will be reduced by the amount of its undrawn Interim Commitments under the relevant Interim Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Interim Commitments being zero, that Defaulting Lender shall be deemed not to be an Interim Lender for the purposes of (i) and (ii) above.

2.	For the purposes of paragraph 1 above, the Interim Facility Agent may assume that the following Interim Lenders are Defaulting Lenders:

(a)	any Interim Lender which has notified the Interim Facility Agent that it has become a Defaulting Lender;

(b)	any Interim Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Interim Lender concerned (together with any supporting evidence reasonably requested by the Interim Facility Agent) or the Interim Facility Agent is otherwise aware that the Interim Lender has ceased to be a Defaulting Lender.

3.	Without prejudice to any other provision of this Agreement, the Agents may disclose and, on the written request of the Obligors' Agent or the Majority Interim Lenders, shall, as soon as reasonably practicable, disclose the identity of a Defaulting Lender to the Obligors' Agent and to the other Interim Finance Parties.

4.	If any Interim Lender becomes a Defaulting Lender, the Obligors' Agent may, at any time whilst the Interim Lender continues to be Defaulting Lender, give the Interim Facility Agent three (3) Business Days' notice of cancellation of all or any part of each undrawn Interim Commitment of that Interim Lender.

Part III
Replacement of an Interim Lender / Increase

1.	Replacement of an Interim Lender

(a)	If at any time:

(i)	any Interim Finance Party becomes or is a Non-Consenting Lender (as defined in paragraph (d) below); or

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.3 (Illegality) or to pay additional amounts pursuant to Clause 10.1 (Gross-up), Clause 10.3 (Tax indemnity) or Clause 11.1 (Increased Costs) to any Interim Finance Party; or

(iii)	any Interim Finance Party invokes the benefit of Clause 9 (Market Disruption); or

(iv)	any Interim Finance Party becomes or is a Defaulting Lender,

then the Obligors' Agent may, on no less than five (5) Business Days' prior written notice (a Replacement Notice) to the Interim Facility Agent and such Interim Finance Party (a Replaced Lender):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 24 (Changes to Parties) on such dates as specified in the Replacement Notice all or part of its rights and obligations under this Agreement to an Interim Lender constituting a New Interim Lender under Clause 24.2 (Transfers by Interim Lenders) (a Replacement Lender) selected by the Obligors' Agent, which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender's participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender's participation in the outstanding Interim Utilisations and all related accrued interest and other amounts payable in relation thereto under the Interim Finance Documents in respect of such transferred participation; and/or

(B)	prepay on such dates as specified in the Replacement Notice all or any part of such Interim Lender's participation in the outstanding Interim Utilisations and all related accrued interest and other amounts payable in relation thereto under the Interim Finance Documents in respect of such participation; and/or

(C)	cancel all or part of the undrawn Interim Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(b)	Any notice delivered under paragraph (a) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 24.4 (Procedure for transfer) and/or an Assignment Agreement complying with Clause 24.5 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than three (3) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Obligors' Agent.

(c)	Notwithstanding the requirements of Clause 24 (Changes to Parties) or any other provisions of the Interim Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by paragraph (b) above within three (3) Business Days of delivery by the Obligors' Agent, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Interim Finance Documents on payment of the replacement amount to the Interim Facility Agent (for the account of the relevant Replaced Lender), and the Interim Facility Agent may (and is authorised by each Interim Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (a) above which shall be effective for the purposes of Clause 24.4 (Procedure for transfer) and Clause 24.5 (Procedure for assignment). The Interim Facility Agent shall not be liable in any way for any action taken by it pursuant to this paragraph 1 and, for the avoidance of doubt, the provisions of Clause 17.4 (Exoneration of the Arrangers and the Agents) shall apply in relation thereto.

(d)	If the Obligors' Agent or the Interim Facility Agent (at the request of the Obligors' Agent) has requested the Interim Lenders to give a consent in relation to, or to agree to a release, waiver or amendment of, any provisions of the Interim Finance Documents or other vote of the Interim Lenders under the terms of this Agreement, where the requested consent, release, waiver or amendment is one which requires greater than Majority Interim Lender consent pursuant to this Agreement and has been agreed to by the Majority Interim Lenders, then any Interim Lender who has not consented or agreed (or fails to reject) to such request by the end of the period of ten (10) Business Days (or any other period of time notified by the Obligors' Agent, with the prior agreement of the Interim Facility Agent if the period for this provision to operate is less than ten (10) Business Days) of a request being made such Interim Lender shall be deemed a Non-Consenting Lender.

(e)	If any Non-Consenting Lender fails to assist with any step required to implement the Obligors' Agent's right to prepay that Non-Consenting Lender or to replace that Non-Consenting Lender pursuant to this paragraph 1 within three (3) Business Days of a request to do so by the Obligors' Agent, then that Non-Consenting Lender shall be automatically excluded from participating in that vote, and its participations, Interim Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Interim Commitments or otherwise when ascertaining whether the approval of Majority Interim Lenders, all Interim Lenders, or any other class of Interim Lenders (as applicable) has been obtained with respect to that request for a consent or agreement; and its status as an Interim Lender shall be disregarded for the purpose of ascertaining whether the agreement or any specified group of Interim Lenders has been obtained to approve the request.

2.	Increase

(a)	The Obligors' Agent may by giving prior notice to the Interim Facility Agent after the effective date of a cancellation of:

(i)	the undrawn Interim Commitments of a Defaulting Lender in accordance with paragraph 3 of Part II (Defaulting Lender) of this Schedule 6; or

(ii)	the Interim Commitments of an Interim Lender in accordance with Clause 11.3 (Illegality) or paragraph 1 (Replacement of an Interim Lender) above,

request that the Interim Commitments relating to any Interim Facility be increased (and the Interim Commitments relating to that Interim Facility shall be so increased) up to the amount of the undrawn Interim Commitments or Interim Commitments relating to that Interim Facility so cancelled as described in the following paragraphs.

(b)	Following a request as described in paragraph (a) above:

(i)	the increased Interim Commitments will be assumed by one or more Interim Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Obligors' Agent and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of an Interim Lender corresponding to that part of the increased Interim Commitments which it is to assume, as if it had been an Original Interim Lender;

(ii)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Interim Lender;

(iii)	each Increase Lender shall become a Party as an Interim Lender and any Increase Lender and each of the other Interim Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Interim Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Interim Lender;

(iv)	the Interim Commitments of the other Interim Lenders shall continue in full force and effect; and

(v)	any increase in the Interim Commitments relating to an Interim Facility shall take effect on the date specified by the Obligors' Agent in the notice referred to above or any later date on which the conditions set out in paragraph (c) below are satisfied.

(c)	An increase in the Interim Commitments relating to an Interim Facility will only be effective on:

(i)	the execution by the Interim Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not an Interim Lender immediately prior to the relevant increase the Interim Facility Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Interim Commitments by that Increase Lender. The Interim Facility Agent shall promptly notify the Obligors' Agent and the Increase Lender upon being so satisfied.

(d)	Each Increase Lender, by executing the Increase Confirmation, confirms that the Interim Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Interim Lender or Interim Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)	The Interim Facility Agent shall, as soon as reasonably practicable after it has executed an Increase Confirmation, send to the Obligors' Agent a copy of that Increase Confirmation.

(f)	Clause 24.3 (Limitation of responsibility of Existing Interim Lenders) shall apply mutatis mutandis in this paragraph 2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Interim Lender were references to all the Interim Lenders immediately prior to the relevant increase;

(ii)	the New Interim Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

Part IV
Form of Increase Confirmation

To:	[●] as Interim Facility Agent, [●] as Interim Security Agent and [●] as Borrower

From:	[●] (the Increase Lender)

Dated:	[●]

Project Meria – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This agreement (the Agreement) shall take effect as an Increase Confirmation for the purpose of the Interim Facilities Agreement. Terms defined in the Interim Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impaired Agent, Replacement of an Interim Facility Agent, Defaulting Lender, Replacement of an Interim Lender / Increase) of the Interim Facilities Agreement.

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Interim Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Interim Lender under the Interim Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Interim Finance Documents as an Interim Lender.

6.	The Facility Office, address, email address and attention details for notices to the Increase Lender for the purposes of Clause 20.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Interim Lenders' obligations referred to in paragraph (f) of paragraph 2 (Increase) of Part III (Replacement of an Interim Lender / Increase) of Schedule 6 (Impairment and Replacement of Interim Finance Parties) of the Interim Facilities Agreement.

8.	The Increase Lender confirms that it is:

(a)	[not a Qualifying Interim Lender;]

(b)	[a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or]

(c)	[a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed.]

9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:	The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Interim Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule to the Increase Confirmation

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

[Increase Lender]

By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Interim Facilities Agreement by the Interim Facility Agent.

[Interim Facility Agent]

By:

Part V
Definitions

Capitalised terms in this Schedule 6 shall have the meanings ascribed to such terms in Schedule 1 (Definitions and Interpretation) and this Part V, as applicable.

Acceptable Bank means a bank or financial institution which has a long term credit rating of at least BBB by Standard & Poor's Rating Services or Fitch Ratings Ltd or at least Baa3 by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or any Interim Finance Party or any Affiliate of an Interim Finance Party.

Defaulting Lender means any Interim Lender:

(a)	which has failed to make its participation in an Interim Loan available (or has notified the Interim Facility Agent or the Obligors' Agent (which has notified the Interim Facility Agent) that it will not make its participation in an Interim Loan available) by the Drawdown Date of that Interim Loan in accordance with Clause 6.3 (Advance of Interim Loans);

(b)	which has otherwise rescinded or repudiated an Interim Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Interim Facilities (or otherwise in order for the transactions contemplated by the Interim Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Interim Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Interim Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Impaired Agent means an Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Interim Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates an Interim Finance Document;

(c)	(if the Agent is also an Interim Lender) it is a Defaulting Lender under paragraphs (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error or a Disruption Event and payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Part IV (Form of Increase Confirmation) of this Schedule 6.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Non-Consenting Lender has the meaning given to that term in paragraph (d) of paragraph 1 (Replacement of an Interim Lender) of Part III (Replacement of an Interim Lender / Increase) of this Schedule 6.

Schedule 7
Form of Transfer Certificate

To:	[●] as Interim Facility Agent

From:	[●] (the Existing Interim Lender) and [●] (the New Interim Lender)

Dated:	[●]

Project Meria – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is a Transfer Certificate. Terms defined in the Interim Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.4 (Procedure for transfer) of the Interim Facilities Agreement:

(a)	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender and the New Interim Lender agree to the Existing Interim Lender transferring to the New Interim Lender by novation all or part of the Existing Interim Lender's Interim Commitments, rights and obligations referred to in the Schedule in accordance with Clause 24.4 (Procedure for transfer) of the Interim Facilities Agreement.

(b)	the proposed Transfer Date is [●].

(c)	the Facility Office and address, email address and attention details for notices of the New Interim Lender for the purposes of Clause 20.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

3.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender's obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Interim Lenders) of the Interim Facilities Agreement.

4.	The New Interim Lender confirms that it is:

(a)	[not a Qualifying Interim Lender;]

(b)	[a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or]

(c)	[a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed.]

5.	The New Interim Lender confirms that it has received a copy of each Interim Security Document which constitute pledges or any other accessory security right (akzessorische Sicherheit) and is governed by [●] law, is aware of their contents and hereby expressly consents to and ratifies the declarations of the Interim Security Agent made on behalf of it as future pledgee in such Interim Security Document.

6.	The New Interim Lender hereby expressly confirms that it [can/cannot] exempt the Interim Facility Agent and the Interim Security Agent from the restrictions on self-dealing (Insichgeschäfte) and multi-representation (Mehrfachvertretung) pursuant the [●] and similar restrictions (if any) pursuant to any other applicable law.

7.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

8.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:	The execution of this Transfer Certificate may not transfer a proportionate share of the Existing Interim Lender's interest in the Interim Security in all jurisdictions. It is the responsibility of the New Interim Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Interim Lender's Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule to the Transfer Certificate

Commitment/rights and obligations to be transferred

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

[Existing Interim Lender]

By:

[New Interim Lender]

By:

This Transfer Certificate is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [●].

[Interim Facility Agent]

By:

Schedule 8
Form of Assignment Agreement

To:	[●] as Interim Facility Agent

From:	[●] (the Existing Interim Lender) and [●] (the New Interim Lender)

Dated:	[●]

Project Meria – Interim Facilities Agreement dated [●] (as amended from time to time) (the Interim Facilities Agreement)

1.	We refer to the Interim Facilities Agreement. This is an Assignment Agreement. Terms defined in the Interim Facilities Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.5 (Procedure for assignment) of the Interim Facilities Agreement.

3.	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender assigns absolutely to the New Interim Lender all the rights of the Existing Interim Lender under the Interim Facilities Agreement, the other Interim Finance Documents and in respect of the Interim Security which correspond to that portion of the Existing Interim Lender's Interim Commitments and participations in Interim Utilisations under the Interim Facilities Agreement as specified in the Schedule;

4.	subject to paragraph (b) of Clause 24.2, the Existing Interim Lender is released from all the obligations of the Existing Interim Lender which correspond to that portion of the Existing Interim Lender's Interim Commitments and participations in Interim Utilisations under the Interim Facilities Agreement specified in the Schedule.

5.	The New Interim Lender becomes a Party as an Interim Lender and is bound by obligations equivalent to those from which the Existing Interim Lender is released under paragraph 4 above.

6.	The proposed Transfer Date is [●].

7.	On the Transfer Date the New Interim Lender becomes Party to the Interim Finance Documents as an Interim Lender.

8.	The New Interim Lender expressly acknowledges the limitations on the Existing Interim Lender's obligations set out in paragraph (c) of Clause 24.3 (Limitation of responsibility of Existing Interim Lenders) of the Interim Facilities Agreement.

9.	This Assignment Agreement acts as notice to the Interim Facility Agent (on behalf of each Interim Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Obligors' Agent) of the Interim Facilities Agreement, to the Obligors' Agent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

10.	The New Interim Lender confirms that it is:

(a)	[not a Qualifying Interim Lender;]

(b)	[a Qualifying Interim Lender (other than by virtue of being a Treaty Interim Lender); or]

(c)	[a Qualifying Interim Lender by virtue of being a Treaty Interim Lender (on the assumption that all procedural formalities have been completed).]

11.	The Facility Office and address, email address and attention details for notices of the New Interim Lender for the purposes of Clause 20.1 (Mode of service) of the Interim Facilities Agreement are set out in the Schedule.

12.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

13.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Note:	The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Interim Lender's interest in the Interim Security in all jurisdictions. It is the responsibility of the New Interim Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Interim Lender's Interim Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule to the Assignment Agreement

Commitment/rights and obligations to be transferred by assignment, release and accession

[INSERT RELEVANT DETAILS]

[Facility office address, email address and attention details for notices and account details for payments]

[Existing Interim Lender]

By:

[New Interim Lender]

By:

This Assignment Agreement is accepted by the Interim Facility Agent and the Transfer Date is confirmed as [●].

[Signature of this Assignment Agreement by the Interim Facility Agent constitutes confirmation by the Interim Facility Agent of receipt of notice of the assignment referred to herein, which notice the Interim Facility Agent receives on behalf of each Interim Finance Party.]

[Interim Facility Agent]

By:

Schedule 9
Bank Guarantees

Part I
Utilisation

1.	Purpose

The Interim Revolving Facility shall be available for utilisation by way of Bank Guarantees for the purposes referred to in paragraphs (b) of Clause 3.3 (Purpose) of this Agreement.

2.	Delivery of a Bank Guarantee Request

(a)	The Borrower may request a Bank Guarantee by delivery to the Interim Facility Agent of a duly completed Bank Guarantee Request.

(b)	Each Bank Guarantee Request is, once given, irrevocable.

(c)	Unless otherwise agreed by the Interim Facility Agent, the latest time for receipt by the Interim Facility Agent of a duly completed Bank Guarantee Request is 11.00 a.m. one (1) Business Day before the proposed Drawdown Date.

3.	Completion of a Bank Guarantee Request

A Bank Guarantee Request will not be regarded as having been duly completed unless:

(a)	it specifies the identity of the Issuing Bank;

(b)	the proposed Drawdown Date is a Business Day within the Interim Revolving Facility Availability Period;

(c)	the currency of the Bank Guarantee requested is US Dollars or any other currency agreed between the Obligors' Agent and the applicable Issuing Bank;

(d)	the form of Bank Guarantee is attached;

(e)	the delivery instructions for the Bank Guarantee are specified;

(f)	the Base Currency Amount of the Bank Guarantee requested, when aggregated with the Base Currency Amount of each other Interim Revolving Facility Utilisation made or due to be made on or before the proposed Drawdown Date (but excluding any part of any Interim Revolving Facility Utilisation prepaid or due to be prepaid on or before the proposed Drawdown Date), does not exceed the Total Interim Revolving Facility Commitments; and

(g)	the Issuing Bank is not precluded from issuing a Bank Guarantee by law or regulation or its internal policies to the beneficiary of the Bank Guarantee.

4.	Issue of Bank Guarantees

(a)	The Interim Facility Agent must promptly notify the relevant Issuing Bank of the details of a requested Bank Guarantee.

(b)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank shall issue the Bank Guarantee on the Drawdown Date.

(c)	Each Interim Revolving Facility Lender will participate in each Bank Guarantee in the proportion which its Interim Revolving Facility Commitment bears to the Total Interim Revolving Facility Commitments immediately before the issue of that Bank Guarantee.

(d)	The obligation of any Issuing Bank to issue a Bank Guarantee is subject to the condition that on the Drawdown Date the conditions precedent referred to in Clause 3.1 (Conditions Precedent) have been satisfied or, as the case may be, waived. The provisions of Clause 3.1 (Conditions Precedent) shall apply to each Issuing Bank in respect of any Bank Guarantee issued or to be issued by that Issuing Bank.

Part II
Bank Guarantees

1.	Immediately payable

If a Bank Guarantee or any amount outstanding under a Bank Guarantee is expressed to be immediately payable, the Borrower shall repay or prepay that amount within two (2) Business Days of demand or, if payment is being funded by an Interim Revolving Facility Loan, within four (4) Business Days of demand.

2.	Demands

Each Issuing Bank shall forthwith notify the Interim Facility Agent of any demand received by it under and in accordance with any Bank Guarantee (including details of the Bank Guarantee under which such demand has been received and the amount demanded (if applicable, minus the amount of any cash cover provided in respect of that Bank Guarantee) (the Demand Amount)) and the Interim Facility Agent on receipt of any such notice shall forthwith notify the Borrower and each of the Interim Revolving Facility Lenders.

3.	Payments

(a)	The Borrower shall immediately on receipt of any notice from the Interim Facility Agent under paragraph 2 (Demands) above (unless the Borrower notifies the Interim Facility Agent otherwise) be deemed to have delivered to the Interim Facility Agent a duly completed Drawdown Request requesting an Interim Revolving Facility Loan in an amount equal to the Demand Amount which shall be drawn three (3) Business Days following receipt by the Interim Facility Agent of the demand and applied in discharge of the Demand Amount.

(b)	If the Borrower notifies the Interim Facility Agent pursuant to paragraph (a) above that an Interim Loan is not to be drawn in accordance with the provisions of such paragraph, then the Borrower shall within two (2) Business Days after receipt of any notice from the Interim Facility Agent under paragraph 2 (Demands) above pay to the Interim Facility Agent for the account of the relevant Issuing Bank the amount demanded from that Issuing Bank as notified to the Interim Facility Agent in accordance with paragraph 2 (Demands) above less any amount of cash cover provided in respect of the Bank Guarantee under which the relevant Issuing Bank has received demand.

(c)	The Interim Facility Agent shall pay to the relevant Issuing Bank any amount received by it from the Borrower under paragraph (b) above.

4.	Cash cover

Each Issuing Bank is hereby irrevocably authorised by the Borrower following a demand under and in accordance with any Bank Guarantee issued by that Issuing Bank to apply all amounts of cash cover provided in respect of that Bank Guarantee in satisfaction of that Borrower's obligations in respect of that Bank Guarantee.

5.	Fees payable in respect of Bank Guarantees

(a)	The Borrower shall pay to the Interim Facility Agent for the account of each Interim Revolving Facility Lender in respect of a Bank Guarantee issued pursuant to the Interim Revolving Facility, a Bank Guarantee fee in euro computed at the rate equal to one (1) per cent. below the Margin applicable to an Interim Revolving Facility Loan, on the outstanding amount of each Bank Guarantee issued on its behalf (less any amount which has been repaid or prepaid) for the period from the issue of that Bank Guarantee until its Expiry Date (or, if earlier, the date of its repayment or cancellation). This fee shall be distributed according to each Interim Lender's pro rata share of that Bank Guarantee. Any accrued Bank Guarantee fee on a Bank Guarantee shall be payable on the Final Repayment Date.

(b)	The Borrower shall pay to the Issuing Bank which issues a Bank Guarantee a fee equal to 0.125 per cent. per annum (or such other amount as may be agreed between the Borrower and the relevant Issuing Bank from time to time) on the face amount of that Bank Guarantee (excluding the amount of the share of that Issuing Bank in the Bank Guarantee if that Issuing Bank (or an Affiliate of it) is also an Interim Lender), less any amount which has been repaid or prepaid. That fee shall be payable on the Final Repayment Date.

6.	Claims under a Bank Guarantee

(a)	The Borrower irrevocably and unconditionally authorises each Issuing Bank to pay any claim made or purported to be made under a Bank Guarantee issued by such Issuing Bank and requested by it and which appears on its face to be in order (a claim).

(b)	The Borrower shall, within two (2) Business Days after receipt of demand or, if such payment is being funded by an Interim Revolving Facility Loan, shall within four (4) Business Days of demand, pay to the Interim Facility Agent for the relevant Issuing Bank an amount equal to the amount of any claim (less any cash cover provided in respect of that Bank Guarantee).

(c)	The Borrower acknowledges that the relevant Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim;

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person; and

(iii)	if the relevant Issuing Bank, acting reasonably, informs the Borrower not less than two (2) Business Days prior to the issue of a Bank Guarantee that the issue by it of a Bank Guarantee would breach any law, regulation or directive applicable to it, then such Issuing Bank will not be obliged to issue that Bank Guarantee. For the avoidance of doubt, such Issuing Bank will remain Issuing Bank for all other purposes under this Agreement and the Borrower will be free to request any other Interim Lender to become the Issuing Bank in respect of that Bank Guarantee.

(d)	The obligations of the Borrower under this paragraph 6 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.	Indemnities

(a)	The Borrower shall immediately (save as referred to in paragraph 1 (Immediately payable) above and paragraph (b) of paragraph 10 (Claims under a Bank Guarantee) above) on demand indemnify an Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of the Issuing Bank's fraud, negligence, wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Bank Guarantee requested by (or on behalf of) the Borrower.

(b)	Each Interim Revolving Facility Lender shall immediately on demand indemnify the relevant Issuing Bank against such Interim Revolving Facility Lender's pro rata proportion of any cost, loss or liability incurred by such Issuing Bank (otherwise than by reason of the Issuing Bank's fraud, negligence, wilful misconduct or breach of the terms of this Agreement) in acting as the Issuing Bank under any Bank Guarantee (unless the relevant Issuing Bank has been reimbursed by an Obligor).

(c)	The Borrower shall immediately on demand reimburse any Interim Revolving Facility Lender for any payment it makes to the Issuing Bank under this paragraph 7 in respect of that Bank Guarantee (otherwise than by reason of such Interim Revolving Facility Lender's fraud, negligence, wilful misconduct or breach of the terms of this Agreement).

(d)	The obligations of each Interim Revolving Facility Lender under this paragraph 7 are continuing obligations and will extend to the ultimate balance of sums payable by that Interim Lender in respect of any Bank Guarantee, regardless of any intermediate payment or discharge in whole or in part.

(e)	The obligations of any Interim Revolving Facility Lender or the Borrower under this paragraph 7 will not be affected by any act, omission, matter or thing which, but for this paragraph 7, would reduce, release or prejudice any of its obligations under this paragraph 7 (whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Bank Guarantee or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any Group Company;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, any Obligor, any beneficiary under a Bank Guarantee or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Bank Guarantee or any other person;

(v)	any amendment (however fundamental) or replacement of an Interim Finance Document, any Bank Guarantee or any other document or security unless in the case of amendments to the Bank Guarantee, the Borrower had not provided its consent to such amendment(s);

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Interim Finance Document, any Bank Guarantee (unless such obligation arose by reason of the relevant Issuing Bank's negligence or wilful misconduct) or any other security provided by an Obligor; or

(vii)	any insolvency or similar proceedings.

8.	Repayment

(a)	Subject to paragraph (b) below, if not previously repaid, the Borrower shall repay each Bank Guarantee issued on its behalf in full on the Final Repayment Date.

(b)	Notwithstanding paragraph (a) above and Clause 7 (Repayment and Prepayment) of this Agreement, the relevant Issuing Bank and the Borrower may agree to a Bank Guarantee not being repaid in full on the Final Repayment Date, provided that any such Bank Guarantee shall remain outstanding on a bilateral basis between such parties and not under (or subject to the terms of) the Interim Finance Documents.

9.	Interim Lender as Issuing Bank

An Interim Lender which is also an Issuing Bank shall be treated as a separate entity in those capacities and capable, as an Interim Lender, of contracting with itself as an Issuing Bank.

10.	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Interim Finance Party for so long as any sum remains payable or capable of becoming payable under the Interim Finance Documents or in respect of any payment it may make under this paragraph 10.

11.	Settlement conditional

Any settlement or discharge between an Interim Lender and an Issuing Bank shall be conditional upon no security or payment to the Issuing Bank by an Interim Lender or any other person on behalf of an Interim Lender being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, the Issuing Bank shall be entitled to recover the value or amount of such security or payment from such Interim Lender subsequently as if such settlement or discharge had not occurred.

12.	Exercise of rights

No Issuing Bank shall be obliged before exercising any of the rights, powers or remedies conferred upon it in respect of any Interim Lender by this Agreement or by law:

(a)	to take any action or obtain judgment in any court against any Obligor;

(b)	to make or file any claim or proof in a winding-up or dissolution of any Obligor; or

(c)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Obligor under this Agreement.

13.	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Interim Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Group Company.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Interim Finance Documents through its personnel and agents.

(g)	Except where an Interim Finance Document specifically provides otherwise, the Issuing Bank is not responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided under or in connection with any Interim Finance Document or any notice or document delivered in connection with any Interim Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy, completeness or enforceability of any Interim Finance Document or any other agreement or document entered into in connection with any Interim Finance Document.

14.	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Interim Finance Document, unless caused by its fraud, negligence, wilful misconduct or breach of the terms of this Agreement.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Interim Finance Document. Any officer, employee or agent of the Issuing Bank may rely on this paragraph 14 in accordance with the Contracts (Rights of Third Parties) Act 1999.

15.	Appointment of additional Issuing Banks

Any Interim Lender which has agreed to the Obligors' Agent's request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Interim Facility Agent and the Obligors' Agent that it has so agreed to be an Issuing Bank and acceding to this Agreement as an Issuing Bank and on making that notification that Interim Lender shall become bound by the terms of this Agreement as an Issuing Bank.

Schedule 10
Form of Bank Guarantee

To:	[●] (the Beneficiary)

Date:	[●]

Irrevocable Standby Letter of Credit no. [●]

At the request of [●], [Issuing Bank] (the Issuing Bank) issues this irrevocable standby Letter of Credit (Letter of Credit) in your favour on the following terms and conditions:

1.	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London, and [●]].

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [●].

Total Letter of Credit Amount means [●].

2.	Issuing Bank's agreement

(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by 11.00 a.m. on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten (10)] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total Letter of Credit Amount.

3.	Expiry

(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on 5.00 p.m.([London] time) on the Expiry Date, the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

4.	Payments

All payments under this Letter of Credit shall be made in [US dollar] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or office (if any) as follows:

[●]

6.	Assignment

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

8.	Governing law

This Letter of Credit is governed by English law.

9.	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully

[Issuing Bank]
By:

Schedule to the Bank Guarantee

Form of Demand

To:	[Issuing Bank]

Date:	[●]

To whom it may concern

Standby Letter of Credit no. [●] issued in favour of [Beneficiary] (the Letter of Credit)

1.	We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

2.	We certify that the sum of [●] is due [and has remained unpaid for at least [ ] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].

3.	Payment should be made to the following account:

Name:	[●]

Account Number:	[●]

Bank:	[●]

4.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

For and on behalf of
[●]
Authorised Signatory for [Beneficiary]

Schedule 11
The Original Interim Lenders

Name of Original Interim Lender	Interim Facility B1 Commitment ($)	Interim Facility B2 Commitment ($)	Interim Facility B3 Commitment ($)	Interim Revolving Facility 1 Commitment ($)	Interim Revolving Facility 2 Commitment ($)
BNP Paribas	650,000,000	225,000,000	950,000,000	25,000,000	150,000,000
Crédit Agricole Corporate and Investment Bank	650,000,000	225,000,000	950,000,000	25,000,000	150,000,000
JPMorgan Chase Bank, N.A., London Branch	390,000,000	135,000,000	570,000,000	15,000,000	90,000,000
Natixis	260,000,000	90,000,000	380,000,000	10,000,000	60,000,000
Société Générale	650,000,000	225,000,000	950,000,000	25,000,000	150,000,000
Total	2,600,000,000	900,000,000	3,800,000,000	100,000,000	600,000,000

Schedule 1

SIGNATURE PAGES TO INTERIM FACILITIES AGREEMENT

TOPCO

for and on behalf of
Atlas Investissement
as Topco

Name:

Title:

Notice Details

Address:
Email:
Attention:

Copy to (which shall not constitute notice)

Address:	Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, United Kingdom

Email:	cedric.vandenborren@kirkland.com / evgeny.zborovsky@kirkland.com / antoine.lebienvenu@kirkland.com / james.collins@kirkland.com

Attention:	Cedric van den Borren / Evgeny Zborovsky / Antoine Lebienvenu / James Collins

THE COMPANY

for and on behalf of
Atlas Luxco S.à r.l.
as the Company, the Borrower and a Guarantor

Name:

Title:

Notice Details

Address:
Email:
Attention:

Copy to (which shall not constitute notice)

Address:	Kirkland & Ellis International LLP, 30 St Mary Axe, London, EC3A 8AF, United Kingdom

Email:	cedric.vandenborren@kirkland.com / evgeny.zborovsky@kirkland.com / antoine.lebienvenu@kirkland.com / james.collins@kirkland.com

Attention:	Cedric van den Borren / Evgeny Zborovsky / Antoine Lebienvenu / James Collins

THE ARRANGERS

[
for and on behalf of	for and on behalf of
[●]	[●]
as Arranger	as Arranger

Name:	Name:

Title:	Title: ]

Notice Details

Address:
Email:
Attention:

THE ORIGINAL INTERIM LENDERS

for and on behalf of
[●]
as Original Interim Lender

Name:

Title:

Notice Details

Address:
Email:
Attention:

THE INTERIM FACILITY AGENT

for and on behalf of
[●]
as Interim Facility Agent

Name:

Title:

Notice Details

Address:
Email:
Attention:

THE INTERIM SECURITY AGENT

for and on behalf of
[●]
as Interim Security Agent

Name:

Title:

Notice Details

Address:
Email:
Attention: